EXECUTION VERSION

SENIOR UNSECURED DUTCH LOAN “A” AGREEMENT

among
NEW SUNWARD HOLDING B.V.,
as Borrower
and
CEMEX, S.A.B. de C.V.,
as Guarantor
and
CEMEX MÉXICO, S.A. de C.V.,
as Guarantor
and
HSBC SECURITIES (USA) INC.,
as Sole Structuring Agent
and
HSBC SECURITIES (USA) INC.,
BANCO SANTANDER, S.A. and THE ROYAL BANK OF SCOTLAND PLC

as Joint Lead Arrangers and Joint Bookrunners
and
The Several Lenders Party Hereto,
as Lenders
and
ING Capital LLC,
as Administrative Agent
U.S.$525,000,000

Dated as of June 2, 2008

ARTICLE I
DEFINITIONS		1
1.01	Certain Definitions	1
1.02	Other Definitional Provisions	17
1.03	Accounting Terms and Determinations	18
ARTICLE II
THE LOAN FACILITIES		18
2.01	Loans	18
2.02	Interest	22
ARTICLE III
FEES, TAXES, PAYMENT PROVISIONS		23
3.01	Upfront Fees	23
3.02	Computation of Fees	24
3.03	Taxes	24
3.04	General Provisions as to Payments	26
3.05	Funding Losses	27
3.06	Basis for Determining Interest Rate Inadequate or Unfair	27
3.07	Capital Adequacy	28
3.08	Illegality	28
3.09	Requirements of Law	29
3.10	Substitute Lenders	30
3.11	Sharing of Payments in connection with the Loans, Etc.	30
ARTICLE IV
CONDITIONS PRECEDENT		31
4.01	Conditions Precedent to Loans	31
4.02	Conditions Precedent to Loan Disbursement	34
4.03	Conditions Precedent to Conversion of the Loans	34
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BORROWER		35
5.01	Corporate Existence and Power	35
5.02	Power and Authority; Enforceable Obligations	35
5.03	Compliance with Law and Other Instruments	35
5.04	Consents/Approvals	36
5.05	Financial Information	36
5.06	Litigation	36
5.07	No Immunity	36
5.08	Governmental Regulations	36
5.09	Direct Obligations; Pari Passu; Liens	37

-i-

5.10	Subsidiaries	37
5.11	Ownership of Property	37
5.12	No Recordation Necessary	37
5.13	Taxes.	38
5.14	Compliance with Laws	38
5.15	Absence of Default	38
5.16	Full Disclosure	38
5.17	Choice of Law; Submission to Jurisdiction and Waiver of Sovereign Immunity	39
5.18	Material Changes	39
5.19	Pension and Welfare Plans	39
5.20	Margin Regulations	40
5.21	Dutch Works Council Act	40
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE GUARANTORS		40
6.01	Corporate Existence and Power	40
6.02	Power and Authority; Enforceable Obligations	40
6.03	Compliance with Law and Other Instruments	41
6.04	Consents/Approvals	41
6.05	Litigation; Material Adverse Effect	41
6.06	No Immunity	41
6.07	Governmental Regulations	42
6.08	Direct Obligations; Pari Passu	42
6.09	No Recordation Necessary	42
6.10	Choice of Law; Submission to Jurisdiction and Waiver of Sovereign Immunity	42
6.11	Liens	42
6.12	Ownership of Property	43
6.13	No Material Change	43
6.14	Financial Information	43
6.15	Absence of Default	43
6.16	Full Disclosure	43
6.17	Taxes	44
ARTICLE VII
COVENANTS APPLICABLE TO THE LOANS		44
7.01	Payment of Contractual Obligations	44
7.02	Qualifying Equity Security	44
7.03	Corporate Existence	44
7.04	Financial Reports and Other Information	45
7.05	Notice of Default and Litigation	46
7.06	Liens	46
7.07	Restricted Payments	48
7.08	Consolidations and Mergers	48
7.09	Use of Proceeds	49

-ii-

7.10	Waiver of Immunities	50
7.11	Additional Covenants	50
7.12	General	50
7.13	Ownership of CEMEX Spain Shares	51
7.14	Additional Guarantor	51
7.15	CEMEX Spain Liens	52
7.16	No Conflict with Loans	52
7.17	Issuance of New Notes	52
7.18	Pari Passu Ranking	53
ARTICLE VIII
OBLIGATIONS OF GUARANTORS		53
8.01	The Guaranty	53
8.02	Nature of Liability	53
8.03	Unconditional Obligations	53
8.04	Independent Obligation	54
8.05	Waiver of Notices	55
8.06	Waiver of Defenses	55
8.07	Bankruptcy and Related Matters.	55
8.08	No Subrogation	57
8.09	Right of Contribution	57
8.10	General Limitation on Guaranty	57
8.11	Loan Covenants of the Guarantors	58
ARTICLE IX
EVENTS OF DEFAULT		58
9.01	Events of Default Applicable to the Loans	58
9.02	Remedies.	59
9.03	Notice of Default	60
ARTICLE X
THE ADMINISTRATIVE AGENT		60
10.01	Appointment and Authorization.	60
10.02	Delegation of Duties	60
10.03	Liability of Administrative Agent	60
10.04	Reliance by Administrative Agent.	61
10.05	Notice of Default	61
10.06	Credit Decision	62
10.07	Indemnification	62
10.08	Administrative Agent in its Individual Capacity	63
10.09	Successor Administrative Agent	63
ARTICLE XI
THE STRUCTURING AGENT		64
11.01	The Structuring Agent	64
11.02	Liability of Structuring Agent	64

-iii-

11.03	Structuring Agent in its Individual Capacity	65
11.04	Credit Decision	65
ARTICLE XII
MISCELLANEOUS		65
12.01	Notices.	65
12.02	Amendments and Waivers	66
12.03	No Waiver; Cumulative Remedies	67
12.04	Payment of Expenses, Etc	67
12.05	Indemnification	67
12.06	Successors and Assigns.	68
12.07	Right of Set-off	70
12.08	Confidentiality	71
12.09	Use of English Language	71
12.10	GOVERNING LAW	71
12.11	Submission to Jurisdiction.	71
12.12	Appointment of Agent for Service of Process.	72
12.13	Waiver of Sovereign Immunity	73
12.14	Judgment Currency.	73
12.15	Counterparts	74
12.16	USA PATRIOT Act	74
12.17	Severability	74
12.18	Survival of Agreements and Representations.	74
12.19	Interest	75

-iv-

(Continued)

Page
SCHEDULES
Schedule 1.01(a)	--	Loan Commitments
Schedule 1.01(b)	--	Lending Offices
Schedule 1.01(c)	--	Notice Details
Schedule 5.06	--	Litigation
Schedule 5.10	--	Subsidiaries
Schedule 7.06(e)	--	Liens
Schedule 7.14(e)		Comparable Debt Facilities
EXHIBITS
Exhibit A	--	Form of Maturity Loan “A” Agreement
Exhibit B	--	Form of Dutch “A” Note
Exhibit C	--	Notice of Borrowing
Exhibit D	--	Form of Assignment and Assumption Agreement
Exhibit E	--	Form of Opinion of Special New York Counsel to the Credit Parties
Exhibit F	--	Form of Opinion of Mexican Counsel to the Credit Parties
Exhibit G	--	Form of Opinion of Dutch Counsel to the Credit Parties
Exhibit H	--	Form of Conversion Notice

-v-

SENIOR UNSECURED DUTCH LOAN “A” AGREEMENT

SENIOR UNSECURED DUTCH LOAN “A” AGREEMENT, dated as of June 2, 2008 among NEW SUNWARD HOLDING B.V. (the “Borrower”), a private company with limited liability formed under the laws of The Netherlands, with its corporate seat in Amsterdam, The Netherlands, CEMEX, S.A.B. de C.V. (the “Parent”), a sociedad anónima bursátil de capital variable organized and existing pursuant to the laws of the United Mexican States, CEMEX MÉXICO, S.A. de C.V. (“CEMEX Mexico” and together with the Parent, the “Guarantors”), a sociedad anonima de capital variable organized and existing pursuant to the laws of the United Mexican States, the several lenders party hereto, HSBC SECURITIES (USA) INC., as sole structuring agent (in such capacity, together with its successors and assigns, if any, in such capacity, the “Structuring Agent”), HSBC SECURITIES (USA) INC., BANCO SANTANDER, S.A. and THE ROYAL BANK OF SCOTLAND PLC as joint lead arrangers and joint bookrunners (the “Joint Lead Arrangers”), and ING Capital LLC, as administrative agent.

RECITALS

WHEREAS, the Borrower desires to borrow up to U.S.$525,000,000, the net proceeds of which will be used to repay existing debt and to make intercompany loans solely for the purposes of repaying existing senior debt of the Parent, the Borrower and/or any of the Parent’s consolidated Subsidiaries;

WHEREAS, the Guarantors are willing to guaranty all of the Obligations of the Borrower;

WHEREAS, the Lenders are willing to provide the Loans established by this Agreement on the terms and conditions contained herein;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

ARTICLE I
DEFINITIONS

1.01     Certain Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Acquired Subsidiary” means any Subsidiary acquired by the Parent or any other Subsidiary after the date hereof in an Acquisition, and any Subsidiaries of such Acquired Subsidiary on the date of such Acquisition.

“Acquiring Subsidiary” means any Subsidiary of the Parent or any one of its Subsidiaries solely for the purpose of participating as the acquiring party in any Acquisition, and any Subsidiaries of such Acquiring Subsidiary acquired in such Acquisition.

“Acquisition” means any merger, consolidation, acquisition or lease of assets, acquisition of securities or business combination or acquisition, or any two or more of such transactions, if upon the completion of such transaction or transactions, the Borrower or any Subsidiary thereof has acquired an interest in any Person who is deemed to be a Subsidiary under this Agreement and was not a Subsidiary prior thereto.

“Act” has the meaning specified in Section 12.16.

“Adjusted Consolidated Net Tangible Assets” means, with respect to the Parent, the total assets of the Parent and its Subsidiaries (less applicable depreciation, amortization and other valuation reserves), including any write-ups or restatements required under Applicable GAAP (other than with respect to items referred to in clause (ii) below), after deducting therefrom (i) all current liabilities of such Person and its Subsidiaries (excluding the current portion of long-term debt) and (ii) all goodwill, trade names, trademarks, licenses, concessions, patents, unamortized debt discount and expense and other intangibles, all as determined on a consolidated basis in accordance with Applicable GAAP.

“Administrative Agent” means ING Capital LLC, in its capacity as administrative agent for each of the Lenders, and its successors and assigns in such capacity.

“Administrative Agent Account” means the deposit account as the Administrative Agent may from time to time specify in writing to the Borrower and the Lenders.

“Administrative Agent’s Payment Office” means the Administrative Agent’s address for payments set forth on the signature pages hereof or such other address as the Administrative Agent may from time to time specify to the other parties hereto pursuant to the terms of this Agreement.

“Affected Lender” has the meaning specified in Section 3.08(a).

“Affiliate” means, in relation to any Person, a Subsidiary of that Person or a Holding Company of that Person or any other Subsidiary of that Holding Company.

“Aggregate Committed Amount” means the aggregate amount of all of the Commitments.

“Agreement” means this Senior Unsecured Dutch Loan “A” Agreement, as the same may hereafter be amended, supplemented or otherwise modified from time to time.

“Applicable GAAP” means, with respect to any Person, Mexican FRS or other generally accepted accounting principles required to be applied to such Person in the jurisdiction of its incorporation or organization and used in preparing such Person’s financial statements.

“Applicable Margin” means, at any date, the applicable margin set forth in the table below opposite the relevant period, as adjusted pursuant to Sections 2.02(c) and (d):

Period	Applicable Margins
From, and including, the Disbursement Date to, but excluding the Initial Step-Up Date	1%
From, and including the Initial Step-Up Date to, but excluding, the Second Step-Up Date	2%
From, and including the Second Step-Up Date until the Loans are paid in full.	6%

provided, however, that if (a) the Step-Up Spread is greater than (b) the Closing Date Spread, then the Applicable Margin from, and including the Second Step-Up Date until the Loans are paid in full or converted into Maturity Loans will be 6% plus an additional one time increase in an amount equal to the difference between (a) and (b).

“Asset Swaps” means transactions whereby assets (other than cash and cash equivalents) are exchanged for assets (other than cash and cash equivalents) of comparable value, including but not limited to asset swaps made in connection with the contribution of Capital Stock or assets to joint venture agreements or similar arrangements.

“Assignee” has the meaning specified in Section 12.06(b).

“Assignment and Assumption Agreement” means an assignment and assumption agreement in substantially the form of Exhibit D.

“Assignor” has the meaning specified in Section 12.06(b)

“Availability Period” means the period from and including June 16, 2008 to and including June 30, 2008.

“Average Spread” means (a) the sum of the spreads for the relevant Reference Bond over applicable U.S. Treasury Benchmarks calculated on the bid side of the market as of the closing of each Business Day during the Measurement Period divided by (b) the number of days in the Measurement Period.

“Base Rate” means, for any day, the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 1/2% per annum, in each case as in effect for such day.  Any change in the Prime Rate announced by the Reference Banks shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means any Loan made or maintained at a rate of interest calculated with reference to the Base Rate.

“Benefit Plan” means all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Credit Parties or its Subsidiaries and current or former directors of the Credit Parties or its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA.

“Borrower” has the meaning specified in the preamble hereto.

“Business Day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City, New York, Amsterdam, The Netherlands, Madrid, Spain or Mexico City, Mexico are authorized or required by law to close.

“C8 Notes” means the 6.640% Fixed-to-Floating Rate Callable Perpetual Debentures of C8 CAPITAL SPV LTD.  (ISIN USG2024RAA98).

“C10 Notes” means the 6.722% Fixed-to-Floating Rate Callable Perpetual Debentures of C10 CAPITAL SPV LTD.  (ISIN USG23491AA40).

“Calculation Date” means each of the First Calculation Date and the Final Calculation Date, as the case may be.

“Call Date” means the first date the Reference Bond may be redeemed at the option of the issuer thereof.

“Capital Lease” means, as to any Person, any lease that is capitalized on the balance sheet of such Person prepared in accordance with Applicable GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designed) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“CEMEX Mexico” has the meaning specified in the preamble hereto.

“CEMEX Spain” means CEMEX España, S.A., a company (sociedad anónima) incorporated under the laws of the Kingdom of Spain or its successors or transferees in the event of the merger or consolidation of CEMEX Spain or the transfer, conveyance, sale, lease or other disposition of all or substantially all its property and assets.

“Change of Control Event” means the acquisition by any Person after the Closing Date of the beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Commission under the Securities Exchange Act of 1934, as amended) of 20% or more in voting power of the outstanding voting stock of the Parent; provided that the acquisition of beneficial ownership of Capital Stock of the Parent by Lorenzo H. Zambrano or any member of his immediate family shall not constitute a Change of Control Event.

“Closing Date” has the meaning set forth in Section 4.01.

“Closing Date Spread” means, as calculated as of the First Calculation Date, (a) the sum of (i) the product of the Average Spread for the C8 Notes multiplied by the Days to Call for the C8 Notes plus (ii) the product of the Average Spread for the C10 Notes multiplied by the Days to Call for the C10 Notes divided by (b) the sum of (i) the Days to Call for the C8 Notes and (ii) the Days to Call for the C10 Notes.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” has the meaning specified in Section 7.04(b).

“Commitment” means, with respect to each Lender, the aggregate principal amount set forth opposite the name of such Lender in Schedule 1.01(a).

“Commitment Letters” means, collectively, the letter from HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, through its Grand Cayman Branch agreed to and accepted by the Parent, dated as of April 15, 2008, the letter from Banco Santander, S.A. agreed to and accepted by the Parent, dated as of April 15, 2008, the letter from The Royal Bank of Scotland, PLC agreed to and accepted by the Parent, dated as of April 16, 2008, the letter from ING Bank N.V. through its Curacao Branch agreed to and accepted by the Parent, dated as of April 17, 2008 and the letter from Caja Madrid, Miami Agency agreed to and accepted by the Parent, dated as of April 18, 2008.

“Comparable Debt Facility” means any senior, unsecured financing in the bank market with (A) either (i) an aggregate initial commitment amount of at least U.S.$150,000,000, (ii) an aggregate commitment amount at any time of at least U.S.$150,000,000, or (iii) an aggregate principal amount outstanding of at least U.S.$150,000,000 and (B) a maturity of more than one year; provided, however, that “Comparable Debt Facility” shall not include letters of credit, leases entered into in the ordinary course of business, bilateral loan agreements, Derivatives, financings granted, insured or guaranteed, in whole or in part by Export Credit Agencies or Qualified Receivables Transactions.

“Competitor” means any Person engaged in the business of producing, distributing, and marketing cement, ready-mix concrete, aggregates, and related building materials.

“Confidential Information” means information that a Credit Party furnishes to the Administrative Agent, the Structuring Agent, the Joint Lead Arrangers or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Administrative Agent, the Structuring Agent, the Joint Lead Arrangers or such Lender from a source other than a Credit Party that is not, to the best of the Administrative Agent’s, the Structuring Agent’s, the Joint Lead Arrangers’ or such Lender’s knowledge, acting in violation of a confidentiality agreement with the Credit Party or any other Person.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any indenture, mortgage, deed of trust, loan agreement or other agreement to which such Person is a party or by which it or any of its property or assets is bound.

“Conversion Date” has the meaning set forth in Section 2.01(i).

“Conversion Notice” has the meaning set forth in Section 2.01(j).

“Converted Amount” means the aggregate outstanding principal amount of the Loans as set forth in the Conversion Notice.

“Credit Event” means the occurrence of each of the following events: (i) the Parent or any of the Parent’s Subsidiaries sells, leases or otherwise disposes of any of its assets (including the Capital Stock of any of the Parent’s Subsidiaries), other than (a) inventory, trade receivables and assets surplus to the needs of the business of the Parent or any of the Parent’s Subsidiaries sold in the ordinary course of business, (b) assets not used, usable or held for use in connection with cement operations and related operations or (c) Asset Swaps, unless the net cash proceeds (remaining after the payment of all taxes and expenses due and payable in connection with such sale, lease or disposition) of the sale of such assets are retained by the Parent or any of the Parent’s Subsidiaries, as the case may be, and, as promptly as practicable after such sale (but in any event within 180 days of such sale), the proceeds are applied to the repayment of senior debt of the Parent or any of the Parent’s Subsidiaries, whether secured or unsecured; (ii) an event of default that is the result of non-payment of amounts due under any Indebtedness exceeding U.S.$50,000,000 (or the equivalent thereof in other currencies) of the Parent or any of its Subsidiaries; and (iii) after the Second Step-Up Date, the Parent has paid or declared any dividends on its common stock.

“Credit Event Margin Increase” shall mean, as of any date, the percentage equal to the product of (a) 2% multiplied by (b) the number of Credit Events that have occurred on or prior to such date.

“Credit Event Step-Up” has the meaning set forth in Section 2.02(c)(i).

“Credit Party” means the Borrower or a Guarantor.

“Credit Parties” means the Borrower and the Guarantors.

“Days to Call” means the number of days from the Calculation Date to the Call Date of the relevant Reference Bond.

“Debt” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under Capital Leases, (v) all Debt of others secured by a Lien on any asset of such Person, up to the value of such asset, as recorded in such Person’s most recent balance sheet, (vi) all obligations of such Person with respect to product invoices incurred in connection with export financing and (vii) all obligations of such Person under repurchase agreements for the stock issued by such Person or another Person and (viii) all Debt of others guaranteed by such Person.  For the avoidance of doubt, Debt does not include Derivatives.  If the Value of Debt Currency Derivatives is a positive mark-to-market valuation for the Parent and its Subsidiaries, then Debt shall decrease accordingly, and if the Value of Debt Currency Derivatives is a negative mark-to-market valuation for the Parent and its Subsidiaries, then Debt shall increase by the absolute value thereof.

“Debt Currency Derivatives” means derivatives of the Parent and its Subsidiaries related to currency entered into for the purposes of hedging exposures under outstanding Debt of the Parent and its Subsidiaries, including but not limited to cross-currency swaps and currency forwards.

“Default” means any condition, event or circumstance which, with the giving of notice or lapse of time or both, would, unless cured or waived, become an Event of Default.

“Default Period” means the period commencing on the date an Event of Default occurs and ending on the date such Event of Default is cured of waived.

“Defaulting Lender” has the meaning specified in Section 2.01(c)(ii).

“Deferral Spread” means the rate set forth in the table below:

If no Credit Event has occurred	After the occurrence of a Credit Event
1.5%	0.75%

“Deferred Amounts” has the meaning set forth in Section 2.02(b).

“Derivatives” means any type of derivative obligations, including but not limited to equity forwards, capital hedges, cross-currency swaps, currency forwards, interest rate swaps and swaptions.

“Disbursement Date” means the date on which the Loans are made by the Lenders.

“Dollars,” “$” and “U.S.$” each means the lawful currency of the United States.

“Dutch “A” Note” has the meaning set forth in Section 2.01(d).

“Dutch “B” Loans” means the loans under the Dutch Loan “B” Agreement, if any.

“Dutch Loan “B” Agreement” means the Senior Unsecured Dutch Loan “B” Agreement, dated as of June 2, 2008 among the Borrower, the Parent, as a guarantor, CEMEX Mexico, as a guarantor, the several lenders party thereto, HSBC Securities (USA) Inc., as sole structuring agent, HSBC Securities (USA) Inc., Banco Santander, S.A. and The Royal Bank of Scotland PLC as joint lead arrangers and joint bookrunners, and ING Capital LLC, as administrative agent.

“Dutch Financial Supervision Act” means the Dutch Financial Supervision Act (Wet op het financieel toezicht) and the rules and regulations promulgated thereunder.

“Environmental Action” means any audit procedure, action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, technical standard (norma técnica or norma oficial Mexicana), code, order, judgment, decree or judicial agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group that includes the Borrower and that is treated as a single employer under Sections 414(b) or (c) of the Code.

“Event of Default” has the meaning set forth in Section 9.01.

“Excess Payment” has the meaning set forth in Section 3.11(a).

“Exempt Issuance” means any common stock issuances of the Parent made in connection with (i) the Parent’s existing or future stock option plans, stock grant plans or dividend reinvestment plans in the ordinary course of business, or (ii) any Derivatives entered into with respect to the common stock of the Parent.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Tax Related Persons or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (i) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrowers are located, (iii) United States backup withholding taxes imposed because of payee underreporting (iv) any withholding tax that is imposed on amounts payable to a Lender at the time such Lender becomes a party hereto, or that is imposed due to such Lender’s failure or inability to comply with Section 3.03(f); provided, however, that Excluded Taxes shall not include (A) any Mexican withholding tax imposed on payments made by any Guarantor to the Administrative Agent, any Lender, or any Tax Related Persons under this Agreement or any other Transaction Documents, or (B) in the case of an assignment, transfer, grant of a participation, or designation of a new Lending Office by any Lender, withholding taxes solely to the extent that such withholding taxes are (1) not in excess of the amounts the Borrower and Guarantors were required to pay or increase with respect to such Lender pursuant to Section 3.03 immediately prior to such an event, or (2) imposed as a result of a change in applicable law or regulation occurring after such event, and (v) Other Taxes.

“Export Credit Agency” means an export credit agency or any other governmental body that supports the commercial and trading activities of private domestic businesses that do business abroad.

“Extension Date” has the meaning specified in Section 2.01(e).

“Federal Funds Rate” means, for any relevant day, the overnight Federal funds rate as published for such day in the Federal Reserve Statistical Release H.15 (519) or any successor publication, or, if such rate is not published for any day, the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotation for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotation” for such day under the caption “Federal Funds Effective Rate”).  If on any relevant day the appropriate rate for such previous day is not yet published in either H.15 (519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of recognized standing of Federal funds transactions in New York City selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letters” means, if applicable, any fee letter entered into in connection with the Loans and signed by any Credit Party and any Lender.

“Final Calculation Date” means the date that is two (2) Business Days prior to the Second Step-Up Date.

“First Calculation Date” means the date that is two (2) Business Days prior to the Closing Date.

“Fiscal Year” means any of the annual accounting periods of the Borrower ending on or about December 31 of each year.

“Fitch” means Fitch Ratings, Ltd. and any successor thereto.

“Governmental Authority” means any branch of power or government or any state, department or other political subdivision thereof, or any governmental body, agency, authority (including any central bank or taxing or environmental authority), any entity or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory, administrative or investigative functions of or pertaining to government.

“Guarantor” has the meaning specified in the preamble hereto.

“Hazardous Materials” means (a) radioactive materials, asbestos-containing materials, polychlorinated biphenyls, radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any applicable Environmental Law.

“Holding Company” means, in relation to a company or a corporation, any other company or corporation in respect of which it is a Subsidiary.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under Capital Leases, (v) all Debt of others secured by a Lien on any asset of such Person, up to the value of such asset, as recorded in such Person’s most recent balance sheet, (vi) all obligations of such Person with respect to product invoices incurred in connection with export financing and (vii) all obligations of such Person under repurchase agreements for the stock issued by such Person or another Person and (viii) all Debt of others guaranteed by such Person.

“Indemnified Party” has the meaning specified in Section 12.05.

“Indemnified Taxes” means Taxes other than Excluded Taxes arising from any payment made hereunder or under any other Transaction Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Transaction Document.

“Initial Step-Up Date” means the date that is eighteen months after the Disbursement Date.

“Interest Payment Date” means the last day of each June and December commencing on December 31, 2008, and the date of repayment of the Loans, the Conversion Date and the Maturity Date.  If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately preceding Business Day.

“Interest Period” means (a) with respect to the first Interest Period, the period from and including the Disbursement Date to but excluding the first Interest Payment Date, and (b) thereafter, the period from and including each Interest Payment Date to but excluding the next Interest Payment Date; provided that the foregoing provisions are subject to the following:

(i)        if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; and

(ii)       any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month.

“Joint Lead Arrangers” has the meaning specified in the preamble hereto.

“Judgment Currency” has the meaning specified in Section 12.14(c).

“Lender” means each financial institution designated as such on the signature pages hereof, each Assignee that becomes a Lender pursuant to Section 12.06(b), and each of their respective successors or assigns.

“Lending Office” means, with respect to any Lender, (a) the office or offices of such Lender specified as its “Lending Office” or “Lending Offices” in Schedule 1.01(b) or (b) such other office or offices of such Lender as it may designate as its Lending Office by notice to the Borrower and the Administrative Agent.

“LIBOR” means, applicable to any Interest Period, the rate for deposits in Dollars for a period equal to such Interest Period quoted on the second LIBOR Business Day prior to the first day of such Interest Period, as such rate appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on such date as determined by the Administrative Agent and notified to the Lenders and the Borrower on such second prior LIBOR Business Day.  If LIBOR cannot be determined based on the Reuters Page LIBOR01, LIBOR means the arithmetic mean (rounded upwards to the nearest 1/100%) of the rates per annum, as supplied to the Administrative Agent, quoted by the Reference Banks to prime banks in the London interbank market for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) LIBOR Business Days prior to the first day of such Interest Period in an amount approximately equal to the principal amount of the Loans to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

“LIBOR Business Day” means any Business Day on which commercial banks are open in London for the transaction of international business, including dealings in Dollar deposits in the international interbank markets.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.  The Parent or any Subsidiary of the Parent shall be deemed to own, subject to a Lien, any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention lease relating to such asset, or any account receivable transferred by it with recourse (including any such transfer subject to a holdback or similar arrangement that effectively imposes the risk of collectability on the transferor).

“Loan” has the meaning set forth in Section 2.01(a).

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Credit Parties taken as a whole, (b) the validity or enforceability of this Agreement or any of the Dutch “A” Notes or the rights and remedies of the Administrative Agent or any Lender under this Agreement or any of the Dutch “A” Notes or (c) the ability of any Credit Party to perform its Obligations under this Agreement, the

Dutch “A” Notes, the Fee Letters, any Notice of Borrowings, any certificates, waivers, or any other agreement delivered pursuant to this Agreement.

“Material Subsidiary” means, at any date, (a) each Subsidiary of the Parent (if any) (i) the assets of which, together with those of its Subsidiaries, on a consolidated basis, without duplication, constitute 5% or more of the consolidated assets of the Parent and its Subsidiaries as of the end of the then most recently ended fiscal quarter for which quarterly financial statements have been prepared or (ii) the operating profit of which, together with that of its Subsidiaries, on a consolidated basis, without duplication, constitutes 5% or more of the consolidated operating profit of the Parent and its Subsidiaries for the then most recently ended fiscal quarter for which quarterly financial statements have been prepared and (b) each Guarantor.

“Maturity Date” means the earlier of (a) June 30, 2011 or, if extended in accordance with Section 2.01(e), the Interest Payment Date following the then applicable Maturity Date or (b) the date on which all outstanding principal, accrued and unpaid interest and Deferred Amounts, if any, with respect to the Loans are paid in full.

“Maturity Loan” means the “Loan” as defined in the Maturity Loan “A” Agreement.

“Maturity Loan “A” Agreement” means a Maturity Loan “A” Agreement in substantially the form of Exhibit A, as amended as necessary to comply with Section 4.03(f) hereof, which shall be executed prior to the Conversion Date pursuant to Section 2.01(k)(i).

“Measurement Period” means the five (5) Business Day period prior to the Calculation Date.

“Mexican FRS” means, Mexican Financial Reporting Standards (normas de información financiera) as in effect from time to time.

“Mexico” means the United Mexican States.

“Ministry of Finance” means the Ministry of Finance and Public Credit of Mexico.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Notice of Borrowing” has the meaning specified in Section 2.01(b).

“Notice of Default” has the meaning specified in Section 10.05.

“Obligations” means, (a) with respect to the Borrower, all of its obligations and liabilities hereunder, including the Loans, to the Lenders, the Structuring Agent, the Joint Lead Arrangers and the Administrative Agent now or in the future existing under or in connection with the Transaction Documents, whether direct or indirect, absolute or contingent, due or to become due, and (b) with respect to each Guarantor, all of its indebtedness including the Loans hereunder, obligations and liabilities to the Lenders, the Structuring Agent, the Joint Lead Arrangers and the Administrative Agent now or in the future existing under or in connection with the Transaction Documents, in each case whether direct or indirect, absolute or contingent, due or to become due.

“Other Taxes” means any present or future stamp or documentary taxes which arise from any payment made hereunder and which are imposed, levied, collected or withheld by any Governmental Authority.

“Parent” has the meaning specified in the preamble hereto.

“Participant” has the meaning specified in Section 12.06(d).

“Payment Event of Default” has the meaning set forth in Section 2.02(d).

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which any Credit Party or any of its ERISA Affiliates has any liability.

“Permitted Liens” has the meaning specified in Section 7.06.

“Person” means an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture or other business entity or Governmental Authority, whether or not having a separate legal personality.

“Prime Rate” means the average of the rate of interest publicly announced by each of the Reference Banks from time to time as its Prime Rate in New York City, the Prime Rate to change as and when such designated rate changes.  The Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent or any Lender in connection with extensions of credit to debtors of any class, or generally.

“Pro Rata Share” means (a) prior to the Disbursement Date, the percentage obtained by dividing the Commitment of a Lender by the Aggregate Committed Amount or (b) after the Disbursement Date, the percentage obtained by dividing the outstanding principal amount of the Loan of a Lender by the aggregate outstanding principal amount of the Loans.  The initial Pro Rata Shares of the Lenders are set out on Schedule 1.01(a).

“Process Agent” has the meaning specified in Section 12.12(a).

“Professional Market Party” means a professional market party (professionele marktpartij) within the meaning of the Dutch Financial Supervision Act.

“Qualified Receivables Transaction” means a sale, transfer, or securitization of receivables and related assets by the Parent or its Subsidiaries, including a sale at a discount, provided that (i) such receivables have been sold, transferred or otherwise conveyed, directly or indirectly, by the originator thereof in a manner that satisfies the requirements for a sale, transfer or other conveyance under the laws and regulations of the jurisdiction in which such originator is organized; (ii) at the time of the sale, transfer or securitization of receivables is put in place, the receivables are derecognized from the balance sheet of the Parent or its Subsidiary in accordance with the generally accepted accounting principles applicable to such Person in effect as at the date of such sale, transfer or securitization; and (iii) except for customary representations, warranties, covenants and indemnities, such sale, transfer or securitization is carried out on a non-recourse basis or on a basis where recovery is limited to the collection of receivables.

“Qualifying Equity Security” means any security that (a) is issued or guaranteed by the Parent and (b) is accounted for as “equity” of the Parent in the consolidated financial statements of the Parent.

“Rating Agencies” means Moody’s, S&P, and Fitch or if any of such Persons cease to perform credit ratings or other applicable services, such nationally recognized statistical rating organization the Administrative Agent may select.

“Reference Banks” shall mean three banks in the London interbank market, initially Citibank NA, HSBC Bank plc, and ING Bank NV.

“Reference Bonds” means each of the C8 Notes and the C10 Notes.

“Regulation T, U, or X” means Regulation T, U, or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) holding more than 67% of the aggregate principle amount of outstanding Loans; provided, however, that for purposes of Section 9.02, “Required Lenders” means, at any time, Lenders holding more than 50% of the aggregate principal amount of the outstanding Loans.

“Requirement of Law” means, as to any Person, any law, ordinance, rule, regulation or requirement of any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any Person means the Chief Financial Officer, the Corporate Planning and Finance Director, the Finance Director, the Comptroller of such Person and, in the case of the Borrower, any two managing directors of the Borrower or an attorney-in-fact.

“Restricted Payment” has the meaning specified in Section 7.07.

“Reuters Page LIBOR01” means the display designated as “LIBOR01” on Reuters 3000 Xtra (or any successor service) or such other page as may replace Page LIBOR01 on Reuters 3000 Xtra or any successor service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for Dollar deposits.

“Second Step-Up Date” means June 30, 2011.

“Solvent”  means, with respect to any Person on a particular date, that on such date (i) such Person (a) is not “insolvent” within the meaning of Section 101(32) of the United States Bankruptcy Reform Act of 1978, as amended, (b) is otherwise able to pay its debts as such debts become due unless such debts are the subject of a bona fide dispute as to liability or amount, or (c) is not, or is not deemed to be, in general default of its obligations pursuant to the Mexican Ley de Concursos Mercantiles, or (ii) no corporate action, legal proceedings or other procedure in relation to suspension of payments (surseance van betaling), bankruptcy (faillissement), or the appointment of a trustee in bankruptcy (curator) or administrator (bewindvoerder), all within the meaning of the Dutch Bankruptcy Act, has been taken in relation to it.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Step-Up Spread” means, as calculated as of the Final Calculation Date, (a) the sum of (i) the product of the Average Spread for the C8 Notes multiplied by the Days to Call for the C8 Notes plus (ii) the product of the Average Spread for the C10 Notes multiplied by the Days to Call for the C10 Notes divided by (b) the sum of (i) the Days to Call for the C8 Notes and (ii) the Days to Call for the C10 Notes.

“Structuring Agent” has the meaning specified in the preamble hereto.

“Subsidiary” means with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust, estate or other entity of which (or in which) more than 50% of (a) in the case of a corporation, the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time Capital Stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency not in the control of such Person), (b) in the case of a limited liability company, partnership or joint venture, the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) in the case of a trust or estate, the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by (X) such Person, (Y) such Person and one or more of its other Subsidiaries or (Z) one or more of such Person’s other Subsidiaries.

“Substitute Lender” means a commercial bank or other financial institution, acceptable to the Parent, the Lenders and the Administrative Agent, each in its sole discretion, and approved by the Structuring Agent (including such a bank or financial institution that is already a Lender hereunder), which assumes all or a portion of the Commitment of a Lender pursuant to the terms of this Agreement.

“Successor” has the meaning specified in Section 7.08(a).

“Tax Related Person” means any Person whose income is realized through, or determined by reference to, the Administrative Agent or a Lender; provided that no Lender shall be deemed a Tax Related Person of the Administrative Agent, and the Administrative Agent shall not be deemed a Tax Related Person of any Lender.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transaction Documents” means a collective reference to this Agreement, the Dutch “A” Notes, any Assignment and Assumption Agreement, the Fee Letters, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“United States” and “U.S.” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“U.S. Government Securities” means any security issued or guaranteed as to principal or interest by the United States, or by a Person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States, in each case provided such security is rated “AAA” or the equivalent by each of the Rating Agencies.

“U.S. Treasury Benchmarks” means the most recently issued U.S. Treasury bond or note with a maturity date closest to the Call Date of the relevant Reference Bond.

“Value of Debt Currency Derivatives” means, on any given date, the aggregate mark-to-market value of Debt Currency Derivatives, expressed as a positive number (if, on a mark-to-market basis, such aggregate amount reflects a net amount owed to the Parent and its Subsidiaries) or as a negative number (if, on a mark-to-market basis, such aggregate amount reflects a net amount owed by the Parent and its Subsidiaries).

“Welfare Plan” means a “welfare plan,” as such term is defined in Section 3(1) of ERISA.

1.02     Other Definitional Provisions.

(a)        The terms “including” and “include” are not limiting and mean “including but not limited to” and “include but are not limited to.”

(b)          The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)          The meanings given to terms defined herein are equally applicable to both the singular and plural forms of such terms.

(d)          In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.  Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days or LIBOR Business Days are expressly prescribed.

(e)          The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

1.03       Accounting Terms and Determinations.  All accounting and financing terms not specifically defined herein shall be construed in accordance with Mexican FRS.

ARTICLE II
THE LOAN FACILITIES

2.01        Loans.

(a)          Commitment.  Subject to the terms and conditions set forth herein, each Lender hereby severally agrees to make a loan (each a “Loan” and, together the “Loans”) to the Borrower in a single disbursement during the Availability Period.  The aggregate principal amount of each Loan shall not exceed such Lender’s Commitment.  The Loans, or any portion of the principal amount thereof, that are converted to Maturity Loans or repaid may not be reborrowed.

(b)          Notice of Borrowing.  If the Borrower desires to borrow under Section 2.01(a) during the Availability Period, the Borrower shall deliver to the Administrative Agent a written notice (the “Notice of Borrowing”) in the form attached as Exhibit C not later than 1:00 p.m. (New York City time) at least three (3) Business Days prior to the Disbursement Date.  Such Notice of Borrowing shall specify (i) the amount of the proposed Loans, and (ii) the proposed Disbursement Date, which must be a Business Day during the Availability Period.  The Notice of Borrowing given pursuant to this Section 2.01(b) shall be irrevocable and binding on the Borrower.  Funds under Section 2.01(a) shall be available only in a single disbursement.

(c)          Making the Loans.  The Administrative Agent shall promptly notify each Lender of the amount of the borrowing of the Loans.  Each Lender shall deposit in the Administrative Agent Account an amount equal to its Pro Rata Share of the amount of such borrowing by wire transfer of immediately available funds, not later than 10:00 a.m. (New York City time) on the Disbursement Date.  Subject to the satisfaction of the conditions precedent set forth in Section 4.02, to the extent received from the Lenders, the Administrative Agent shall make such proceeds available to the Borrower on the Disbursement Date to the account with such bank or any other financial institution designed by the Borrower in the Notice of Borrowing.

(i)      Except as otherwise provided in Section 2.01(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares.  No Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Loan hereunder.

(ii)     Unless the Administrative Agent shall have received notice from a Lender, prior to the Disbursement Date, that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of the amount of such borrowing, the Administrative Agent may, but shall not be required to, assume that such Lender has made such Pro Rata Share of the amount of such borrowing available on such date in accordance with Section 2.01(c) and may, but shall not be required to, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If any Lender either does not make its Pro Rata Share of the amount of such borrowing available to the Administrative Agent or delays in doing so past 3:00 p.m. (New York City time) on the Disbursement Date (such Lender (until it makes such Pro Rata Share available) hereinafter referred to as a “Defaulting Lender”), then the Administrative Agent shall immediately notify the Borrower of such default.  If the Administrative Agent has made available to the Borrower an amount corresponding to such Defaulting Lender’s Pro Rata Share of the amount of such borrowing, then the Defaulting Lender and the Borrower jointly and severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, on each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at:

(1)      in the case of the Defaulting Lender, the Federal Funds Rate; or

(2)      in the case of the Borrower, the interest rate applicable to the Loans.

If, with respect to the immediately preceding sentence, the Borrower pays such amount and interest thereon to the Administrative Agent, then the Defaulting Lender shall indemnify and hold harmless the Borrower from and against such amount and interest thereon, and if such Defaulting Lender pays such amount to the Administrative Agent, then such amount shall constitute such Defaulting Lender’s Pro Rata Share of the amount of such borrowing.  If the Administrative Agent, in its discretion, does not make available to the Borrower an amount corresponding to the Defaulting Lender’s Pro Rata Share of the amount of such borrowing, then the Defaulting Lender shall indemnify and hold harmless the Credit Parties from and against such amount as well as any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs, and expenses (including reasonable fees and disbursements for counsel including allocated cost of internal counsel) resulting from any failure on the part of the Defaulting Lender to provide, or from any delay in providing, the Administrative Agent with such Defaulting Lender’s Pro Rata Share of the amount of such borrowing, but no Lender shall be so liable for any such failure on the part of or caused by any other Lender or the Administrative Agent or the Credit Parties.  The Administrative Agent, upon notice by the Borrower that such reimbursement is due from the applicable Defaulting Lender, shall notify such Defaulting Lender of the amount of the reimbursement due, including interest thereon, and shall forward such amount to the Borrower upon receipt from the Defaulting Lender.

(d)          Loan Notes.  Each Lender’s Pro Rata Share of the Loans shall be evidenced by a promissory note dated the Disbursement Date and substantially in the form of Exhibit B (each, a “Dutch “A” Note” and, collectively, the “Dutch “A” Notes”).  Each Dutch “A” Note shall represent the obligation of the Borrower to pay the amount of the applicable Lender’s Pro Rata Share of the Loans, together with interest thereon as prescribed in Section 2.02.  The aggregate principal amount of the Loan advanced on the Disbursement Date, together with any interest thereon and fees due in connection herewith, shall be the primary obligation of the Borrower.

(e)          Maturity Date Extension.  Unless an Event of Default shall have occurred and be continuing on the then applicable Maturity Date or the Borrower has delivered a notice of prepayment pursuant to Section 2.01(g) below at least thirty (30) days prior to such Maturity Date, then such Maturity Date (the “Extension Date”) shall automatically and without action on the part of any party be extended to the next succeeding Interest Payment Date. For the avoidance of doubt, so long as no Event of Default has occurred and is continuing and no notice of prepayment has been delivered pursuant to Section 2.01(g) below at least thirty (30) days prior to such Maturity Date, there shall be no limit on the number of times the Maturity Date may be extended pursuant to this Section 2.01(e).

(f)           Repayment.  The Borrower shall, and hereby promises to, repay all outstanding principal, accrued and unpaid interest and Deferred Amounts, if any, with respect to the Loans on the Maturity Date (after giving effect to any extensions pursuant to Section 2.01(e)), except if the Loans have been fully converted to Maturity Loans prior to such date.

(g)          Prepayment.  The Loans may be repaid in whole or in part without premium or penalty; provided that (i) the Loans may be prepaid only upon five (5) Business Days’ prior written notice to the Administrative Agent, and (ii) partial prepayments shall be in minimum principal amounts of U.S.$10,000,000.  All such prepayments shall be accompanied by the payment of all accrued interest thereon, including any Deferred Amounts then outstanding, together with, if such prepayment is made on any date other than a scheduled Interest Payment Date, any funding losses as provided in Section 3.05.

(h)          Payments.  Each payment of principal, accrued and unpaid interest and Deferred Amounts, if any, with respect to the Loans shall be paid to the Administrative Agent for the ratable benefit of each Lender.  No payment with respect to the Loans may be reborrowed.

(i)           Conversion.  Subject to the terms and conditions set forth in Section 4.03, on any Interest Payment Date after the Disbursement Date and prior to June 30, 2011 (such date, the “Conversion Date”), the Borrower may, in its sole discretion and upon five (5) Business Day’s prior written notice to the Administrative Agent, convert all (and not part) of the Loans outstanding on such Interest Payment Date into the Maturity Loans.  For the avoidance of doubt, at no time shall both the Loans and the Maturity Loans be outstanding at the same time.

(j)           Request for Conversion.

(i)           To request the conversion, the Borrower shall deliver a written notice to the Administrative Agent at least five (5) Business Days prior to the proposed Conversion Date substantially in the form of Exhibit H hereto (the “Conversion Notice”).  The Conversion Notice shall be irrevocable and the conversion shall be binding on each Lender as of the Conversion Date, provided that the conditions set forth in Section 4.03 have been satisfied or waived as provided therein.

(ii)          Not later than 12:00 p.m. (New York City time) on the Business Day following the day on which the Conversion Notice is received, the Administrative Agent shall promptly advise each Lender of the details thereof and, promptly, prior to the proposed Conversion Date, it shall provide Schedule 2.01(a) for the Maturity Loan “A” Agreement, containing the principal amount of each Lender’s Loan, to the Credit Parties.

(k)           Conversion Date Mechanics.  On the Conversion Date, the following shall occur:

(i)           Subject to the satisfaction of the conditions precedent set forth in  Section 4.03 of this Agreement, (A) each party hereto shall execute the Maturity Loan “A” Agreement in the form attached as Exhibit A hereto, as amended, if necessary, to comply with Section 4.03(f) hereof, and (B) each Lender shall deliver its Dutch “A” Note to the Administrative Agent in exchange for a Maturity “A” Note, and

(ii)           The Borrower shall deliver a Maturity “A” Note (as defined in the Maturity Loan “A” Agreement) to each Lender in exchange for such Lender’s Dutch “A” Note.  Upon issuance of the Maturity “A” Notes in exchange for the Dutch “A” Notes, the applicable Dutch “A” Notes shall be deemed to have been paid in full.

  The parties agree that the conversion of the loans into the Maturity Loans shall not constitute novation of the obligations of the Credit Parties.

2.02         Interest.

(a)           Loans.  Subject to Section 2.02(c) and Section 2.02(d), the Loans shall bear interest at a rate per annum equal to LIBOR plus the Applicable Margin.

(b)           Interest Deferral.  Subject to the limitations set forth herein in clause (iii) below, as long as no Event of Default has occurred and is continuing, the Borrower may at any time and in its sole discretion defer, on one or more occasions, all (but not part) of the scheduled interest payments on the Loans otherwise due and payable on any Interest Payment Date (the amount of each such deferral a “Deferred Amount” and all outstanding Deferred Amounts, the “Deferred Amounts”).

(i)           The Borrower will deliver written notice of any proposed interest deferral to the Administrative Agent not more than thirty (30) nor less than ten (10) Business Days prior to the applicable Interest Payment Date.

(ii)          The Deferred Amounts shall accumulate and compound semi-annually and shall bear interest at the rate otherwise applicable to the Loans plus the Deferral Spread.

(iii)         The Borrower may not elect to defer any scheduled payments of interest on the Loans at any time when the Parent or any of the Parent’s subsidiaries has:

  (A)        declared or paid any dividend, or made any distributions on common stock of the Parent  at or since the most recent annual general meeting of the shareholders of the Parent;

  (B)         paid any interest, dividend or other distributions on any Qualifying Equity Security during the 180-day period immediately preceding the payment date for which interest deferral is proposed; or

  (C)        repurchased, redeemed, repaid or otherwise reacquired any Qualifying Equity Security during the 180-day period immediately preceding the payment date for which interest deferral is proposed, other than repurchases, redemptions or reacquisitions (i) the sole consideration for which was the payment of common stock of the Parent (or rights to acquire common stock of the Parent), or (ii) in connection with the satisfaction of obligations under any existing or future benefit plan for directors, officers or employees.

(c)           Increased Interest Rate.

(i)           Upon the occurrence of any Credit Event from (and including) the date on which such Credit Event occurs, the Applicable Margin shall be increased

(a “Credit Event Step-Up”) by an additional 2% per annum; provided, however, the Credit Event Step-Up applicable pursuant to this Section 2.02(c)(i) shall not apply during a Default Period. For the avoidance of doubt, (A) the Applicable Margin shall increase by an additional 2% per annum upon each occurrence of a Credit Event and (B) immediately upon the waiver or cure of such Event of Default, the Credit Event Step-Up shall apply and the Applicable Margin shall be increased by the Credit Event Margin Increase commencing on, and including, the date of such cure or waiver.

(ii)           Upon the occurrence of a Change of Control Event from (and including) the date on which a Change of Control Event occurs, the Applicable Margin shall be increased by an additional 5% per annum.

(d)           Default Interest.  If any principal of, or interest on, the Loans or any fee or other amount payable by any Credit Party with respect to the Loans is not paid when due, whether at stated maturity, upon acceleration, as required pursuant to Section 7.02 or otherwise (a “Payment Event of Default”), such overdue amount shall bear interest, after as well as before judgment, to the day of actual receipt of such sum by the Administrative Agent at a rate per annum equal to 2% plus the Applicable Margin.

So long as the Event of Default continues, the default interest rate shall be recalculated on the same basis at intervals of such duration as the Administrative Agent may select, provided that the amount of unpaid interest at the above rate accruing during the preceding period (or such longer period as may be the shortest period permitted by applicable law for the capitalization of interest) shall be added to the amount in respect of which such Person is in default.

(e)           Payment of Interest.  Accrued interest on the Loans shall be payable in arrears on each Interest Payment Date; provided that in the event of any repayment or prepayment of the Loans, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(f)           Computation.  All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable LIBOR rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

ARTICLE III
FEES, TAXES, PAYMENT PROVISIONS

3.01           Upfront Fees.  The Borrower agrees to pay, or cause to be paid, to the Administrative Agent, for the account of the Lenders ratably in accordance with their Pro Rata Share, (a) on the Closing Date, an upfront fee equal to 0.40% of the Aggregate Committed Amount and (b) on the last Business Day of December 2009, an additional upfront fee equal to 0.25% of the aggregate principle amount of the Loans outstanding on the last Business Day of December 2009 and not converted to Maturity Loans on such date.

3.02        Computation of Fees.  All fees calculated on a per annum basis shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

3.03        Taxes.

(a)          Any and all payments by any Credit Party to any Lender, the Joint Lead Arrangers or the Administrative Agent under this Agreement and the other Transaction Documents shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes.

(b)          Except as otherwise provided in Section 3.03(c), the Credit Parties jointly and severally agree to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.03) paid by or assessed against any Lender or the Administrative Agent, as the case may be, and any penalties, interest, additions to tax, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except to the extent that such penalties, interest, additions to tax or expenses are incurred solely as a result of any gross negligence or willful misconduct of such Lender, or Administrative Agent, as the case may be.  Payment under this indemnification shall be made within thirty (30) days after the date any Lender or the Administrative Agent makes written demand therefor, setting forth in reasonable detail the basis and calculation of such amounts (such written demand shall be presumed correct, absent significant error).

(c)          If any Credit Party shall be required by law or regulation to deduct or withhold any Indemnified Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then:

(i)           the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.03(c)) such Lender or the Administrative Agent receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii)          such Credit Party shall make such deductions and withholdings; and

(iii)         such Credit Party shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.

(d)          Within thirty (30) days after the date of any payment by a Credit Party of Indemnified Taxes, such Credit Party shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to the Administrative Agent.

(e)          If any Credit Party is required to pay additional amounts to the Administrative Agent or any Lender pursuant to Section 3.03(c), then the Administrative Agent or such Lender, as the case may be, shall, upon reasonable request by the Borrower or the Guarantors, use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office, issuing office or office for receipt of payments by the Borrower and Guarantors hereunder, as the case may be, so as to eliminate or reduce the obligation of the Borrower or the Guarantor, as the case may be, to pay any such additional amounts which may thereafter accrue or to indemnify the Administrative Agent or such Lender in the future, if such change in the reasonable judgment of the Administrative Agent or such Lender is not otherwise disadvantageous to such Lender.  No Credit Party shall be required to pay or increase any amounts payable pursuant to Section 3.03 following any assignment or grant of a participation by any Lender, except to the extent (i) not in excess of the amounts the Borrower and Guarantors were required to pay or increase with respect to such Lender immediately prior to such an event, or (ii) increases in such amounts result from a change in applicable law or regulation occurring after such event.

(f)          Each Lender and the Administrative Agent shall, from time to time at the request of the Borrower or the Administrative Agent (as the case may be), promptly furnish to the Borrower and the Administrative Agent (as the case may be), such forms, documents or other information (which shall be accurate and complete) as may be reasonably required to establish any available exemption from, or reduction in the amount of, applicable Taxes; provided, however, that none of any Lender or the Administrative Agent shall be obliged to disclose information regarding its tax affairs or computations to the Borrower in connection with this paragraph (f), it being understood that the identity of any Person shall not be considered for these purposes as information regarding its tax affairs or computations.  Each of the Borrower and the Administrative Agent shall be entitled to rely on the accuracy of any such forms, documents or other information furnished to it by any Person and shall have no obligation to make any additional payment or indemnify any Person for any Taxes, interest or penalties that would not have become payable by such Person had such documentation been accurate.

(g)          If the Administrative Agent or any Lender receives a refund or credit in respect of Indemnified Taxes as to which it has been indemnified by any Credit Party pursuant to Section 3.03(b), it shall notify the Credit Party of the amount of such refund or credit and shall return to the Credit Party such refund or the benefit of such credit; provided, however, that (A) the Administrative Agent or such Lender, as the case may be, shall not be obligated to make any effort to obtain such refund or credit or to provide any Credit Party with any information on or justification for the arrangement of its tax affairs or otherwise disclose to the Credit Party or any other Person any information that it considers to be proprietary or confidential, and (B) the Credit Party, upon the request of the Administrative Agent or such Lender, as the case may be, shall return the amount of such refund or the benefit of such credit to the Administrative Agent or such Lender, as the case may be, if the Administrative Agent or such Lender, as the case may be, is required to repay the amount of such refund or the benefit of such credit to the relevant authorities within six (6) years of the date the Credit Party is paid such amount by the Administrative Agent or such Lender, as the case may be.

(h)          If requested by any Lender that is a resident of the United States for U.S. federal income tax purposes, the Credit Parties will perform an analysis as to whether the Borrower constitutes a passive foreign investment company within the meaning of Section 1297 of the Code and will take into account reasonable comments from such Lender with respect to such analysis.  The Lender will have sole discretion to decide whether to make a “QEF election” (as described in Section 1293 of the Code) with respect to its interest in the Loans.  For the avoidance of doubt, if based on such analysis the Lender decides to make a QEF election, the Credit Parties will provide the information necessary for making such election, as described in this Section 3.03(h).  The Credit Parties will (i) maintain adequate books and records to allow any Lender that would be subject to Section 1291 of the Code with respect to its interest in the Loans to make a proper QEF election and (ii) will further provide annual information statements and any other information to any such Lender if such information is necessary for purposes of making the QEF election or complying with the ongoing requirements associated with such election.

(i)           The agreements in this Section 3.03 shall survive the termination of this Agreement and the payment of the Borrower’s Obligations.

3.04       General Provisions as to Payments.

(a)          All payments to be made by any Credit Party shall be made without set-off, counterclaim or other defense.  Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s Payment Office, and shall be made in Dollars and in immediately available funds, no later than 3:30 p.m. (New York City time) on the dates specified herein.  The Administrative Agent will promptly distribute to each Lender its applicable share as expressly provided herein of each payment in like funds as received.  Any payment received by the Administrative Agent later than 2:30 p.m. (New York City time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(b)          Except and to the extent otherwise specifically provided herein, whenever any payment to be made hereunder is due on a day which is not a Business Day, the date for payment thereof shall be extended to the immediately following Business Day and, if interest is stated to be payable in respect thereof, interest shall continue to accrue to such immediately following Business Day.

(c)          Subject to Section 2.02(b), unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the

Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to the Lenders on such due date an amount equal to the amount then due to the Lenders.  If and to the extent that the Borrower shall not have made such payment, each applicable Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with accrued interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate; provided, however, that if any amount remains unpaid by any Lender for more than five (5) Business Days after the Administrative Agent has made a demand for such amount, such Lender shall, commencing on the day next following such fifth Business Day, pay interest to the Administrative Agent at a rate per annum equal to the Federal Funds Rate plus 1%, and, provided further, that if any such amount remains unpaid by any Lender for more than ten (10) Business Days, such Lender shall, commencing on the day next following such tenth Business Day, pay interest to the Administrative Agent at a rate per annum equal to the Federal Funds Rate plus 2.00%.

3.05       Funding Losses.  If the Borrower makes any payment of principal with respect to the Loans on any day other than the Interest Payment Date applicable thereto, if the Borrower fails to convert the Loans to Maturity Loans after the Conversion Notice has been delivered by the Borrower pursuant to Section 2.01(j), or if the Borrower fails to prepay the Loans after notice has been given pursuant to Section 2.01(g), the Borrower shall reimburse each Lender within fifteen (15) days after demand for any resulting loss or expense incurred by it, provided such Lender shall have delivered to the Borrower a certificate setting forth in reasonable detail the computations for the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

3.06       Basis for Determining Interest Rate Inadequate or Unfair.  If on or prior to the first day of any Interest Period for the Loans:

(a)         the Administrative Agent determines that by reason of circumstances affecting the London interbank market, reasonably adequate means do not exist for ascertaining LIBOR applicable to such Interest Period or that deposits in Dollars (in the applicable amounts) are not being offered in the London interbank market for such Interest Period, or

(b)         the Required Lenders advise the Administrative Agent that LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loan for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders.  In the event of any such determination or advice, until the Administrative Agent shall have notified the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for the conversion to a Maturity Loan of the affected Interest Period, or a continuation Interest Period shall be deemed rescinded and such request shall instead be considered a request for a Base Rate Loan.  Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

3.07       Capital Adequacy.  If any Lender has determined, after the date hereof, that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule, or regulation regarding capital adequacy, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of increasing such Lender’s cost of maintaining its commitment or making or maintaining any Loans or reducing the rate of return on such Lender’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender could have achieved but for such adoption, effectiveness, change, or compliance (taking into consideration such Lender’s policies with respect to capital adequacy), then, upon notice from such Lender to the Borrower, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.  Each determination by any such Lender of amounts owing under this Section 3.07 shall, absent manifest error, be conclusive and binding on the parties hereto.  The relevant Lender will, upon request, provide a certificate in reasonable detail as to the amount of such increased cost or reduction in amount received and method of calculation.

  Upon any Lender’s making a claim for compensation under this Section 3.07,  such Lender shall use commercially reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office or assign its rights and obligations hereunder to another of its offices, branches or affiliates so as to eliminate or reduce any such additional payment by the Borrower which may thereafter accrue, if such change is not otherwise disadvantageous to such Lender.

3.08       Illegality.

(a)         Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any commitment or any Loan as contemplated by this Agreement, then such Lender shall be an “Affected Lender” and by written notice to the Borrower and to the Administrative Agent:

(i)           such Lender may require that all outstanding Loans, made by it be converted to Base Rate Loans, in which event all such Loans shall be automatically converted to Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below, and

(ii)          if it is also illegal for the Affected Lender to make Base Rate Loans, such Lender may declare all amounts owed to it by the Borrower to the extent of such illegality to be due and payable;

provided, however, the Borrower has the right, with the consent of the Administrative Agent, to find an additional Lender to purchase the Affected Lenders’ rights and obligations; provided, further, that such Lender will first use its commercially reasonable efforts (consistent with legal and regulatory restrictions) to either change the jurisdiction of its lending office, issuing office or office for receipt of payments, or assign its Commitment or Loans to another Person other than a Competitor, in each case to eliminate such illegality.  The Credit Parties agree to cooperate in good faith with the Affected Lenders to affect such change or assignment.

(b)         For purposes of this Section 3.08, a notice to the Borrower by any Lender shall be effective on the date of receipt by the Borrower.

3.09       Requirements of Law.  If, after the date hereof, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

(a)         shall impose, modify, or hold applicable any reserve, special deposit, compulsory loan, or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans, or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the LIBOR hereunder; or

(b)         shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

  and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender reasonably deems to be material, of making, converting into, continuing, or maintaining Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice delivered to the Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Borrower shall be obligated to promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this Section 3.09, it shall provide notice thereof to the Borrower, promptly upon occurrence of such event, but in any case within three (3) days from the date of such event, through the Administrative Agent, certifying (x) that one of the events described in paragraph (a) and (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive and binding on the parties hereto in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.  If any Lender becomes aware of a proposed change in any Requirement of Law that would entitle it to claim any additional amounts pursuant to this Section 3.09 it shall promptly, upon the Lender becoming aware of such event, provide notice to the Borrower through the Administrative Agent.

3.10       Substitute Lenders.  If any Lender has demanded compensation pursuant to Sections 3.07 or 3.09 or has exercised its rights pursuant to Section 3.08(a)(ii), and such Lender does not waive its right to future additional compensation pursuant to Section 3.07 or 3.09, the Borrower shall have the right (i) to replace such Lender with a Substitute Lender or Substitute Lenders that shall succeed to the rights of such Lender under this Agreement upon execution of an Assignment and Assumption Agreement and payment by the Borrower of the related processing fee of U.S.$3,500 to the Administrative Agent; or (ii) to remove such Lender, and, if such removal takes place prior to the Disbursement Date, reduce the Commitments by the amount of the Commitment of such Lender, and adjust the Commitment Percentage of each Lender such that the percentage of each other Lender shall be increased to equal the percentage equivalent of a fraction, the numerator of which is the Commitment of such other Lender and the denominator of which is the Commitments of the Lenders minus the Commitments of the Lender who demanded payment pursuant to Sections 3.07 or 3.09 or exercised its rights pursuant to Section 3.08(a)(ii); provided, however, that such Lender shall not be replaced or removed hereunder until such Lender has been repaid in full all amounts owed to it pursuant to this Agreement (including Sections 3.05 and 3.07) and the other Transaction Documents unless any such amount is being contested by the Borrower in good faith.

3.11       Sharing of Payments in connection with the Loans, Etc.

(a)          If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Obligations owing to it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its share of payments on account of the Obligations obtained by all the Lenders (an “Excess Payment”), such Lender shall forthwith (i) notify the Administrative Agent of such fact, and (ii) purchase from the other Lenders such participations in such Obligations owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s share (according to the proportion of (A) the amount of such paying Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of demonstrable error) of participations purchased pursuant to this Section 3.11 and will in each case notify the Lenders following any such purchases.

(b)          If any Lender shall commence any action or proceeding in any court to enforce its rights hereunder after consultation with the other Lenders and, as a result thereof or in connection therewith, it shall receive any Excess Payment, then such Lender shall not be required to share any portion of such excess payment with any Lender which has the legal right to, but does not, join in any such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights in another court.

(c)          The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.11 may exercise all its rights of set-off with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

ARTICLE IV
CONDITIONS PRECEDENT

4.01       Conditions Precedent to Loans.  The obligations of the Lenders under this Agreement are subject to the satisfaction or waiver of the following conditions precedent (the date on which all such conditions precedent are satisfied or waived being the “Closing Date”):

(a)          Loan Documents.  The Administrative Agent and the Lenders shall have received, on or before the Closing Date, counterparts of each of the following documents duly executed and delivered by each party thereto, and in full force and effect and reasonably satisfactory to the Administrative Agent:

(i)           this Agreement (attaching all Exhibits thereto); and

(ii)          Dutch “A” Notes executed by the Borrower for the account of each Lender.

(b)         Financial Statements.  The Borrower shall have delivered to the Administrative Agent annual audited consolidated financial statements of the Parent for the Fiscal Year ending December 31, 2007.

(c)         Opinions of Borrower’s and each Guarantor’s Counsel.  The Administrative Agent shall have received (i) the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, New York counsel to the Credit Parties, including, interalia, with respect to enforceability of this Agreement and the Dutch “A” Notes, as well as not an investment company, substantially in the form of Exhibit E, (ii) the opinion of Lic. Ramiro G. Villarreal Morales, Mexican counsel to the Credit Parties, substantially in the form of Exhibit F, and (iii) the opinion of Warendorf, Dutch counsel to the Credit Parties, substantially in the form of Exhibit G.

(d)          Opinion of Counsel to the Administrative Agent.  The Administrative Agent shall have received a favorable opinion of (i) Ritch Mueller, S.C., special Mexican counsel to the Administrative Agent and the Lenders, including, interalia, a favorable opinion with respect to enforceability and pari passu ranking and (ii) Stibbe New York B.V. special Dutch counsel to the Administrative Agent and the Lenders, including, interalia, a favorable opinion with respect to enforceability and pari passu ranking.

(e)          Governmental and Third Party Consents and Approvals.  (i)  Each Credit Party shall have received all necessary approvals, authorizations, or consents of, or notices to, or registrations with any Governmental Authority or other third party with as may be necessary (without the imposition of any conditions that are not acceptable to the Lenders) to allow such Credit Party lawfully (A) to execute, deliver and perform their respective obligations under the Transaction Documents to which each of them is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them pursuant thereto or in connection therewith and (B) consummate the transactions contemplated hereunder and under any other Transaction Documents; (ii) all applicable waiting periods shall have expired without any adverse action being taken by any competent authority; and (iii) there shall not exist any law or regulation that, in the reasonable judgment of the Lenders, restrains, prevents or imposes materially adverse conditions upon the Loans.  The Administrative Agent shall have received certified copies of any and all such necessary approvals, authorizations, or consents of, or notices to, or registrations with any Governmental Authority or other third party required for the Credit Parties to enter into, or perform its obligations under, the Transaction Documents.  All such consents, authorizations, permits, approvals, notes and filings shall be in full force and any conditions therein shall have been satisfied.

(f)           Margin Regulations.  No Credit Party is, nor will any Credit Party be engaged, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.  The Loans and the use of proceeds thereof do not violate Regulation T, U or X.  The Administrative Agent shall have received certificates from a Responsible Officer of each of the Borrower and the Parent that the transactions contemplated by the Transaction Documents are in full compliance with the Federal Reserve’s Margin Regulations.

(g)          Organizational Documents of the Credit Parties.  The Administrative Agent shall have received certified copies of (i) the organizational documents in effect on the Closing Date of each of the Credit Parties and to the extent available in the relevant jurisdiction, an extract of the trade register of each Credit Party, (ii) the powers-of-attorney of each Person executing any Transaction Document on behalf of each of the Credit Parties, together with specimen signatures of such Person and (iii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the authorization for the execution, delivery and performance of each such Transaction Document and the transactions contemplated hereby and thereby.  All certificates shall state that the resolutions or other information referred to in such certificates have not been amended, modified, revoked or rescinded as of the date of such certificates (which shall not be earlier than five (5) Business Days before the Closing Date).

(h)          Agent for Service of Process.  The Administrative Agent shall have received a power of attorney, notarized under Mexican law if applicable, granted by each of the Credit Parties to the Process Agent in respect of the Transaction Documents together with evidence that the Process Agent has accepted its appointment as Process Agent pursuant to Section 12.12.

(i)           Fees and Expenses.  The Credit Parties shall have paid all fees and expenses owing to the Lenders, the Structuring Agent, the Joint Lead Arrangers and the Administrative Agent to the extent of and payable on or before the Closing Date, and all other fees and expenses owing hereunder and under the Commitment Letter and Fee Letters to the extent due and payable on or before the Closing Date.

(j)           No Default.  No Default or Event of Default shall have occurred and be continuing either prior to or after giving effect to the transactions contemplated on the Closing Date, and the Credit Parties shall have provided certificates from a Responsible Officer of each of the Borrower and the Parent to such effect to the Administrative Agent.

(k)          Representations and Warranties.  The representations and warranties of the Credit Parties contained in this Agreement and each other Transaction Document shall be true on and as of the Closing Date, and Credit Parties shall have provided a certificate to such effect to the Administrative Agent.

(l)           No Changes.  No material adverse change shall have occurred and there has not occurred any event, circumstance or development that, individually or in the aggregate, has resulted in, or could reasonably be expected to cause a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Parent and its Subsidiaries, taken as a whole in each case, since March 31, 2008.

(m)         No Litigation.  Except as set forth on Schedule 5.06, no action, suit, investigation, litigation or proceeding is pending or has been threatened or commenced that (i) could reasonably be expected to (A) have a Material Adverse Effect or (B) adversely affect the rights and remedies of the Lenders under the Transaction Documents or (ii) purports to adversely affect the financing of the Loan or prevent the anticipated use of the proceeds thereof.

(n)          Solvency.  Immediately prior to the incurrence of the Loans on the Closing Date, and after giving effect to such Loans, and the use of the proceeds of the Loans, each Credit Party shall be Solvent and the Administrative Agent shall have received a certificate attesting to such fact from the Responsible Officer of the Parent (and not in such officer’s individual capacity), dated the Closing Date, in a form reasonably satisfactory to the Administrative Agent.

(o)          Other Documents.  The Administrative Agent shall have received such other certificates, powers of attorney and other documents and undertakings relating to the authority for, and the execution, delivery and validity of, the Transaction Documents, as may be reasonably requested by the Administrative Agent or any Lender through the Administrative Agent.

4.02       Conditions Precedent to Loan Disbursement.  The disbursement of the Loan funds on the Disbursement Date is subject to the satisfaction of the following conditions:

(a)          No Default.  On the Disbursement Date, immediately before and after giving effect to the disbursement of the Loans, no Default or Event of Default shall have occurred and be continuing; and

(b)          Accuracy of Representations.  The representations and warranties of the Credit Parties contained in this Agreement and each other Transaction Document shall be true on and as of the Disbursement Date, and the Credit Parties shall have provided a certificate to such effect to the Administrative Agent.

4.03       Conditions Precedent to Conversion of the Loans.  The ability of the Borrower to convert the Loans into the Maturity Loans pursuant to Section 2.01(j) above is subject to the satisfaction or waiver of the following conditions:

(a)          Notices.  The Administrative Agent shall have received the Conversion Notice delivered in accordance with Section 2.01(j).

(b)          No Default.  On the Conversion Date, no Event of Default shall have occurred and be continuing.

(c)          Deferred Amounts.  There are no outstanding Deferred Amounts; provided, that the Borrower shall be permitted to repay any outstanding Deferred Amounts simultaneously with the conversion.

(d)          Documents.   The Administrative Agent shall have received a fully executed copy of (i) the Maturity Loan “A” Agreement and (ii) the Dutch “A” Notes; provided, however, the failure by one or more Lenders to satisfy its obligations pursuant to Section 2.01 (k)(i) shall not constitute the failure to satisfy this Section 4.03(d) with respect to the other Lenders.

(e)          Maturity “A” Loan Agreement Conditions. All of the conditions precedent in the Maturity Loan “A” Agreement have been satisfied or waived by Maturity Loan Lenders.

(f)          Additional Covenants and Events of Defaults.  Prior to the Conversion Date, the form of the Maturity Loan “A” Agreement in Exhibit A hereto shall have been amended to include any covenants or events of default applicable to any Comparable Debt Facility of any Credit Party entered into after the Closing Date that are new or more favorable to the lenders in such Comparable Debt Facility than the covenants and events of default in the form of the Maturity Loan “A” Agreement attached as Exhibit A hereto on the Closing Date.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BORROWER

  The Borrower represents and warrants that:

5.01       Corporate Existence and Power.

(a)          The Borrower is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority (including all governmental licenses, permits and other approvals except for such licenses, permits and approvals the absence of which will not have a Material Adverse Effect) to own its assets and carry on its business as now conducted and as proposed to be conducted.

(b)         All of the outstanding stock of the Borrower has been validly issued and is fully paid and non-assessable.

(c)          The Borrower is in full compliance with the applicable provisions of the Dutch Financial Supervision Act.

5.02       Power and Authority; Enforceable Obligations.

(a)          The execution, delivery and performance by the Borrower of each Transaction Document to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action.

(b)         This Agreement and the other Transaction Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equity principles.

5.03       Compliance with Law and Other Instruments.  The execution, delivery of and performance under this Agreement and each of the other Transaction Documents to which the Borrower is a party and the consummation of the transactions herein or therein contemplated, and compliance with the terms and provisions hereof and thereof, do not and will not (a) conflict with, or result in a breach or violation of, or constitute a default under, or result in the creation or imposition of any Lien upon the assets of the Borrower pursuant to, any Contractual Obligation of the Borrower or (b) result in any violation of the statuten of the Borrower or any provision of any Requirement of Law applicable to the Borrower.

5.04       Consents/Approvals.  No order, permission, consent, approval, license, authorization, registration or validation of, or notice to or filing with, or exemption by, any Governmental Authority or third party is required to authorize, or is required in connection with, the execution, delivery and performance by the Borrower of this Agreement and the other Transaction Documents to which the Borrower is a party or the taking of any action contemplated hereby or by any other Transaction Document.

5.05       Financial Information.  The consolidated balance sheet of the Parent and its Subsidiaries as at December 31, 2007, and the related consolidated statements of income and cash flows of the Parent and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG Cardenas Dosal, S.C., independent public accountants, and the consolidated balance sheet of the Parent and its Subsidiaries as at March 31, 2008, and the related consolidated statements of income and cash flows of the Parent and its Subsidiaries for the three (3) months then ended, duly certified by the Responsible Officer of the Parent, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at March 31, 2008, and said statements of income and cash flows for the three (3) months then ended, to year-end audit adjustments, the consolidated financial condition of the Parent and its Subsidiaries as at such dates and the consolidated results of the operations of the Parent and its Subsidiaries for the periods ended on such dates, all in accordance with Mexican FRS, consistently applied, except as disclosed in the financial statements for the first quarter of 2008.

5.06       Litigation.  Except as set forth in Schedule 5.06, there is no pending or threatened action, suit, investigation, litigation or proceeding, including any Environmental Action, affecting the Parent or any of its Subsidiaries before any court, Governmental Authority or arbitrator that (a) would be reasonably likely to have a Material Adverse Effect or (b) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the transactions contemplated thereby, and there has been no adverse change in the status, or financial effect on the Parent or any of its Subsidiaries, of the litigation described in Schedule 5.06.

5.07       No Immunity.  The Borrower and the Parent are subject to civil and commercial law with respect to its obligations under this Agreement and each other Transaction Document to which it is a party and the execution, delivery and performance of this Agreement or any such other Transaction Document by the Borrower and the Parent constitute private and commercial acts rather than public or governmental acts.  Under the laws of Mexico or The Netherlands (as applicable), none of the Credit Parties nor any of their property has any immunity from jurisdiction of any court or any legal process (whether through service or notice, attachment prior to judgment or attachment in aid of execution).

5.08       Governmental Regulations.

(a)          The Borrower is not, and is not controlled by, an “investment company” within the meaning of the United States Investment Company Act of 1940, as amended or

(b)         The Borrower is not subject to regulation under the Public Utility Holding Company Act of 2005, as amended ("PUHCA") that would have the effect of preventing the execution and performance, or the enforceability, of its obligations under each Loan Document to which it is a party.

5.09       Direct Obligations; Pari Passu; Liens.

(a)         (i) This Agreement constitutes a direct, unconditional unsubordinated and unsecured obligation of the Borrower, and (ii) the Loans, when made, will constitute direct, unconditional unsubordinated and unsecured obligations of the Borrower.

(b)         Any amounts due and payable by the Borrower with respect to the Loans under this Agreement rank and will rank in priority of payment at least pari passu with the senior unsecured Indebtedness of the Borrower.

(c)         There are no Liens on the property of the Credit Parties or any of their Subsidiaries other than Permitted Liens.

5.10       Subsidiaries.  As of March 31, 2008, all Material Subsidiaries are listed on Schedule 5.10.

5.11       Ownership of Property.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each of the Parent and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except Permitted Liens and (b) each Credit Party maintains insurance with reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies of established reputation or engaged in similar business and owning similar properties in the same general areas in which such Credit Party operates.

5.12       No Recordation Necessary.

(a)          This Agreement and the Dutch “A” Notes are in proper legal form under the law of Mexico for the enforcement thereof against the Borrower under the laws of Mexico or, as the case may be, The Netherlands.  To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and each other Transaction Document in Mexico or, as the case may be, The Netherlands, it is not necessary that this Agreement or any other Transaction Document be filed or recorded with any Governmental Authority in Mexico or any Governmental Authority in The Netherlands or that any stamp or similar tax be paid on or in respect of this Agreement or any other document to be furnished under this Agreement, unless such stamp or similar taxes have been paid by the Borrower; provided, however, that in the event any legal proceedings are brought in the courts of Mexico, an official Spanish translation of the documents required in such proceedings, including this Agreement, would have to be approved by the court after the defendant is given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents.

(b)         It is not necessary (i) in order for the Administrative Agent or any Lender to enforce any rights or remedies under the Transaction Documents or (ii) solely by reason of the execution, delivery and performance of this Agreement by the Administrative Agent or any Lender, that the Administrative Agent or such Lender be licensed or qualified with any Mexican Governmental Authority or be entitled to carry on business in Mexico.

5.13       Taxes.

(a)         Each Credit Party has filed all material tax returns which are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any material assessment received by the Credit Party, except where the same may be contested in good faith by appropriate proceedings and as to which such Credit Party maintains reserves to the extent it is required to do so by law or pursuant to Applicable GAAP.  The charges, accruals and reserves on the books of each Credit Party in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

(b)         Except for Tax imposed by way of withholding on interest, fees and commissions remitted from The Netherlands, there is no Tax (other than taxes on, or measured by, income or profits), levy, impost, deduction, charge or withholding imposed, levied, charged, assessed or made by or in The Netherlands or any political subdivision or taxing authority thereof or therein either (i) on or by virtue of the execution or delivery of this Agreement or any of the other Transaction Documents or (ii) on any payment to be made by the Borrower pursuant to this Agreement or any of the other Transaction Documents.

5.14       Compliance with Laws.  The Credit Parties and their Subsidiaries are in compliance in all material respects with all applicable Requirements of Law (including with respect to the licenses, certificates, permits, franchises, and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, antitrust laws or Environmental Laws and the rules and regulations and laws with respect to social security, workers’ housing funds, and pension funds obligations), except where the failure to so comply would not have a Material Adverse Effect.

5.15       Absence of Default.  No Default or Event of Default has occurred and is continuing.

5.16       Full Disclosure.  All information heretofore furnished by the Credit Parties to the Administrative Agent, the Structuring Agent, the Joint Lead Arrangers or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby (other than projections and other “forward-looking” information that have been prepared on a reasonable basis and in good faith by the Borrower) is, and all such information hereafter furnished by the Credit Parties to the Administrative Agent, the Structuring Agent, the Joint Lead Arrangers or any Lender will be, true and accurate in all material respects on the date as of which such information is stated or certified and does not omit to state any material fact necessary in order to make the statements contained herein or therein, taken as a whole, not misleading.  The Credit Parties have disclosed to the Lenders in writing any and all facts which may have a Material Adverse Effect.

5.17       Choice of Law; Submission to Jurisdiction and Waiver of Sovereign Immunity.  In any action or proceeding involving the Borrower arising out of or relating to this Agreement in any Mexican or Dutch court or tribunal, any Lender, the Structuring Agent, the Joint Lead Arrangers and the Administrative Agent would be entitled to the recognition and effectiveness of the choice of law, submission to jurisdiction and waiver of sovereign immunity provisions of Sections 12.10, 12.11 and 12.13.

5.18       Material Changes.  There has not occurred any change, event, circumstance or development that, individually or in the aggregate, has resulted in, or could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Credit Parties, taken as a whole in each case, since December 31, 2007.

5.19       Pension and Welfare Plans.  During the consecutive twelve-month period prior to the date of the execution and delivery of this Agreement and prior to the date of the conversion, if any, hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA.  All contributions required to be made under each Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the consolidated financial statements of the Parent and its Subsidiaries.  No condition exists or event or transaction has occurred with respect to any Pension Plan which would reasonably be expected to result in the incurrence by any Credit Party, any of its Subsidiaries, or any its ERISA Affiliates of any material liability (other than liabilities incurred in the ordinary course of maintaining the Pension Plan), fine or penalty.  Each Benefit Plan which is subject to ERISA that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the Internal Revenue Service for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Credit Parties, nor any of its Subsidiaries, are not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such plan under Section 401(a) of the Code. As of the date hereof, there is no pending or, to the knowledge of the Credit Parties, nor any of its Subsidiaries, threatened, litigation relating to the Benefit Plans which would reasonably be expected to have a Material Adverse Effect.  No Credit Party, nor any of its Subsidiaries, has any contingent liability with respect to any post-retirement benefit under a Welfare Plan which would reasonably be expected to have a Material Adverse Effect, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

5.20       Margin Regulations.  No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U,  except in compliance with Regulation U.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.  No indebtedness being reduced or retired out of the proceeds of the Loan hereunder was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U except in compliance with Regulation U or any “margin security” within the meaning of Regulation T, except in compliance with Regulation T.  Neither the execution and delivery hereof by the Borrower, nor the performance by it of any of the transactions contemplated by this Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation T, U, or X.

5.21       Dutch Works Council Act.  The Borrower has not established, is not in the process of establishing nor has it received a request to establish a works council in accordance with the provisions of the Dutch Works Council Act (Wet op de ondernemingsraden).

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE GUARANTORS

  Each of the Guarantors separately represents and warrants that:

6.01       Corporate Existence and Power.

(a)         Such Guarantor is a corporation (sociedad anónima de capital variable or sociedad anónima bursatil de capital variable) duly incorporated and validly existing under the laws of Mexico and has all requisite corporate power and authority (including all governmental licenses, permits and other approvals except for such licenses, permits and approvals the absence of which will not have a Material Adverse Effect) to own its assets and carry on its business as now conducted and as proposed to be conducted.

(b)         All of the outstanding stock of such Guarantor has been validly issued and is fully paid and non-assessable.

6.02       Power and Authority; Enforceable Obligations.

(a)         The execution, delivery and performance by such Guarantor of each Transaction Document to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, are within such Guarantor’s corporate powers and have been duly authorized by all necessary corporate action pursuant to the estatutos sociales or bylaws of such Guarantor.

(b)         This Agreement and the other Transaction Documents to which such Guarantor is a party have been duly executed and delivered by such Guarantor and constitute legal, valid and binding obligations of such Guarantor enforceable in accordance with their respective terms, except as enforceability may be limited by applicable concurso mercantil, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equity principals.

6.03       Compliance with Law and Other Instruments.  The execution, delivery and performance of this Agreement and any of the other Transaction Documents to which such Guarantor is a party and the consummation of the transactions herein or therein contemplated, and compliance with the terms and provisions hereof and thereof, do not and will not (a) conflict with, or result in a breach or violation of, or constitute a default under, or result in the creation or imposition of any Lien upon the assets of such Guarantor pursuant to, any Contractual Obligation of such Guarantor or (b) result in any violation of the estatutos sociales or bylaws of such Guarantor or any provision of any Requirement of Law applicable to such Guarantor.

6.04       Consents/Approvals.  No order, permission, consent, approval, license, authorization, registration or validation of, or notice to or filing with, or exemption by, any Governmental Authority or third party is required to authorize, or is required in connection with, the execution, delivery and performance by such Guarantor of this Agreement and the other Transaction Documents to which such Guarantor is a party or the taking of any action contemplated hereby or by any other Transaction Document.

6.05       Litigation; Material Adverse Effect.  Except as set forth in Schedule 5.06, there is no pending or threatened action, suit, investigation, litigation or proceeding, including any Environmental Action, affecting the Parent or any of its Subsidiaries before any court, Governmental Authority or arbitrator that (a) would be reasonably likely to have a Material Adverse Effect or (b) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the transactions contemplated thereby, and there has been no adverse change in the status, or financial effect on the Parent or any of its Subsidiaries, of the litigation described in Schedule 5.06.

6.06       No Immunity.  Such Guarantor is subject to civil and commercial law with respect to its obligations under this Agreement and each other Transaction Document to which it is a party and the execution, delivery and performance of this Agreement or any such other Transaction Document by such Guarantor constitute private and commercial acts rather than public or governmental acts.  Under the laws of Mexico, neither such Guarantor nor any of its property has any immunity from jurisdiction of any court or any legal process (whether through service or notice, attachment prior to judgment or attachment in aid of execution).

6.07       Governmental Regulations.

(a)         Such Guarantor is not, and is not controlled by, an “investment company” within the meaning of the United States Investment Company Act of 1940, as amended; or

(b)         Such Guarantor is not subject to regulation under the Public Utility Holding Company Act of 2005, as amended ("PUHCA") that would have the effect of preventing the execution and performance, or the enforceability, of its obligations under each Loan Document to which it is a party.

6.08       Direct Obligations; Pari Passu.

(a)         This Agreement constitutes a direct, unconditional unsubordinated and unsecured obligation of such Guarantor.

(b)         Any amounts due and payable by the Guarantor under this Agreement rank and will rank in priority of payment at least pari passu with the senior unsecured Debt of such Guarantor.

6.09       No Recordation Necessary.  This Agreement is in proper legal form under the law of Mexico for the enforcement thereof against such Guarantor under the law of Mexico.  To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and each other Transaction Document in Mexico, it is not necessary that this Agreement or any other Transaction Document be filed or recorded with any Governmental Authority in Mexico or that any stamp or similar tax be paid on or in respect of this Agreement or any other document to be furnished under this Agreement unless such stamp or similar taxes have been paid by a Credit Party; provided, however, that in the event any legal proceedings are brought in the courts of Mexico, an official Spanish translation of the documents required in such proceedings, including this Agreement, would have to be approved by the court after the defendant is given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents.

6.10       Choice of Law; Submission to Jurisdiction and Waiver of Sovereign Immunity.  In any action or proceeding involving such Guarantor arising out of or relating to this Agreement in any Mexican court or tribunal, the Lenders, the Structuring Agent, the Joint Lead Arrangers and the Administrative Agent would be entitled to the recognition and effectiveness of the choice of law, appointment of process agent, submission to jurisdiction and waiver of sovereign immunity provisions of Sections 12.10, 12.11, 12.12 and 12.13.

6.11       Liens.  There are no Liens on the property of the Parent or any of its Subsidiaries other than Permitted Liens.

6.12       Ownership of Property.  a) Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each of the Parent and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property and b) each Credit Party maintains insurance with reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies of established reputation or engaged in similar business and owning similar properties in the same general areas in which such Credit Party operates.

6.13       No Material Change.  There has not occurred any change, event, circumstance or development that, individually or in the aggregate, has resulted in, or could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Credit Parties, taken as a whole in each case, since December 31, 2007.

6.14       Financial Information.  The consolidated balance sheet of the Parent and its Subsidiaries as at December 31, 2007, and the related consolidated statements of income and cash flows of the Parent and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG Cardenas Dosal, S.C., independent public accountants, and the consolidated balance sheet of the Parent and its Subsidiaries as at March 31, 2008, and the related consolidated statements of income and cash flows of the Parent and its Subsidiaries for the three (3) months then ended, duly certified by the Responsible Officer of the Parent, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at March 31, 2008, and said statements of income and cash flows for the three (3) months then ended, to year-end audit adjustments, the consolidated financial condition of the Parent and its Subsidiaries as at such dates and the consolidated results of the operations of the Parent and its Subsidiaries for the periods ended on such dates, all in accordance with Mexican FRS, consistently applied, except as disclosed in the financial statements for the first quarter of 2008.

6.15       Absence of Default.  No Default or Event of Default has occurred and is continuing.

6.16       Full Disclosure.  All information heretofore furnished by the Credit Parties to the Administrative Agent, the Structuring Agent, the Joint Lead Arrangers or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby (other than projections and other “forward-looking” information that have been prepared on a reasonable basis and in good faith by the Borrower) is, and all such information hereafter furnished by the Credit Parties to the Administrative Agent, the Structuring Agent, the Joint Lead Arrangers or any Lender will be, true and accurate in all material respects on the date as of which such information is stated or certified and does not omit to state any material fact necessary in order to make the statements contained herein or therein, taken as a whole, not misleading.  The Credit Parties have disclosed to the Lenders in writing any and all facts which may have a Material Adverse Effect.

6.17       Taxes.

(a)         Each Credit Party has filed all material tax returns which are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any material assessment received by the Credit Party, except where the same may be contested in good faith by appropriate proceedings and as to which such Credit Party maintains reserves to the extent it is required to do so by law or pursuant to Applicable GAAP.  The charges, accruals and reserves on the books of each Credit Party in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

(b)         Except for Tax imposed by way of withholding on interest, fees and commissions remitted from The Netherlands, there is no Tax (other than taxes on, or measured by, income or profits), levy, impost, deduction, charge or withholding imposed, levied, charged, assessed or made by or in The Netherlands or any political subdivision or taxing authority thereof or therein either (i) on or by virtue of the execution or delivery of this Agreement or any of the other Transaction Documents or (ii) on any payment to be made by the Borrower pursuant to this Agreement or any of the other Transaction Documents.

ARTICLE VII
COVENANTS APPLICABLE TO THE LOANS

  Each Credit Party covenants and agrees for the benefit of the Lenders that until all Obligations owed to the Lenders are paid in full, it will, unless waived in writing by the Required Lenders pursuant to the provisions set forth in Section 12.02:

7.01       Payment of Contractual Obligations.  Each Credit Party shall duly and punctually pay the principal of and interest (together with any additional amounts payable thereon) on the Loans in accordance with the terms of this Agreement and the other Transaction Documents.  The Guarantors jointly and severally covenant that they will, as and when any amounts are due on the Loans hereunder or under any Dutch “A” Notes, duly and punctually pay such amounts in accordance with the terms of this Agreement.

7.02       Qualifying Equity Security.  Each Credit Party shall apply an amount equal to the net proceeds from the issuance of any Qualifying Equity Security, by the Parent or any of the Parent’s Subsidiaries, other than Exempt Issuances, to prepay the Loans and the Dutch “B” Loans on a pro rata basis on the Interest Payment Date immediately following such issuance.

7.03       Corporate Existence.  Each Credit Party shall, and shall cause each of its Subsidiaries to, at all times continue to engage in business of the same general type as now conducted by such Credit Party and will preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain its corporate existence, rights (charter and statutory), licenses, consents, permits, notices or approvals and franchises deemed material to its business; provided that no Credit Party nor any of their Subsidiaries shall be required to maintain its corporate existence in connection with a merger or consolidation in compliance with Section 7.08; and provided, further, that no Credit Party nor any of their Subsidiaries shall be required to preserve any right or franchise if such Credit Party or any such Subsidiary shall in its good faith judgment, determine that the preservation thereof is no longer in the best interests of such Credit Party or such Subsidiary, as the case may be, and that the loss thereof could not reasonably be expected to have a Material Adverse Effect.

7.04       Financial Reports and Other Information.

(a)         The Parent shall deliver to the Administrative Agent

(i)           as soon as available, but in any event within one hundred twenty days (120) after the end of each Fiscal Year of the Parent, a copy of the annual audit report for such year for the Parent and its Subsidiaries containing consolidated and consolidating balance sheets of the Parent and its Subsidiaries, as of the end of such fiscal year and consolidated statements of income and cash flows of the Parent and its Subsidiaries, for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by KPMG Cardenas Dosal, S.C. or other independent public accountants of recognized standing acceptable to the Required Lenders, together with a certificate of a Responsible Officer of the Parent, stating that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Credit Parties have taken and proposes to take with respect thereto; provided that in the event of any change in the Applicable GAAP used in the preparation of such financial statements, the Parent shall also provide, for informational purposes only, a statement of reconciliation conforming such financial statements to Applicable GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.01(b) of the Dutch Loan “A” Agreement and provided further that all such documents will be prepared in English; and

(ii)          soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Parent, consolidated balance sheets of the Parent and its Subsidiaries, as of the end of such quarter and consolidated statements of income and cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by any Responsible Officer of the Parent as having been prepared in accordance with Applicable GAAP and together with a certificate of a Responsible Officer of the Parent, as to compliance with the terms of this Agreement and stating that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto; provided that in the event of any change in the Applicable GAAP used in the preparation of such financial statements, the Parent shall also provide, for informational purposes only, a statement of reconciliation conforming such financial statements to Applicable GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.01(b) of the Dutch Loan “A” Agreement and provided further that all such documents will be prepared in English.

(iii)         Each of the Borrower and CEMEX Mexico shall deliver to the Administrative Agent as soon as available, but in any event within one hundred eighty-three days (183) after the end of each Fiscal Year of such entity, the audited unconsolidated financial statements of such entity as of the end of such Fiscal Year.

(b)         At all times when the Parent is required to file any financial statements, reports or proxy statements with the U.S. Securities and Exchange Commission (the “Commission”), the Parent shall use its best efforts to file all required statements or reports in a timely manner in accordance with the rules and regulations of the Commission.

(c)         In addition to the information required to be provided under Section 7.04(a), the Parent shall deliver to the Administrative Agent (with a copy for each Lender), promptly upon the mailing thereof to the shareholders of the Parent copies of all financial statements, reports and proxy statements so mailed.

7.05       Notice of Default and Litigation.  The Credit Parties shall furnish to the Administrative Agent (and the Administrative Agent will notify each Lender):

(a)         as soon as practicable and in any event within five (5) days after the occurrence of each Default or Event of Default continuing on the date of such statement, a statement of the Responsible Officer of any Credit Party setting forth details of such Default or Event of Default and the action that the Borrower has taken and proposes to take with respect thereto;

(b)         as soon as practicable and in any event at least five (5) Business Days prior to each Extension Date, a statement of the Responsible Officer of any Credit Party that no Event of Default has occurred or is continuing; and

(c)         promptly after any Credit Party becomes aware or obtains knowledge of the commencement thereof, notice of all litigation, actions, investigations and proceedings before any court, Governmental Authority or arbitrator affecting the Credit Parties or any of their Subsidiaries of the type described in Section 5.06 or the receipt of written notice by the Credit Parties or any of their Subsidiaries of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation (including but not limited to Environmental Laws) the violation of which could reasonably be expected to have a Material Adverse Effect.

7.06       Liens.  The Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of the Parent or any Subsidiary, whether now owned or held or hereafter acquired, other than the following Liens (“Permitted Liens”):

(a)         Liens for taxes, assessments and other governmental charges the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which adequate reserves or other appropriate provision, if any, as shall be required by Applicable GAAP shall have been made;

(b)         statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by Applicable GAAP shall have been made;

(c)         Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(d)         any attachment or judgment Lien, unless the judgment it secures shall not, within sixty (60) days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within sixty (60) days after the expiration of any such stay;

(e)         Liens existing on the date of this Agreement and liens existing as of March 31, 2008 that are described in Schedule 7.06(e) hereto;

(f)          any Lien on property acquired by the Parent after the date hereof that was existing on the date of acquisition of such property; provided that such Lien was not incurred in anticipation of such acquisition, and any Lien created to secure all or any part of the purchase price, or to secure Debt incurred or assumed to pay all or any part of the purchase price, of property acquired by the Parent or any of its Subsidiaries after the date hereof; provided, further, that (A) any such Lien permitted pursuant to this clause (f) shall be confined solely to the item or items of property so acquired (including, in the case of any Acquisition of a corporation through the acquisition of 51% or more of the voting stock of such corporation, the stock and assets of any Acquired Subsidiary or Acquiring Subsidiary) and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to, or is acquired for specific use with, such acquired property; and (B) if applicable, any such Lien shall be created within nine (9) months after, in the case of property, its acquisition, or, in the case of improvements, their completion;

(g)         any Lien renewing, extending or refunding any Lien permitted by clause (f) above; provided that the principal amount of Debt secured by such Lien immediately prior thereto is not increased or the maturity thereof reduced and such Lien is not extended to other property;

(h)         any Liens created on shares of Capital Stock of the Parent or any of its Subsidiaries solely as a result of the deposit or transfer of such shares into a trust or a special purpose vehicle (including any entity with legal personality) of which such shares constitute the sole assets; provided that any shares of Subsidiary stock held in such trust, corporation or entity could be sold by the Parent; and provided, further, that such Liens may not secure Debt of the Parent or any Subsidiary (unless permitted under another clause of this Section 7.06);

(i)          any Liens on securities securing repurchase obligations in respect of such securities;

(j)          any Liens in respect of any Qualified Receivables Transaction;

(k)         in addition to the Liens permitted by the foregoing clauses (a) through (j), Liens securing Debt of the Parent and its Subsidiaries (taken as a whole) not in excess of 5% of the Adjusted Consolidated Net Tangible Assets of the Parent and its Subsidiaries; and

(l)          any Liens on “margin stock” purchased with the proceeds of the Loans within the meaning of Regulation U, if and to the extent the value of all “margin stock” of the Parent and its Subsidiaries exceeds 25% of the value of the total assets of the Parent and its Subsidiaries;

unless, in each case, the Parent has made or caused to be made effective provision whereby the Obligations hereunder are secured equally and ratably with, or prior to, the Debt secured by such Liens (other than Permitted Liens) for so long as such Debt is so secured.

7.07       Restricted Payments.  If there are any Deferred Amounts outstanding, none of the Parent or any of the Parent’s Subsidiaries will make any of the following payments (each a “Restricted Payment”):

(a)         declare or pay any dividends, make any distributions or pay any interest on any Qualifying Equity Security; or

(b)         repurchase, redeem or otherwise reacquire any Qualifying Equity Security, other than repurchases, redemptions or reacquisitions (i) the sole consideration for which was the payment of common stock of the Parent (or rights to acquire common stock of the Parent), or (ii) in connection with the satisfaction of obligations under any existing or future benefit plan for directors, officers or employees.

  If the Credit Parties, or any of their Subsidiaries makes any Restricted Payments when there are any Deferred Amounts outstanding, the Borrower shall concurrently pay in full all Deferred Amounts then outstanding, together with all interest and fees thereon.

7.08       Consolidations and Mergers.  None of the Credit Parties shall, in one or more related transactions, (x) consolidate with or merge into any other Person or permit any other Person to merge into it or (y) directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of its properties or assets to any Person, unless, with respect to any transaction described in clause (x) or (y), immediately after giving effect to such transaction:

(a)          the Person formed by any such consolidation or merger, if it is not the Borrower or such Guarantor, or the Person that acquires by transfer, conveyance, sale, lease or other disposition all or substantially all of the properties and assets of the Borrower or such Guarantor (any such Person, a “Successor”) (i) shall be a corporation organized and validly existing under the laws of its place of incorporation, which in the case of a Successor to the Borrower shall be Mexico, the United States, Canada, France, Belgium, Germany, Italy, Luxembourg, The Netherlands, Portugal, Spain, Switzerland or the United Kingdom, or any political subdivision thereof, (ii) in the case of a Successor to the Borrower, shall expressly assume, pursuant to a written agreement in form and substance satisfactory to the Required Lenders, the Obligations with respect to the Loans of the Borrower pursuant to this Agreement and the performance of every covenant on part of the Credit Parties to be performed and observed and (iii) in the case of a Successor to any Guarantor, shall expressly assume, pursuant to a written agreement in form and substance satisfactory to the Required Lenders, the performance of every covenant of this Agreement applicable to the Loans on part of such Guarantor to be performed and observed;

(b)         in the case of any such transaction involving the Borrower or any Guarantor, the Borrower or such Guarantor, or the Successor of any thereof, as the case may be, shall expressly agree to indemnify each Lender and the Administrative Agent against any tax, levy, assessment or governmental charge payable by withholding or deduction thereafter imposed on such Lender and/or the Administrative Agent solely as a consequence of such transaction with respect to payments under the Transaction Documents;

(c)          immediately after giving effect to such transaction, including for purposes of this clause (c) the substitution of any Successor to the Borrower for the Borrower or the substitution of any Successor to a Guarantor for such Guarantor and treating any Debt or Lien incurred by the Borrower or any Successor to the Borrower, or by a Guarantor of the Borrower or any Successor to such Guarantor, as a result of such transactions as having been incurred at the time of such transaction, no Default or Event of Default shall have occurred and be continuing; and

(d)           the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a written agreement is required in connection with such transaction, such written agreement comply with the relevant provisions of this Article VII and that all conditions precedent provided for in this Agreement relating to such transaction have been complied with.

7.09       Use of Proceeds.  Each of the Credit Parties will use the net (after payment of fees and expenses due in connection with the Loans) proceeds of the Loans to repay existing debt of the Parent and to make intercompany loans solely for the purposes of repaying existing senior debt of the Parent and/or the Borrower or any of the Parent’s consolidated Subsidiaries.

7.10       Waiver of Immunities.  To the extent that any Credit Party may in any jurisdiction claim for itself or its assets immunity from a suit, execution, attachment, whether in aid or execution, before judgment or otherwise, or other legal process in connection with this Agreement and the Dutch “A” Notes and to the extent that in any jurisdiction there may be immunity attributed to any Credit Party or any Credit Party’s assets whether or not claimed, the Credit Parties have irrevocably agreed for the benefit of the Lender not to claim, and irrevocably waive, the immunity to the full extent permitted by law.

7.11       Additional Covenants.  So long as any of the Obligations remain outstanding, each Credit Party shall not, without the prior written consent of the Administrative Agent (acting with the consent of the Required Lenders), commence or join with any other Person in commencing any bankruptcy, liquidation, reorganization or insolvency proceedings of, or against, the other Credit Parties.

7.12       General.  Each Credit Party shall:

(a)          keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Credit Party and each such Subsidiary in accordance with Applicable GAAP;

(b)         maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted;

(c)         maintain, preserve and protect all intellectual property and all necessary governmental and third party approvals, franchises, licenses and permits, material to the business of such Credit Party, provided neither paragraph (b) nor this paragraph (c) shall prevent such Credit Party or any of its Subsidiaries from discontinuing the operation and maintenance of any of its properties or allowing to lapse certain approvals, licenses or permits which discontinuance is desirable in the conduct of its business and which discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d)         comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable Requirements of Law (including with respect to the licenses, approvals, certificates, permits, franchises, notices, registrations and other governmental authorizations necessary to the ownership of its respective properties or to the conduct of its respective business, antitrust laws or Environmental Laws and laws with respect to social security and pension funds obligations) and all material Contractual Obligations, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect;

(e)         at any reasonable time during normal business hours and from time to time with at least ten (10) Business Days prior notice, or at any time if a Default or Event of Default shall have occurred and be continuing, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof to examine and make abstracts from the individual and consolidated records and books of account of, and visit the properties of, discuss the individual and consolidated affairs, finances and accounts, of such Credit Party with any of its officers or directors and with its independent certified public accountants.  All expenses associated with such inspection shall be borne by the inspecting Lenders; provided that if a Default or an Event of Default shall have occurred and be continuing, any expenses associated with such inspection shall be borne jointly and severally by Credit Parties; and

(f)           none of the Credit Parties shall use any part of the proceeds of the Loans for any purpose that would result in any violation (whether by any of the Credit Parties, the Administrative Agent or the Lenders) of Regulation T, U or X of the Federal Reserve Board or to extend credit to others for any such purpose.  None of the Credit Parties shall engage in, or maintain as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any margin stock (as defined in such regulations).

7.13       Ownership of CEMEX Spain Shares.  The Parent shall not:

(a)         at any time own (directly or indirectly) less than 80% of the voting and equity ownership interest in CEMEX Spain; and

(b)         create any Lien on the common stock of CEMEX Spain; provided, however, that the Parent may create Liens on the common stock of CEMEX Spain directly or indirectly owned by the Parent in excess of the 80% threshold referred to in clause (a).

7.14       Additional Guarantor.  Except as set forth below,  none of the Credit Parties shall, nor shall they permit any of their Subsidiaries, other than CEMEX Spain and any of its Subsidiaries, to (i) enter into a new Comparable Debt Facility in which its obligations for borrowed money are guaranteed by an entity that is not a Credit Party or any of their Subsidiaries other than CEMEX Spain and any of its Subsidiaries, or (ii) agree to an amendment to add a guarantor that is not a Credit Party or any of their Subsidiaries other than CEMEX Spain and any of its Subsidiaries of its obligations for borrowed money in an existing Comparable Debt Facility, in each case, without the approval of the Required Lenders. For the avoidance of doubt, and without limitation, the following transactions shall not be subject to the provisions hereof:

(a)         financings involving Empresas Tolteca de México, S.A. de C.V. with respect to any domestic issuance of Certificados Bursátiles;

(b)         any letters of credit, leases entered into in the ordinary course of business, Derivatives, financings with Export Credit Agencies or receivables financings;

(c)         any intercompany transaction;

(d)         any additional guarantors resulting from or in connection with a merger, consolidation or similar transaction; and

(e)         any agreements existing on the Closing Date and, with respect to any Comparable Debt Facility, listed on Schedule 7.14(e) and refinancings or rollovers of amounts due thereunder.

7.15       CEMEX Spain Liens.  None of the Credit Parties shall, nor shall they permit any of their Subsidiaries, other than CEMEX Spain and its Subsidiaries, to (i) enter into a new senior Debt financing secured by a Lien on the productive assets directly owned by CEMEX Spain or its Subsidiaries or (ii) amend any existing Debt financing to add a Lien on the productive assets directly owned by CEMEX Spain or its Subsidiaries, in each case except for Permitted Liens.

7.16       No Conflict with Loans.  None of the Credit Parties shall, nor shall they permit any of their Subsidiaries, other than CEMEX Spain and its Subsidiaries, to enter into any Debt agreement:

(a)         restricting the ability of a Credit Party to repay or prepay all or any portion of the Loans;

(b)         restricting the ability of the Borrower to convert all or any portion of the Loans into Maturity Loans; or

(c)         requiring such Credit Party or any of its Subsidiaries (other than CEMEX Spain and its Subsidiaries) to prepay any senior unsecured Debt (other than the Loans) of such Credit Party or any of its Subsidiaries (other than CEMEX Spain and its Subsidiaries) with the net proceeds from asset sales, a redirection of cash flows or a recapture of cash flows of any Credit Party or any of its Subsidiaries (other than CEMEX Spain and its Subsidiaries).  For the avoidance of doubt and without limitation, this clause (c) shall not apply to any prepayment obligations: (i) in connection with any liquidation or termination of any Derivatives, (ii) any financing agreements of CEMEX Spain or any of its Subsidiaries, or (iii) contained in letters of credit, leases entered into in the ordinary course of business, financings with Export Credit Agencies or receivables financings.

7.17       Issuance of New Notes.  If, on June 30, 2010, any Loans are outstanding, any Lender shall have the right on such date to request that the Borrower issue new notes in exchange for such Lender’s Dutch “A” Note in accordance with the United States federal and state securities laws in a manner that will result in the exchange and any resale of the exchanged notes being exempt from registration under United States federal and state securities laws and the new notes being  (i) eligible for resale under Regulation S under the United States Securities Act of 1933, as amended, (ii) in an amount equal to the amount outstanding on such Lender’s Dutch “A” Note, and (iii) with identical economic terms and conditions to the Dutch “A” Notes, including but not limited to all adjustments to the Applicable Margin, and any customary legal opinions and other certifications reasonably requested by the Administrative Agent.  The Borrower shall use commercially reasonable best effort to cause such notes to be issued and listed on the Irish Stock Exchange by December 31, 2010. Upon issuance of such new notes in exchange for Dutch “A” Notes, the applicable Dutch “A” Note(s) shall be deemed to have been paid in full.

7.18       Pari Passu Ranking.

(a)         Each Credit Party will ensure at all times that amounts due and payable by such Credit Party with respect to the Loans under the Transaction Documents constitute unconditional general obligations of such Credit Party ranking pari passu with the senior unsecured unsubordinated Debt of such Credit Party;

(b)         The Parent will disclose in the press release issued in connection with its June 30, 2008 quarterly financial results (i) that the Credit Parties entered into two identical senior unsecured US$525 million facilities, (ii) that the amounts due and payable by each Credit Party under such facilities will rank pari-passu upon liquidation with senior unsecured debt of such Credit Party and (iii) a general description of such facilities; and

(c)         The Parent will use its reasonable best efforts to provide in its audited consolidated annual financial statements similar disclosure with respect to the Loans as the Parent provides with respect to the C8 Notes and the C10 Notes.

ARTICLE VIII
OBLIGATIONS OF GUARANTORS

8.01       The Guaranty.  Each of the Guarantors jointly and severally hereby unconditionally and irrevocably guarantee (as a primary obligor and not merely as surety) payment in full as provided herein of all Obligations payable by the Borrower to each Lender, the Administrative Agent, the Structuring Agent and the Joint Lead Arrangers under this Agreement and the other Transaction Documents and the Fee Letters, as and when such amounts become payable (whether at stated maturity, by acceleration or otherwise).

8.02       Nature of Liability.  The obligations of the Guarantors hereunder are guarantees of payment and shall remain in full force and effect until all Obligations of the Borrower have been validly, finally and irrevocably paid in full and all Commitments have been terminated, and shall not be affected in any way by the absence of any action to obtain such amounts from the Borrower or by any variation, extension, waiver, compromise or release of any or all Obligations from time to time therefor.  Each Guarantor waives all requirements as to promptness, diligence, presentment, demand for payment, protest and notice of any kind with respect to this Agreement and the other Transaction Documents.

8.03       Unconditional Obligations.  Notwithstanding any contrary principles under the laws of any jurisdiction other than the State of New York, the obligations of each of the Guarantors hereunder shall be unconditional, irrevocable and absolute and, without limiting the generality of the foregoing, shall not be impaired, terminated, released, discharged or otherwise affected by the following:

(a)         the existence of any claim, set-off or other right which either of the Guarantors may have at any time against the Borrower, the Administrative Agent, any Lenders or any other Person, whether in connection with this transaction or with any unrelated transaction;

(b)         any invalidity or unenforceability of this Agreement or any other Transaction Document relating to or against the Borrower or either of the Guarantors for any reason;

(c)         any provision of applicable law or regulation purporting to prohibit the payment by the Borrower of any amount payable by the Borrower under this Agreement or any of the other Transaction Documents or the payment, observance, fulfillment or performance of any other Obligations;

(d)         any change in the name, purposes, business, Capital Stock (including the ownership thereof) or constitution of the Borrower;

(e)         any amendment, waiver or modification of any Transaction Document in accordance with the terms hereof and thereof; or

(f)          any other act or omission to act or delay of any kind by the Borrower, the Administrative Agent, the Lenders or any other Person or any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge of or defense to either of the Guarantors’ obligations hereunder.

8.04       Independent Obligation.  The obligations of each of the Guarantors hereunder are independent of the Borrower’s obligations under the Transaction Documents and of any guaranty or security that may be obtained for the Obligations.  The Administrative Agent and the Lenders may neglect or forbear to enforce payment hereunder, under any Transaction Document or under any guaranty or security, without in any way affecting or impairing the liability of each Guarantor hereunder.  The Administrative Agent or the Lenders shall not be obligated to exhaust recourse or take any other action against the Borrower or under any agreement to purchase or security which the Administrative Agent or the Lenders may hold before being entitled to payment from the Guarantors of the obligations hereunder or proceed against or have resort to any balance of any deposit account or credit on the books of the Administrative Agent or the Lenders in favor of the Borrower or each of the Guarantors.  Without limiting the generality of the foregoing, the Administrative Agent or the Lenders shall have the right to bring suit directly against either of the Guarantors, either prior or subsequent to or concurrently with any lawsuit against, or without bringing suit against, the Borrower and/or the other Guarantor.

8.05       Waiver of Notices.  Each of the Guarantors hereby waives notice of acceptance of this Article VIII and notice of any liability to which it may apply, and waives presentment, demand for payment, protest, notice of dishonor or nonpayment of any such liability, suit or the taking of other action by the Administrative Agent or the Lenders against, and any other notice, to the Guarantors.

8.06       Waiver of Defenses.  To the extent permitted by New York law and notwithstanding any contrary principles under the laws of any other jurisdiction, each of the Guarantors hereby waives any and all defenses to which it may be entitled, whether at common law, in equity or by statute which limits the liability of, or exonerates, guarantors or which may conflict with the terms of this Article VIII, including failure of consideration, breach of warranty, statute of frauds, merger or consolidation of the Borrower, prior notice to the Borrower, that the Borrower’s assets are used to repay the Loans first, that the liability of the Guarantors be split, statute of limitations, accord and satisfaction and usury.  Without limiting the generality of the foregoing, each of the Guarantors consents that, without notice to such Guarantor and without the necessity for any additional endorsement or consent by such Guarantor, and without impairing or affecting in any way the liability of such Guarantor hereunder, the Administrative Agent and the Lenders may at any time and from time to time, upon or without any terms or conditions and in whole or in part, (a) change the manner, place or terms of payment of, and/or change or extend the time or payment of, renew or alter, any of the Obligations, any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Article VIII shall apply to the Obligations as so changed, extended, renewed or altered; (b) exercise or refrain from exercising any right against the Borrower or others (including the Guarantors) or otherwise act or refrain from acting; (c) settle or compromise any of the Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any such liability (whether due or not) of the Borrower to creditors of the Borrower other than the Administrative Agent and the Lenders and the Guarantors; (d) apply any sums by whomsoever paid or howsoever realized, other than payments of the Guarantors of the Obligations, to any liability or liabilities of the Borrower under the Transaction Documents or any instruments or agreements referred to herein or therein, to the Administrative Agent and the Lenders regardless of which of such liability or liabilities of the Borrower under the Transaction Documents or any instruments or agreements referred to herein or therein remain unpaid; (e) consent to or waive any breach of, or any act, omission or default under the Obligations or any of the instruments or agreements referred to in this Agreement and the other Transaction Documents, or otherwise amend, modify or supplement the Obligations or any of such instruments or agreements, including the Transaction Documents; and/or (f) request or accept other support of the Obligations or take and hold any security for the payment of the Obligations or the obligations of the Guarantors under this Article VIII, or allow the release, impairment, surrender, exchange, substitution, compromise, settlement, rescission or subordination thereof.

8.07       Bankruptcy and Related Matters.

(a)         So long as any of the Obligations remain outstanding, each Credit Party shall not, without the prior written consent of the Administrative Agent (acting with the consent of the Required Lenders), commence or join with any other Person in commencing any bankruptcy, liquidation, reorganization or insolvency proceedings of, or against, the Borrower.

(b)         If acceleration of the time for payment of any amount payable by the Borrower under this Agreement or the Dutch “A” Notes is stayed upon the insolvency, bankruptcy, reorganization or any similar event of the Borrower or otherwise, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Lenders.

(c)         The obligations of each of the Guarantors under this Article VIII shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding or action, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, marshalling of assets, assignment for the benefit of creditors, readjustment, liquidation or arrangement of the Borrower or similar proceedings or actions or by any defense which the Borrower may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding or action.  Without limiting the generality of the foregoing, the Guarantors’ liability shall extend to all amounts and obligations that constitute the Obligations and would be owed by the Borrower but for the fact that they are unenforceable or not allowable due to the existence of any such proceeding or action.

(d)         Each of the Guarantors acknowledges and agrees that any interest on any portion of the Obligations which accrues after the commencement of any proceeding or action referred to above in Section 8.07(c) (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding or action, such interest as would have accrued on such portion of the Obligations if said proceedings or actions had not been commenced) shall be included in the Obligations, it being the intention of the Guarantors, the Administrative Agent, and the Lenders that the Obligations which are to be purchased by the Guarantors pursuant to this Article VIII shall be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Obligations.  The Guarantors will take no action to prevent any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person from paying the Administrative Agent, or allowing the claim of the Administrative Agent, for the benefit of the Administrative Agent, and the Lenders, in respect of any such interest accruing after the date of which such proceeding is commenced, except to the extent any such interest shall already have been paid by the Guarantors.

(e)         Notwithstanding anything to the contrary contained herein, if all or any portion of the Obligations are paid by or on behalf of the Borrower, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered, directly or indirectly, from the Administrative Agent and/or the Lenders as a preference, preferential transfer, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Obligations for all purposes under this Article VIII, to the extent permitted by applicable law.

8.08       No Subrogation.  Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or application of funds of any of the Guarantors by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Obligations shall have been indefeasibly paid in full in cash.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been indefeasibly paid in full in cash, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

8.09       Right of Contribution.  Subject to Section 8.08, each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment.  The provisions of this Section 8.09 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Structuring Agent, the Joint Lead Arrangers and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the Structuring Agent, the Joint Lead Arrangers and the Lenders for the full amount guaranteed by such Guarantor hereunder.

8.10       General Limitation on Guaranty.  In any action or proceeding involving any applicable corporate law, or any applicable bankruptcy, insolvency, reorganization, concurso mercantil or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Article VIII would otherwise, taking into account the provisions of Section 8.09, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 8.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

8.11       Loan Covenants of the Guarantors.  Each Guarantor hereby covenants and agrees that, so long as any Obligations with respect to the Loans under this Agreement and any other Transaction Document remain unpaid, or any Lender has any commitment hereunder, it shall comply with the covenants contained or incorporated by reference in this Agreement applicable to the Loans to the extent applicable to it.

ARTICLE IX
EVENTS OF DEFAULT

9.01       Events of Default Applicable to the Loans.  The following specified events shall constitute “Events of Default” for the purposes of this Agreement:

(a)         Payment Defaults.  The Borrower shall (i) fail to pay any principal of the Loans when due in accordance with the terms hereof or (ii) fail to pay any interest, other than Deferred Amounts, on the Loans, any fee or any other amount relating to the Loans (including nonpayment in connection with the issuance of Qualifying Equity Securities in accordance with Section 7.02) payable under this Agreement or any Dutch “A” Note within five (5) Business Days after the same becomes due and payable; or

(b)         Specific Defaults.  Any Credit Party defaults in the performance or observance of any of its obligations contained in Sections 7.03 and 7.08; or

(c)         Other Defaults.  Any Credit Party defaults in the performance or observance of any of its covenants in this Agreement or the Notes (other than in each case as provided in paragraphs (a) and (b) above and the covenants under Sections 7.04, 7.05(c) and 7.12) and continuance of such default or breach for a period of thirty (30) days after there has been given to the Borrower by the Administrative Agent a written notice specifying such default or breach or after any Responsible Officer of any Credit Party has knowledge of such default or breach; or

(d)         Involuntary Bankruptcy.  The entry by a competent court of (A) a decree, admission order, or order for relief in respect of any Credit Party in an involuntary case or proceeding under any applicable bankruptcy, insolvency, concurso mercantil, reorganization or other similar law of Mexico, the United States of America, The Netherlands or other applicable jurisdiction or any political subdivision thereof or other applicable bankruptcy, insolvency, concurso mercantil, reorganization or other similar law, or (B) a decree or order adjudging any Credit Party bankrupt, insolvent or in concurso mercantil, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, concurso mercantil, or composition of or in respect of, the Borrower or any such Guarantor under any applicable law of Mexico, or the United States of America, The Netherlands or other applicable jurisdiction or any political subdivision thereof or other applicable law, or appointing a custodian, receiver, síndico, liquidator, conciliator, assignee, trustee, sequestrator or other similar official of any Credit Party or of any substantial part of the property of any Credit Party, or ordering the winding up or liquidation of the affairs of any Credit Party and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days, other than, in any such case, any decree or order issued pursuant to proceedings that have been commenced prior to the date of this Agreement; or

(e)         Voluntary Bankruptcy.  The commencement by any Credit Party of a voluntary case or proceeding under any applicable bankruptcy, insolvency, concurso mercantil, reorganization or other similar law of Mexico, the United States of America, The Netherlands or other applicable jurisdiction or any political subdivision thereof or other applicable bankruptcy, insolvency, concurso mercantil, reorganization or other similar law or of any other case or proceeding to be adjudicated bankrupt, insolvent or in concurso mercantil, or the consent by any Credit Party to the entry of a decree or order for relief in respect of any Credit Party in an involuntary case or proceeding under any applicable bankruptcy, insolvency, concurso mercantil, reorganization or other similar law of Mexico, the United States of America, The Netherlands or other applicable jurisdiction or any political subdivision thereof or other applicable bankruptcy, insolvency, concurso mercantil, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against any Credit Party, or the filing by any Credit Party of a petition or answer or consent seeking reorganization, concurso mercantil, or relief under any applicable law of Mexico, the United States of America, The Netherlands or other applicable jurisdiction or any political subdivision thereof or other applicable law, or the consent by any Credit Party to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, síndico, liquidator, conciliator, assignee, trustee, sequestrator or similar official of any Credit Party or of any substantial part of the property of any Credit Party, or the making by any Credit Party of an assignment for the benefit of creditors, or the admission by any Credit Party in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by any Credit Party in furtherance of any such action; or

(f)          Validity of Agreement.  The Borrower shall contest the validity or enforceability of any Transaction Document with respect to the Loan or shall deny generally the liability of the Borrower under any Transaction Documents with respect to the Loan or either Guarantor shall contest the validity of or the enforceability of their guarantee hereunder or any obligation of either Guarantor under Article VIII hereof shall not be (or is claimed by either Guarantor not to be) in full force and effect; or

(g)         Change of Ownership.  The Borrower ceases to be a wholly owned  indirect Subsidiary of the Parent or ceases to be consolidated in the financial statements of the Parent, or the Parent ceases to control any Guarantor.

9.02       Remedies.

(a)         If an Event of Default under Sections 9.01(d) and (e) occurs with respect to any Credit Party, the outstanding principal amount of the Loans, together with any accrued but unpaid interest thereon, including any Deferred Amounts, in each case without notice or any other act by the Lenders, shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(b)         If any Event of Default has occurred and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders declare by written notice to the Borrower, the principal amount of the outstanding Loans to be forthwith due and payable, whereupon such principal amount, together with accrued interest thereon, including, if applicable, any Deferred Amounts, and any fees due under this Agreement shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

9.03       Notice of Default.  To the extent permitted by law, the Administrative Agent shall give notice to the Borrower of any event occurring under Section 9.01(a), (b) or (c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

ARTICLE X
THE ADMINISTRATIVE AGENT

10.01     Appointment and Authorization.

(a)         Each Lender hereby irrevocably designates and appoints ING Capital LLC as the Administrative Agent of such Lender under this Agreement, and each Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement or any other Transaction Document, together with such other powers as are reasonably incidental thereto.

(b)         Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent.

10.02     Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

10.03     Liability of Administrative Agent.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by it or any such Person under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby (except for its or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by a Credit Party or any officer thereof contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Transaction Document, or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or for any failure of a Credit Party or any other party to any Transaction Document to perform its obligations hereunder or thereunder.  Except as otherwise expressly stated herein, the Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of a Credit Party.

10.04     Reliance by Administrative Agent.

(a)          The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or teletype message, statement, order or other document or telephone conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Required Lenders and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of failing to take, taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Required Lenders (or when expressly required hereby, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)         For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction on or before the Closing Date.

10.05     Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (except for the Administrative Agent with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders) unless it shall have received written notice from a Lender or the Borrower referring to this Agreement and describing such Default or Event of Default and stating that such notice is a “Notice of Default”.  The Administrative Agent shall promptly notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders or the Lenders; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

10.06     Credit Decision.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Affiliates, officers, directors, employees, agents or attorneys-in-fact has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Credit Party, or any of its Affiliates, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender acknowledges to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, the Guarantors and their Affiliates and all applicable Lender regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Credit Party.  Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party which may come into the possession of the Administrative Agent or any of its Affiliates, officers, directors, employees, agents or attorneys-in-fact.

10.07     Indemnification.  Whether or not the transactions contemplated hereby are consummated, the Lenders agree to indemnify upon demand the Administrative Agent and its Affiliates, directors, officers, advisors, agents and employees (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the Pro Rata Share of such Lender of the aggregate amount of Loans outstanding hereunder,  from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Obligations, Maturity Date or Conversion Date) be imposed on, incurred by or asserted against the Administrative Agent (or any of its Affiliates, directors, officers, agents and employees) in any way relating to or arising out of this Agreement or any other Transaction Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent it results from the gross negligence or willful misconduct of the Administrative Agent or its Affiliates, directors, officers, agents or employees.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share (based on its Pro Rate Share of the aggregate amount of Loans outstanding hereunder) of any reasonable and documented costs or out-of-pocket expenses (including legal fees) incurred by the Administrative Agent in connection with the preparation, execution, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.

10.08     Administrative Agent in its Individual Capacity.  ING Capital LLC may make loans to, issue letters of credit for the account of, accept deposits from and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower, the Guarantors or any of their Affiliates as though ING Capital LLC were not the Administrative Agent hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, ING Capital LLC or its Affiliates may receive information regarding the Borrower, the Guarantors and their Affiliates (including information that may be subject to confidentiality obligations in favor of any Credit Party) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to the Obligations, ING Capital LLC shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include ING Capital LLC in its individual capacity.

10.09     Successor Administrative Agent.  The Administrative Agent may, and at the request of the Required Lenders shall, resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which appointment shall be subject to the approval of the Borrower, such approval not to be unreasonably withheld (unless a Default or Event of Default shall have occurred and be continuing, in which case such approval shall not be required).  If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the retiring Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act on the part of such retiring Administrative Agent.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 12.04 and 12.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  If no successor agent has accepted the appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and either the Borrower or the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor agent, which shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least U.S.$400,000,000.

ARTICLE XI
THE STRUCTURING AGENT

11.01     The Structuring Agent.  The Borrower hereby confirms the designation of HSBC SECURITIES (USA) INC., as the Structuring Agent for the Loans.  The Structuring Agent assumes no responsibility or obligation hereunder for servicing, enforcement or collection of the Obligations, or any duties as agent for the Lenders.  The title “Structuring Agent” implies no fiduciary responsibility on the part of the Structuring Agent to the Administrative Agent, or the Lenders, and the use of such title does not impose on the Structuring Agent any duties or obligations under this Agreement except as may be expressly set forth herein.

11.02     Liability of Structuring Agent.  Neither the Structuring Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by them or any such Person under or in connection with this Agreement or any other Transaction Document (except for such Structuring Agent’s own gross negligence or willful misconduct), or (b) responsible in any manner to any Lender for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Structuring Agent under or in connection with, this Agreement or any other Transaction Document or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document or for any failure of the Borrower or any other party to any other Transaction Document to perform its obligations hereunder or thereunder.  Except as otherwise expressly stated herein, the Structuring Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Borrower.

11.03     Structuring Agent in its Individual Capacity.  The Structuring Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any of its Affiliates as though it were not the Structuring Agent hereunder.

11.04     Credit Decision.  Each Lender expressly acknowledges that neither the Structuring Agent nor any of its respective Affiliates, officers, directors, employees, agents or attorneys-in-fact have made any representation or warranty to it, and that no act by the Structuring Agent hereafter taken, including any review of the affairs of a Credit Party, shall be deemed to constitute any representation or warranty by the Structuring Agent to any Lender.  Each Lender acknowledges to the Structuring Agent that it has, independently and without reliance upon the Structuring Agent, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of a Credit Party and its Affiliates and made its own decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Structuring Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Credit Party.  The Structuring Agent shall not have any duty or responsibility to provide any Lender with any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Structuring Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

ARTICLE XII
MISCELLANEOUS

12.01     Notices.

(a)         Except as otherwise expressly provided herein, all notices, requests, demands or other communications to or upon any party hereunder with respect to the Loans shall be in writing (including facsimile transmission) and shall be sent by an overnight courier service, transmitted by facsimile or delivered by hand to such party: (i) in the case of a Credit Party, the Structuring Agent, the Joint Lead Arrangers, or the Administrative Agent, at its address or facsimile number set forth on Schedule 1.01(c) or at such other address or facsimile number as such party may designate by notice to the other parties hereto and (ii) in the case of any Lender, at its address or facsimile number set forth in Schedule 1.01(b) or at such other address or facsimile number as such Lender may designate by notice to the Borrower, the Structuring Agent, the Joint Lead Arrangers and the Administrative Agent.

(b)         Unless otherwise expressly provided for herein, each notice, request, demand or other communication with respect to the Loans shall be effective (1) if sent by overnight courier service or delivered by hand, upon delivery, (2) if given by facsimile, when transmitted to the facsimile number specified pursuant to paragraph (a) above and confirmation of receipt of a legible copy thereof is received, or (3) if given by any other means, when delivered at the address specified pursuant to paragraph (a) above; provided, however, that notices to the Administrative Agent under Article II, III, IV or X shall not be effective until received.

12.02     Amendments and Waivers.  No amendment, waiver or modification of any provision of this Agreement, and no consent to any departure by any Credit Party from the terms of this Agreement shall be effective, in each case without the written consent of the Credit Parties, and acknowledged by the Administrative Agent (which shall be a purely ministerial action) and signed or consented to by the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(a)         (i)           except as specifically provided herein, increase or decrease the Commitment of any Lender (except for a ratable decrease in the Commitments of all Lenders); or

(ii)          subject any Lender to any additional obligation; or

(iii)         forgive any Obligation, reduce the principal amount of the Obligations, reduce the rate of interest thereon, or change the provisions of Section 3.04; or

(iv)         except for any extension of the Maturity Date pursuant to Section 2.01(e) extend the maturity of any of the Obligations, extend the time of payment of interest thereon, or extend the Maturity Date; or

(v)          change the percentage specified in the definition of Required Lenders or the number of Lenders which shall be required for the Lenders or any of them to take any action under this Agreement; or

(vi)         release any Credit Party from its obligations under this Agreement or the Dutch “A” Notes; or

(vii)        amend, modify or waive any provision of this Section 12.02(a); or

(viii)       amend, modify or waive any provision of Article IV;

  in each case without the consent of all the Lenders;

(b)         amend, modify or waive any provision of Section 12.06 without the consent of each Lender directly affected thereby;

(c)         amend, modify or waive Article X without the written consent of the Administrative Agent; and

(d)         amend, modify or waive any provision of Article XI without the consent of the Structuring Agent.

12.03     No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

12.04     Payment of Expenses, Etc.  The Borrower agrees to pay on demand:

(a)         all reasonable and documented out-of-pocket costs and expenses (including reasonable legal fees and disbursements of special Mexican counsel, special Dutch counsel and New York counsel to the Administrative Agent and the allocated cost of in-house counsel to the Administrative Agent), syndication (including printing, distribution and bank meetings), travel, telephone and duplication expenses and other reasonable and documented costs and out-of- pocket expenses in connection with the arrangement, documentation, negotiation and closing of the Transaction Documents;

(b)         all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent in connection with any amendment to, waiver of, or consent to any Transaction Document or the transactions contemplated hereby, including the reasonable fees and reasonable and documented out-of-pocket expenses of special Mexican, special Dutch counsel and New York counsel to the Administrative Agent; and

(c)         all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent or any Lender in connection with the enforcement of and/or preservation of any rights under this Agreement or any other Transaction Document (whether through negotiations, legal proceedings or otherwise), including the reasonable fees and reasonable and documented out-of-pocket expenses of special Mexican, special Dutch counsel and New York counsel to the Administrative Agent and such Lender.

12.05     Indemnification.  The Borrower agrees to indemnify and hold harmless the Structuring Agent, the Joint Lead Arrangers, the Administrative Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and expenses of counsel, the allocated cost of in-house counsel and settlement costs), but excluding taxes that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Transaction Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans or (ii) or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 12.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  Each Credit Party also agrees not to assert any claim against the Structuring Agent, the Joint Lead Arrangers, the Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Transaction Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Transaction Documents.  Neither the Structuring Agent, the Joint Lead Arrangers, the Administrative Agent nor any Lender shall be deemed to have any fiduciary relationship with any Credit Party.

12.06     Successors and Assigns.

(a)         The provisions of this Agreement shall be binding upon the Borrower, the Guarantors, their successors and assigns and shall inure to the benefit of the Structuring Agent, the Joint Lead Arrangers, the Administrative Agent and the Lenders and their respective successors and assigns, except that the Credit Parties may not assign or otherwise transfer any of their rights or obligations under this Agreement without the prior written consent of all Lenders other than pursuant to the terms of this Agreement.

(b)         Any Lender (such Lender, an “Assignor”) may at any time, in its sole discretion, and any Lender, if demanded by the Borrower pursuant to Section 3.10 upon at least five (5) Business Days’ notice to such Lender and Administrative Agent, (i) assign or pledge as security all or part of such Lender’s rights under this Agreement but not its obligations, to any Federal Reserve Board or entity that is a lender to such Lender without the prior consent (written or otherwise) of the Borrower, the Administrative Agent, the Parent or any other third party, or (ii) assign all or part of such Lender’s rights or obligations under this Agreement and any Dutch “A” Notes to any of its Affiliates or related funds or any other Lender or any Affiliate of a Lender, in each case without prior consent (written or otherwise) of the Borrower, the Administrative Agent, the Parent or any other third party, and/or (iii) assign all or part of such Lender’s rights or obligations under this Agreement and any Dutch “A” Notes to one or more banks or other financial institutions or any other person that is not a Competitor with the prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, of the Borrower, the Parent and the Administrative Agent (each such person, an “Assignee”); provided however that, in the case of an assignment of only part of such rights and obligations under clause (iii), such assignment shall be in integral multiples of U.S.$5,000,000; provided, further, that in the case of an assignment of only part of such rights and obligations under clause (iii), the Borrower shall be deemed to have consented to an assignment if it fails to respond to a written request for consent within ten (10) Business Days of such request; provided, further, that if the value of the rights and obligations assigned under clause (i) or clause (ii) is less than euro 50,000 (or its equivalent in another currency or currencies) the assignee or transferee otherwise qualifies as a Professional Market Party.  Upon the occurrence and continuation of an Event of Default, each Lender shall have the right, in its sole discretion, to assign all or part of its rights or obligations under this Agreement and any Dutch “A” Notes to any Person that is not a Competitor, without the prior consent (written or otherwise) of the Borrower, the Administrative Agent, the Parent or any other third party; provided however that if the value of the rights and obligations assigned is less than euro 50,000 (or its equivalent in another currency or currencies) the assignee or transferee otherwise qualifies as a Professional Market Party.  Upon execution and delivery of an Assignment and Assumption Agreement pursuant to which the Assignee shall assume the Assignor’s rights and obligations under this Agreement and any Dutch “A” Notes and payment by the Assignee to the Assignor of an amount equal to the purchase price agreed between such Assignor and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a commitment as set forth in such instrument of assumption (in addition to any commitment previously held by it), and the Assignor shall be released from its obligations hereunder to a corresponding extent (except to the extent the same arose prior to the assignment); and, in the case of an Assignment and Assumption Agreement covering all of the transferor Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall continue to be entitled to the benefits of Section 3.03 to the extent any claim thereunder relates to an event arising or such Lender’s status or activity as Lender prior to such assignment), and no further consent or action by any party shall be required.  Upon the consummation of any assignment pursuant to this paragraph (b), the Assignor, the Administrative Agent and the Borrower shall make appropriate arrangements so that a new Dutch “A” Note is issued to the Assignee at the expense of the Assignee.  In connection with any such assignment (other than a transfer by a Lender to one of its Affiliates), the Assignor (or in the case of Section 2.01(c) or 3.10, the Borrower), without prejudice to any claims the Borrower may have against any Defaulting Lender, shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of U.S.$3,500.

(c)         Nothing herein shall prohibit any Lender from pledging or assigning any Dutch “A” Note to any Federal Reserve Bank of the United States in accordance with applicable law and without compliance with the foregoing provisions of this Section 12.06; provided, however, that such pledge or assignment shall not release such Lender from its obligations hereunder.

(d)         Any Lender may, without any consent of the Borrower, the Administrative Agent or any other third party at any time grant to any Person that is not a Competitor (each a “Participant”) participating interests in its Loans; provided however that if the value of the rights and obligations assigned is less than euro 50,000 (or its equivalent in another currency or currencies) the assignee or transferee otherwise qualifies as a

Professional Market Party.  In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder, including the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement extending the maturity of any Obligation in respect of which the participation was granted, or reducing the rate or extending the time for payment of interest thereon or reducing the principal thereof, or reducing the amount or basis of calculation of any fees to accrue in respect of the participation, without the consent of the Participant.  The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Sections 3.05 and 3.08 with respect to its participating interest as if it were a Lender named herein; provided, however, that the Borrower shall not be required to pay any greater amounts pursuant to such Sections than it would have been required to pay but for the sale to such Participant of such Participant’s participation interest.  An assignment or other transfer which is not permitted by paragraph (b) or (c) above shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this paragraph (d).

(e)         Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 12.06, disclose to the Assignee or Participant or proposed Assignee or Participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the Assignee or Participant or proposed Assignee or Participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender.

12.07     Right of Set-off.  In addition to any rights and remedies of the Lenders provided by law, each such Lender shall have the right, without prior notice to the Credit Parties, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, upon any amount becoming due and payable by the Credit Parties hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, or any branch or agency thereof to or for the credit or the account of the Credit Parties.  Each Lender agrees promptly to notify such Credit Party, as the case may be, and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

12.08     Confidentiality.  Neither the Administrative Agent nor any Lender shall disclose any Confidential Information to any other Person without the prior written consent of the Credit Parties, other than (a) to the Administrative Agent’s, or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 12.06(e), to actual or prospective Assignees and Participants, and then only on a confidential basis, (b) as required by any law, rule or regulation (including as may be required in connection with an audit by the Administrative Agent’s, or such Lender’s independent auditors, and as may be required by any self-regulating organizations) or as may be required by or necessary in connection with any judicial process and (c) as requested by any state, federal or foreign authority or examiner regulating banks or banking.  Notwithstanding the foregoing or anything contained in any Transaction Document to the contrary, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement, provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to understanding the tax treatment and tax structure of such transactions (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

12.09     Use of English Language.  All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement shall be in the English language (other than the documents required to be provided pursuant to Section 4.01(g)(iii) and Section 7.04 which shall be in the English language or in the Spanish language accompanied by an English translation or summary).  Except in the case of the laws of, or official communications of, Mexico or The Netherlands (as applicable), the English language version of any such document shall control the meaning of the matters set forth therein.

12.10     GOVERNING LAW.  THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

12.11     Submission to Jurisdiction.

(a)         Each of the parties hereto hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court located in the Borough of Manhattan in New York City and any appellate court thereof for purposes of any suit, legal action or proceeding arising out of or relating to this Agreement, any other Transaction Document or the transactions contemplated hereby, and each of the parties hereto hereby irrevocably agrees that all claims in respect of such suit, action or proceeding may be heard and determined in such federal or New York State court. Each of the parties hereto also submits to the jurisdiction of the competent courts of its corporate domicile in respect of actions initiated against it as a defendant.

(b)         Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the jurisdiction of any court other than those identified in paragraph (a) above and any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such federal or New York State court and irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding.

(c)         Each of the parties hereto irrevocably waives the right to object, with respect to such claim, suit, action or proceeding brought in any such court, that such court does not have jurisdiction over it.

(d)         Each of the parties hereto agrees, to the fullest extent it may effectively do so under applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in paragraph (a) above brought in any such court shall be conclusive and binding upon such party and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law.

(e)         EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY ARRANGER, THE ADMINISTRATIVE AGENT, OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

12.12     Appointment of Agent for Service of Process.

(a)          The Credit Parties hereby irrevocably appoint CT Corporation System, with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its agent (the “Process Agent”) to receive on behalf of itself and its property, service of copies of the summons and complaint and any other process which may be served in any such action or proceeding brought in any New York State or federal court sitting in New York City and designates such domicile as the conventional domicile to receive notices hereunder and under the Transaction Documents. Such service may be made by delivering a copy of such process to any Credit Party in care of the Process Agent at its address specified above, and the Credit Parties hereby authorize and direct the Process Agent to accept such service on their behalf.  The appointment of the Process Agent shall be irrevocable until the appointment of a successor Process Agent.  The Credit Parties, further agree to promptly and irrevocably appoint a successor Process Agent reasonably acceptable to the Administrative Agent in New York City prior to the termination for any reason of the appointment of the initial Process Agent.

(b)         Nothing in Section 12.11 or in this Section 12.12 shall affect the right of any party hereto to serve process in any manner permitted by law or limit any right that any party hereto may have to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

12.13     Waiver of Sovereign Immunity.  To the extent that a Credit Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or its property, the Credit Party hereby irrevocably waives such immunity in respect of its obligations hereunder to the extent permitted by applicable law.  Without limiting the generality of the foregoing, the Credit Parties agree that the waivers set forth in this Section 12.13 shall have force and effect to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Foreign Sovereign Immunities Act.

12.14     Judgment Currency.

(a)         All payments made under this Agreement and the other Transaction Documents shall be made in Dollars.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower in Dollars into another currency, the parties hereto agree to the fullest extent that they may legally and effectively do so that the rate of exchange used shall be that at which in accordance with normal banking procedures (based on quotations from four major dealers in the relevant market) the Administrative Agent or each Lender, as the case may be, could purchase Dollars with such currency at or about 10:00 a.m. (New York City time) on the Business Day preceding that on which final judgment is given.

(b)         The Obligations in respect of any sum due to any Lender or the Administrative Agent hereunder or under any other Transaction Document shall, to the extent permitted by applicable law notwithstanding any judgment expressed in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent may in accordance with normal banking procedures purchase Dollars with such other currency.  If the amount of Dollars so purchased is less than the sum originally due to such Lender or the Administrative Agent, the Credit Parties agree, to the fullest extent it may legally do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent against such resulting loss.

(c)         Each Credit Party shall, to the fullest extent permitted by law, indemnify the Administrative Agent and each Lender against any loss incurred by the Administrative Agent or such Lender, as the case may be, as a result of any judgment or order being given or made for any amount due under this Agreement or any Dutch “A” Note and being expressed and paid in a currency (the “Judgment Currency”) other than Dollars, and as a result of any variation between (i) the rate of exchange at which the

Dollar amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the spot rate of exchange in New York City at which the Administrative Agent or such Lender, as the case may be, on the date of payment of such judgment or order is able to purchase Dollars with the amount of the Judgment Currency actually received by the Administrative Agent or such Lender.  If the amount of Dollars so purchased exceeds the amount originally to be paid to such Lender, such Lender agrees to pay to or for the account of the Borrower (with respect to payments made by the Borrower) and the Guarantors (with respect to payments made by the Guarantors) such excess; provided that such Lender shall not have any obligation to pay any such excess as long as a default by a Credit Party , in its obligations hereunder has occurred and is continuing, in which case such excess may be applied by such Lender to such obligations.  The foregoing indemnity shall constitute a separate and independent obligation of each Credit Party and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.  The term “spot rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, United States dollars.

12.15     Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  This Agreement and any communications, notices and exchanges of information pursuant to this Agreement, including signatures, may be delivered by facsimile and shall be treated in all manner and respects as an original document.

12.16     USA PATRIOT Act.  The Lenders, to the extent that they are subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), hereby notify the Credit Parties that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

12.17     Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction, and the remaining portion of such provision and all other remaining provisions hereof will be construed to render them enforceable to the fullest extent permitted by law.

12.18     Survival of Agreements and Representations.

(a)         All representations and warranties made herein or in any other Transaction Document shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(b)         The covenants and agreements contained in Sections 3.03, 3.05, 3.07, 3.08, 12.04, 12.05, 12.08, 12.09, 12.10, 12.11, 12.12 and 12.14, and the obligations of the Lenders under Section 10.07 shall survive the termination of the Commitments, and the payment of all Obligations and, in the case of any Lender that may assign any interest in its commitment or obligations hereunder, with respect to matters occurring before such assignment, shall survive the making of such assignment to the extent any claim arising thereunder relates to any period prior to such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder.

12.19     Interest.  It is the intention of the parties hereto that the Administrative Agent and each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby or by any other Transaction Document would be usurious as to the Administrative Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to the Administrative Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Transaction Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows:  (a) the aggregate of all consideration that constitutes interest under law applicable to the Administrative Agent or any Lender that is contracted for, taken, reserved, charged or received by the Administrative Agent or such Lender under this Agreement or any other Transaction Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law (the “Highest Lawful Rate”), any excess shall be canceled automatically and if theretofore paid shall be credited by the Administrative Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by the Administrative Agent or such Lender, as applicable, to the Borrower); and (b) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to the Administrative Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by the Administrative Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Administrative Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by the Administrative Agent or such Lender to the Borrower).  All sums paid or agreed to be paid to the Administrative Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to the Administrative Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (i) the amount of interest payable to the Administrative Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to the Administrative Agent or such Lender pursuant to this Section 12.19 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Administrative Agent or such Lender would be less than the amount of interest payable to the Administrative Agent or such Lender computed at the Highest Lawful Rate applicable to the Administrative Agent or such Lender, then the amount of interest payable to the Administrative Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to the Administrative Agent or such Lender until the total amount of interest payable to the Administrative Agent or such Lender shall equal the total amount of interest which would have been payable to the Administrative Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.19.

SCHEDULE 1.01(a)

Commitments

Lender	Amount (in USD)	Percentage
Banco Santander, S.A.	$125,000,000	23.8%
HSBC Mexico, S.A., Institución de Banca Multiple, Grupo Financiero HSBC, acting through its grand cayman branch	$125,000,000	23.8%
The Royal Bank of Scotland PLC	$125,000,000	23.8%
Caja de Madrid - Miami Agency	$75,000,000	14.3%
ING Bank, N.V., acting through its Curacao Branch	$75,000,000	14.3%
TOTAL:	$525,000,000	100%

SCHEDULE 1.01(b)

Lending Offices

Lender	Lending Offices
Banco Santander, S.A.	Ciudad Grupo Santander Edificio Marisma (Planta Baja) 28660 Boadilla del Monte Madrid, Spain Attention: Wade A. Kit Telephone: +52 (55) 5257-8520 Fax: +52 (55) 5269-1824
Caja de Madrid-Miami Agency	701 Brickell Ave, Ste 2000 Miami, FL 33131 Attention: Jesus Miramon Telephone: +1 (305) 371-3833 Fax: +1 (305) 371-4243
HSBC Mexico, S.A., Institución de Banca Multiple, Grupo Financiero HSBC, acting through its grand cayman branch	Reforma 347 Piso 12 Oficina 3. Col. Cuauhtemoc. C.P. 06500 Mexico City, Mexico Attention: Cordelia Gonzalez Telephone: +52 (81) 8319-2229 Fax: +52 (81) 8319-2349
ING Bank, N.V., acting through its Curacao Branch	Bosque de Alisos 45 B Bosques de las Lomas, 05120, Mexico D.F. Attention: Javier Bernus Telephone: +52 (55) 5258-2127 Fax: +52 (55) 5259-3218
The Royal Bank of Scotland PLC	36 St Andrew Square, Edinburgh EH2 2YB Scotland Telephone: +44 (207) 672-6309 Fax: +44 (207) 085-4584

SCHEDULE 1.01(c)

Notice Addresses

Party	Notice Address
New Sunward Holding B.V., as BORROWER	Riverstate Building Amsteldijk 166 1079 LH Amsterdam The Netherlands Fax: +31 (0) 20-644 40 95
CEMEX, S.A.B. de C.V., as GUARANTOR
CEMEX, S.A.B. de C.V.
Ave.Ricardo Margáin Zozaya # 325
Col. Valle del Campestre
Garza García, Nuevo León
Mexico 66265

Attention: CEMEX Back-Office
Telephone: +52 (818) 888-4632, 4113, 4093
Fax: +52 (818) 888-4519

CEMEX México, S.A. de C.V., as GUARANTOR
CEMEX, S.A.B. de C.V.
Ave.Ricardo Margáin Zozaya # 325
Col. Valle del Campestre
Garza García, Nuevo León
Mexico 66265

Attention: CEMEX Back-Office
Telephone: +52 (818) 888-4632, 4113, 4093
Fax: +52 (818) 888-4519

ING Capital LLC, as ADMINISTRATIVE AGENT	1325 Avenue of the Americas New York, New York 10019 USA Attention: Soo Lee Telephone: +1 (646) 424-8236 Fax: +1 (646) 424-8223
HSBC Securities (USA) Inc., as SOLE STRUCTURING AGENT, JOINT LEAD ARRANGER and JOINT BOOKRUNNER	452 Fifth Avenue New York, NY 10018 USA Attention: Karen Giles Telephone: +1 (212) 525-3652

Banco Santander, S.A., as JOINT LEAD ARRANGER and JOINT BOOKRUNNER	Banco Santander S.A. Prol. Paseo de la Reforma No. 500 Mod. 110 Col. Lomas de Santa Fe, 01219 México, DF Attention: Wade A. Kit Telephone: +52 (55) 5257-8520 Fax: +52 (55) 5269 1824
The Royal Bank of Scotland PLC, as JOINT LEAD ARRANGER and JOINT BOOKRUNNER	C/ José Ortega y Gasset, 7, 28006 Madrid, Spain Attention: Franciso Serrat Telephone: +34 (91) 438 52 25 Fax: +34 (91) 438 53 07
Caja de Madrid-Miami Agency, as LENDER	701 Brickell Ave, Ste 2000 Miami, FL 33131 USA Attention: Magdalena Viteri Telephone: +1 (305) 371-3833 Fax: +1 (305) 371-4243
HSBC Mexico, S.A., Institución de Banca Multiple, Grupo Financiero HSBC, acting through its grand cayman branch, as LENDER	Blvd. Díaz Ordaz #123 Pte. Torre Sur, Piso 5 Col. Santa María, C.P. 64650 Monterrey, M.L. Mexico Attention: Cordelia Gonzalez Telephone: +52 (81) 8319-2229 Fax: +52 (81) 8319-2349
ING Bank, N.V. acting through its Curacao Branch	Bosque de Alisos 45 B Bosques de las Lomas, 05120 Mexico D.F. Attention: Jacqueline Setien Telephone: + 52 (55) 5258-2127 Fax: +52 (55) 5259-3218

SCHEDULE 5.06

A description of material actions, suits, investigations, litigations or proceedings, including Environmental Actions, affecting the Parent or any of its Subsidiaries before any court, Governmental Authority or arbitrator is provided below.

Environmental Matters

United States

As of March 31, 2008, CEMEX, Inc. and it subsidiaries had accrued liabilities specifically relating to environmental matters in the aggregate amount of approximately U.S.$ 47.3 million.  The environmental matters relate to (i) the disposal of various materials, in accordance with past industry practice, which might be categorized as hazardous substances or wastes, and (ii) the cleanup of sites used or operated by CEMEX, Inc., including discontinued operations, regarding the disposal of hazardous substances or wastes, either individually or jointly with other parties.  Most of the proceedings are in the preliminary stage, and a final resolution might take several years.  For purposes of recording the provision, CEMEX, Inc. considers that it is probable that a liability has been incurred and the amount of the liability is reasonably estimable, whether or not claims have been asserted, and without giving effect to any possible future recoveries.  Based on information available to date, CEMEX, Inc. does not believe it will be required to spend significant sums on these matters, in excess of the amounts previously recorded.  The ultimate cost that might be incurred to resolve these environmental issues cannot be assured until all environmental studies, investigations, remediation work, and negotiations with or litigation against potential sources of recovery have been completed.

Rinker Materials of Florida, Inc., a subsidiary of CEMEX, Inc. (“Rinker”) holds one federal quarry permit and is the beneficiary of one of 10 other federal quarrying permits granted for the Lake Belt area in South Florida.  The permit held by Rinker covers Rinker's SCL and FEC quarries.  Rinker's Krome quarry is operated under one of the other federal quarry permits.  The FEC quarry is the largest of Rinker's quarries measured by volume of aggregates mined and sold.  Rinker's Miami cement mill is located at the SCL quarry and is supplied by that quarry.  A ruling was issued on March 22, 2006 by a judge of the U.S. District Court for the Southern District of Florida in connection with litigation brought by environmental groups concerning the manner in which the permits were granted.  Although not named as a defendant, Rinker has intervened in the proceedings to protect its interests.  The judge ruled that there were deficiencies in the procedures and analysis undertaken by the relevant governmental agencies in connection with the issuance of the permits.  The judge remanded the permits to the relevant governmental agencies for further review, which review the governmental agencies have indicated in a recent court filing should take until May 2008 to conclude.  The judge also conducted further proceedings to determine the activities to be conducted during the remand period. In July 2007, the judge issued a ruling that halted quarrying operations at three non-Rinker quarries.  The judge left in place Rinker’s Lake Belt permits until the relevant government agencies complete their review.  Rinker and the other affected companies have appealed the judge’s rulings.  The appellate court set an expedited schedule for the appeal with a hearing that was held in November 2007.   If the Lake Belt permits were ultimately set aside or quarrying operations under them restricted, Rinker would need to source aggregates, to the extent available, from other locations in Florida or import aggregates.  This would likely affect Rinker's profits.  Any adverse impacts on the Florida economy arising from the cessation or significant restriction of quarrying operations in the Lake Belt could also have a material adverse effect on our financial results.

Europe

In Great Britain, future expenditure on closed and current landfill sites has been assessed and quantified over the period in which the sites are considered to have the potential to cause environmental harm, generally consistent with the regulator view of up to 60 years from the date of closure.  The assessed expenditure relates to the costs of monitoring the sites and the installation, repair and renewal of environmental infrastructure.  The costs have been quantified on a net present value basis in the amount of approximately £122 million, and an accounting provision for this sum has been made at December 31, 2007.

In 2003, the European Union adopted a directive implementing the Kyoto Protocol on climate change and establishing a greenhouse gas emissions allowance trading scheme within the European Union.  The directive requires Member States to impose binding caps on carbon dioxide emissions from installations involved in energy activities, the production and processing of ferrous metals, the mineral industry (including cement production) and the pulp, paper or board production business.  Under this scheme, companies with operations in these sectors receive from the relevant Member States allowances that set limitations on the levels of greenhouse gas emissions from their installations.  These allowances are tradable so as to enable companies that manage to reduce their emissions to sell their excess allowances to companies that are not reaching their emissions objectives.  Companies can also use credits issued from the use of the flexibility mechanisms under the Kyoto protocol to fulfill their European obligations.  These flexibility mechanisms provide that credits (equivalent to allowances) can be obtained by companies for projects that reduce greenhouse gas emissions in emerging markets.  These projects are referred to as Clean Development Mechanism ("CDM") or joint implementation projects depending on the countries where they take place.  Failure to meet the emissions caps is subject to heavy penalties.

Companies can also use, up to a certain level, credits issued under the flexible mechanisms of the Kyoto protocol to fulfill their European obligations.  Credits for Emission Reduction projects obtained under these mechanisms are recognized, up to a certain level, under the European emission trading scheme as allowances.  To obtain these emission reduction credits, companies must comply with very specific and restrictive requirements from the United Nations Convention on Climate Change (UNFCC).

As required by directive, each of the Member States established a National Allocations Plan, or NAP, setting out the allowance allocations for each industrial facility for Phase I, from 2005 to 2007.  Based on the NAPs established by the Member States of the European Union for the 2005 to 2007 period and our actual production, on a consolidated basis after trading allowances between our operations in countries with a deficit of allowances and our operations in countries with an excess of allowances, and after some external operations, Parent’s Subsidiaries had a surplus of allowances of approximately 1,050,054 tons of carbon dioxide in this Phase I.

For Phase II, comprising 2008 through 2012, however, there has been a reduction in the allowances granted by the Member States that have already approved their NAP, which may result in a consolidated deficit in our carbon dioxide allowances during the period.  We believe we may be able to reduce the impact of any deficit by either reducing carbon dioxide emissions in our facilities or by obtaining additional emission credits through the implementation of CDM projects.  If we are not successful in implementing emission reductions in our facilities or obtaining credits from CDM projects, we may have to purchase a significant amount of emission credits in the market, the cost of which may have an impact on our operating results.  As of December 31, 2007, the market value of carbon dioxide allowances for Phase I was 0.03 € per ton while the price of allowances for Phase II was approximately 22.43 € per ton.  We are taking all the measures to minimize our exposure to this market while assuring the supply of our products to our clients.

The U.K. government's NAP for phase two of the trading scheme (2008 to 2012) has been approved by the European Commission.  Under this NAP, our cement plant in Rugby has only been allocated 80% of the allowances it has under the current NAP, representing a shortfall of 228,414 allowances per year, while competitor plants have been awarded additional allowances compared to phase one (2005 to 2007).  The estimated cost of purchasing allowances to make up for this shortfall is approximately €4 million per year over the five-year period of phase two, depending on the prevailing market price.  Legal challenges to the allocation were pursued both in the U.K. domestic courts and the European Court of First Instance, but these challenges have now been withdrawn.

The Spanish NAP has been finally approved by the Spanish Government, reflecting the conditions that were set forth by the European Commission.  The allocations made to our installations allow us to foresee a reasonable availability of allowances, nevertheless, there remains the uncertainty regarding the allocations that, against the reserve for new entrants, shall be requested for the new CEMEX cement plant in Andorra (Teruel), currently under construction, and that it is scheduled to start operating in April 2009

Latvian and Polish NAP for phase two of the trading scheme have been reviewed by the European Commission.  However, final approvals are conditioned on major changes.  Until each country publishes its allocation per site, it is premature for us to draw conclusions concerning our situation or to fine-tune our strategy.

On May 29, 2007, the Polish government filed an appeal before the Court of First Instance in Luxemburg regarding the European Commission's rejection of the initial version of the Polish NAP.  The Court has denied Poland's request for a quick path verdict in the case, keeping the case in the regular proceeding path. Therefore the Polish government has started to prepare Polish internal rules on division of allowance at the level already accepted by the Commission. Seven major Polish cement producers, representing 98% of Polish cement production (including CEMEX Polska), have also filed seven separate appeals before the Court of First Instance regarding the European Commission's rejection.

The Latvian government filed an appeal in August 2007 before the Court of First Instance in Luxembourg regarding the European Commission's rejection of the initial version of the Latvian NAP for the years 2008 to 2012.

Tax Matters

Pursuant to amendments to the Mexican income tax law (Ley del Impuesto sobre la Renta), which became effective on January 1, 2005, Mexican companies with direct or indirect investments in entities incorporated in foreign countries whose income tax liability in those countries is less than 75% of the income tax that would be payable in Mexico will be required to pay taxes in Mexico on passive income such as dividends, royalties, interest, capital gains and rental fees obtained by such foreign entities, provided that the income is not derived from entrepreneurial activities in such countries (income derived from entrepreneurial activities is not subject to tax under these amendments).  The tax payable by Mexican companies in respect of the 2005 tax year pursuant to these amendments was due upon filing their annual tax returns in March 2006.  We believe these amendments are contrary to Mexican constitutional principles, and on August 8, 2005, we filed a motion in the Mexican federal courts challenging the constitutionality of the amendments.  On December 23, 2005, we obtained a favorable ruling from the Mexican federal court that the amendments were unconstitutional; however, the Mexican tax authority has appealed this ruling, and it is pending resolution.  If the final ruling is not favorable to us, these amendments may have a material impact on us.

In addition, on March 20, 2006, we filed another motion in the Mexican federal courts challenging the constitutionality of the amendments.  On June 29, 2006, we obtained a favorable ruling from the Mexican federal court stating that the amendments were unconstitutional.  The Mexican tax authority has appealed the ruling, which is pending resolution.

The Mexican Congress approved several amendments to the Mexican Asset Tax Law (Ley del Impuesto al Activo) that came into effect on January 1, 2007.  As a result of such amendments, all Mexican corporations, including us, are no longer allowed to deduct their liabilities from the calculation of the asset tax.  We believe that the Asset Tax Law, as amended, is against the Mexican constitution.  We have challenged the Asset Tax Law through appropriate judicial action (juicio de amparo).

The asset tax was imposed at a rate of 1.25% on the value of most of the assets of a Mexican corporation.  The asset tax was "complementary" to the corporate income tax (impuesto sobre la renta) and, therefore, was payable only to the extent it exceeded payable income tax.

Philippines

As of March 31, 2008, the Philippine Bureau of Internal Revenue (BIR), assessed APO, Solid, IQAC, ALQC and CSPI, our operating subsidiaries in the Philippines, for deficiency taxes covering taxable years 1998 -2005 amounting to a total of approximately 1,994 million Philippine Pesos (approximately U.S.$47. 75 Million as of March 31, 2008, based on an exchange rate of Philippine Pesos 41.76 to U.S.$1.00, which was the Philippine Peso/Dollar exchange rate on March 31, 2008 as published by the Bangko Sentral ng Pilipinas, the central bank of the Republic of the Philippines).

The majority of the tax assessments result primarily from the disallowance of APO's income tax holiday incentives for taxable years 1999 to 2001 (approximately Philippine Pesos 1,078 million or U.S.$25.8 Million as of March 31, 2008, based on an exchange rate of Philippine Pesos 41.76 to U.S.$1.00).  We have contested the BIR's assessment, arising from the disallowance of the ITH incentive, with the Court of Tax Appeals (CTA).  The initial Division ruling of the CTA was unfavorable, but is subject to further appeal with the CTA as a whole.  The assessment is now currently on appeal with the CTA En Banc. A motion was filed with the CTA, requesting the court to hold APO totally not liable for alleged income tax liabilities for all the years covered and to this end cancel and withdraw APO’s deficiency income tax assessments for taxable years 1999, 2000, and 2001 on the basis of APO’s availment of the tax amnesty described below, as of the date hereof resolution is still pending.

Venezuelan Nationalization

On April 3, 2008, the Government of Venezuela announced its decision to nationalize the cement industry.  The Government of Venezuela has stated that it intends to have a participation of at least 60% in each cement producer, with full operational and administrative control, but has also expressed that, if required, it will be able to acquire a 100% participation. The Government of Venezuela and CEMEX have appointed representatives for this process. The Government of Venezuela will conduct a due diligence review, followed by a determination of a price to be paid as compensation for the nationalization.

In the event of any disagreement or dispute, CEMEX has advised the Government of Venezuela that its investment was made by CEMEX subsidiaries in Spain and The Netherlands, and therefore that the Bilateral Investment Treaties Venezuela signed with those countries will govern the resolution of any such disagreements or disputes.

Other Legal Proceedings

In March 2001, 42 transporters filed a civil liability suit in the civil court of Ibague, Colombia, against three of our Colombian subsidiaries.  The plaintiffs contend that these subsidiaries are responsible for alleged damages caused by the breach of raw material transportation contracts.  The plaintiffs asked for relief in the amount of CoP127,242 million (approximately U.S.$ 72 million as of April 24, 2007, based on an exchange rate of CoP1765 to U.S.$1.00, which was the Colombian Peso/Dollar exchange rate on April 24, 2008, as published by the Banco de la República de Colombia, the central bank of Colombia).  On February 23, 2006, CEMEX Colombia was notified of the judgment of the court, dismissing the claims of the plaintiffs.  The case is currently under review by the appellate court.

On August 5, 2005, a lawsuit was filed against a subsidiary of CEMEX Colombia, claiming that it was liable along with the other members of the Asociación Colombiana de Productores de Concreto, or ASOCRETO, a union formed by all the ready-mix concrete producers in Colombia, for the premature distress of the roads built for the mass public transportation system of Bogotá using ready-mix concrete supplied by CEMEX Colombia and other ASOCRETO members.  The plaintiffs allege that the base material supplied for the road construction failed to meet the quality standards offered by CEMEX Colombia and the other ASOCRETO members and/or that they provided insufficient or inaccurate information in connection with the product.  The plaintiffs seek the repair of the roads in a manner which guarantees their service during the 20-year period for which they were originally designed, and estimate that the cost of such repair will be approximately U.S.$45 million.  The lawsuit was filed within the context of a criminal investigation of two ASOCRETO officers and other individuals, alleging that the ready-mix concrete producers were liable for damages if the ASOCRETO officers were criminally responsible.  The court completed the evidentiary stage, and on August 17, 2006 dismissed the charges against the members of ASOCRETO.  The other defendants (one ex-director of the Distrital Institute of Development, the legal representative of the constructor and the legal representative of the auditor) were formally accused.  The decision was appealed, and on December 11, 2006, the decision was reversed and the two ASOCRETO officers were formally accused as participants (determiners) in the execution of a state contract without fulfilling all legal requirements thereof.  The first public hearing took place on November 20, 2007. In this hearing the judge dismissed an annulment petition filed by the ASOCRETO’s officers. The petition was based on the fact that the officers were formally accused of a different crime than the one they were being investigated for. This decision was appealed, but the decision was confirmed by the Superior Court of Bogota. On 21st January, 2008, CEMEX Colombia was subject to a judicial order, issued by the court, sequestering a quarry called El Tujuelo, as security for a possible future money judgment to be rendered against CEMEX Colombia in these proceedings. The court determined that in order to lift this attachment and prevent further attachments, CEMEX Colombia was required within a period of 10 days to deposit with the Court in cash COP $370,000,000,000 (approximately U.S.$ 190 million as of April 24, 2007, based on an exchange rate of CoP1765 to U.S.$1.00, which was the Colombian Peso/Dollar exchange rate on April 24, 2008, as published by the Banco de la República de Colombia), instead of being allowed to post an insurance policy to secure such recovery. CEMEX Colombia asked for reconsideration, and the court allowed CEMEX Colombia to present an insurance policy. Nevertheless, CEMEX appealed this decision, in order to reduce the amount of the insurance policy, and also asked that this guarantee should be covered by all of the defendants in this case. The measure does not affect the normal activity of the quarry.  At this stage, we are not able to assess the likelihood of an adverse result or the potential damages which could be borne by CEMEX Colombia.

On August 5, 2005, Cartel Damages Claims, SA, or CDC, filed a lawsuit in the District Court in Düsseldorf, Germany against CEMEX Deutschland AG and other German cement companies.  CDC is seeking €102 million in respect of damage claims by 28 entities relating to alleged price and quota fixing by German cement companies between 1993 and 2002, which entities had assigned their claims to CDC.  CDC is a Belgian company established by two lawyers in the aftermath of the German cement cartel investigation that took place from July 2002 to April 2003 by Germany's Federal Cartel Office with the express purpose of purchasing potential damages claims from cement consumers and pursuing those claims against the cartel participants.  In January 2006, another entity assigned alleged claims to CDC, and the amount of damages being sought by CDC increased to €113.5 million plus interest.  On February 21, 2007, the District Court of Düsseldorf decided to allow this lawsuit to proceed without going into the merits of this case by issuing an interlocutory judgment.  All defendants have appealed. The appeal hearing took place on May 14, 2008 and the appeal was dismissed. The lawsuit will proceed at the level of court of instance. As of today the defendants are assessing whether or not to file a complaint before the Federal High Court. In the meantime, CDC has had acquired new assigners and announced to increase the claim to 131m€.  As of March 31, 2008, we had accrued liabilities regarding this matter for a total amount of approximately €20 million.

After an extended consultation period, in April 2006, the cities of Kastela and Solin in Croatia published their respective Master (physical) Plans defining the development zones within their respective municipalities, adversely impacting the mining concession granted to Dalmacijacement, our subsidiary in Croatia, by the Government of Croatia in September 2005.  During the consultation period, Dalmacijacement submitted comments and suggestions to the Master Plans, but these were not taken into account or incorporated into the Master Plan by Kastela and Solin.  Most of these comments and suggestions were intended to protect and preserve the rights of Dalmacijacement´s mining concession granted by the Government of Croatia in September 2005.  Immediately after publication of the Master Plans, Dalmacijacement filed a series of lawsuits and legal actions before the local and federal courts to protect its acquired rights under the mining concessions.  The legal actions taken and filed by Dalmacijacement were as follows: (i) on May 17, 2006, a constitutional appeal before the constitutional court in Zagreb, seeking a declaration by the court concerning Dalmacijacement's constitutional claim for decrease and obstruction of rights earned by investment, and seeking prohibition of implementation of the Master Plans; (ii) on May 17, 2006, a possessory action against the cities of Kastela and Solin seeking the enactment of interim measures prohibiting implementation of the Master Plans and including a request to implead the Republic of Croatia into the proceeding on our side, and (iii) on May 17, 2006, an administrative proceeding before the State Lawyer, seeking a declaration from the Government of Croatia confirming that Dalmacijacement acquired rights under the mining concessions. Dalmacijacement received State Lawyer`s opinion which confirms the Dalmacijacement`s acquired rights according to the previous decisions (“old concession”).  The municipal court in Solin issued a first instance judgment dismissing our possessory action.  We filed an appeal against that judgment. The appeal has been resolved by County Court, affirming the judgment and rendering it final. The Municipal Court in Kaštela has issued a first instance judgment dismissing our possessory action. We have filed an appeal against the said judgment.  Currently it is difficult for Dalmacijacement to ascertain the approximate economic impact of these measures by Kastela and Solin.  These cases are currently under review by the courts and applicable administrative entities in Croatia, and it is expected that these proceedings will continue for several years before resolution.

Club of Environmental Protection, a Latvian environmental protection organization, has initiated a court administrative proceeding against the amended environmental pollution permit for the Broceni Cement Plant in Latvia, owned by CEMEX SIA. This case is currently under review by the first instance of the administrative court, and it is expected that the case will continue for a few years if the parties appeal further to the next court instances. Dispute of the decision shall not suspend the operation and validity of the permit during the court proceedings, allowing CEMEX SIA to continue to operate fully. If the court decides to cancel or invalidate the permit, CEMEX SIA will not be allowed to perform the activities covered by the permit. The permit subject to this proceeding was issued for the existing cement line, which will be fully substituted in 2009 by a new cement line currently under construction at the Broceni plant.

The Australian Competition and Consumer Commission (ACCC) is completing a formal investigation of suspected breaches of the Trade Practices Act by companies of the Cement Australia partnership (in which CEMEX Australia – formerly called Rinker Australia – has a 25% stake) commencing in 2001.  The conduct being investigated is the alleged tying-up of the fly-ash market in Queensland.  Documents have been produced and the ACCC has conducted records of interviews with relevant employees.

SCHEDULE 5.10

SUBSIDIARIES

CEMEX, S.A.B. de C.V.
CEMEX MEXICO, S.A. DE C.V.
CEMEX UK OPERATIONS LIMITED
RINKER MATERIALS LLC
CEMEX EGYPTIAN INVESTMENTS B.V.
CEMEX COLOMBIA, S.A.
CEMEX ESPAÑA, S.A.
CEMEX CONCRETOS, S.A. DE C.V.
CEMEX  AUSTRALIA HOLDINGS PTY LIMITED

SCHEDULE 7.14 (e)

COMPARABLE DEBT FACILITY

A description of all Comparable Debt Facility is provided below:

I.-	C10 CAPITAL (SPV) LIMITED U.S.$900,000,000 6.722% Fixed to Floating Rate Callable Perpetual Debenture:

A)
Purchase Agreement dated 11 December 2006 between C10 Capital (SPV) Limited, New Sunward Holding Financial Ventures B.V., New Sunward Holding B.V., CEMEX, S.A.B. de C.V. and CEMEX México, S.A. de C.V.; and

B)	Note Indenture dated 18 of December 2006 between New Sunward Holding Financial Ventures B.V., New Sunward Holding B.V., CEMEX, S.A.B. de C.V. and CEMEX México, S.A. de C.V. and Bank of New York.

II.-	C5 CAPITAL (SPV) LIMITED U.S.$350,000,000 6.196% Fixed to Floating Rate Callable Perpetual Debenture:

A)
Purchase Agreement dated 11 December 2006 between C5 Capital (SPV) Limited, New Sunward Holding Financial Ventures B.V., New Sunward Holding B.V., CEMEX, S.A.B. de C.V. and CEMEX México, S.A. de C.V.; and

B)	Note Indenture dated 18 of December 2006 between New Sunward Holding Financial Ventures B.V., New Sunward Holding B.V., CEMEX, S.A.B. de C.V. and CEMEX México, S.A. de C.V. and Bank of New York.

III.-	C8 CAPITAL (SPV) LIMITED U.S.$750,000,000 6.640% Fixed to Floating Rate Callable Perpetual Debenture:

A)
Purchase Agreement dated 12 February 2007 between C8 Capital (SPV) Limited, New Sunward Holding Financial Ventures B.V., New Sunward Holding B.V., CEMEX, S.A.B. de C.V. and CEMEX México, S.A. de C.V.; and

B)
Note Indenture dated 12 of February 2007 between 2006 between New Sunward Holding Financial Ventures B.V., New Sunward Holding B.V., CEMEX, S.A.B. de C.V. and CEMEX México, S.A. de C.V. and Bank of New York.

IV.-	C10-EUR CAPITAL (SPV) LIMITED EUR 730,000,000 6.277% Fixed to Floating Rate Callable Perpetual Debenture:

A)
Purchase Agreement dated 3 May 2007 between C10-EUR Capital (SPV) Limited, New Sunward Holding Financial Ventures B.V., New Sunward Holding B.V., CEMEX, S.A.B. de C.V. and CEMEX México, S.A. de C.V.; and

B)	Note Indenture dated 9 May 2007 between New Sunward Holding Financial Ventures B.V., New Sunward Holding B.V., CEMEX, S.A.B. de C.V. and CEMEX México, S.A. de C.V. and Bank of New York.

V.-
CEMEX, S.A.B. DE C.V. U.S.$700 million revolving credit facility dated June 24, 2004, as from time to time amended, guaranteed by CEMEX Mexico, S.A. de C.V. and Empresas Tolteca de México, S.A. de C.V.

VI.-
CEMEX, S.A.B. DE C.V. U.S. $1,200 million revolving credit facility dated May 31, 2005, as from time to time amended, guaranteed by CEMEX Mexico, S.A. de C.V. and Empresas Tolteca de México, S.A. de C.V.

VII.-
New Sunward Holding B.V. US $700 million facilities agreement dated 27 June 2005, as from time to time amended, guaranteed by CEMEX, S.A. DE C.V., CEMEX Mexico, S.A. de C.V. and Empresas Tolteca de México, S.A. de C.V.

EXHIBIT A

FORM OF
SENIOR UNSECURED MATURITY LOAN “A” AGREEMENT

among

NEW SUNWARD HOLDING B.V.,
as Borrower

and

CEMEX, S.A.B. de C.V.,
as Guarantor

and

CEMEX MÉXICO, S.A. de C.V.,
as Guarantor

and

HSBC SECURITIES (USA) INC.,
as Sole Structuring Agent

and

HSBC SECURITIES (USA) INC.,
BANCO SANTANDER, S.A. and THE ROYAL BANK OF SCOTLAND PLC

as Joint Lead Arrangers and Joint Bookrunners

and

The Several Lenders Party Hereto,
as Lenders

and

ING CAPITAL LLC,
as Administrative Agent

Up to U.S.$525,000,000

Dated as of [ ]

Page
ARTICLE I	DEFINITIONS	2
1.01	Certain Definitions	2
1.02	Other Definitional Provisions.	15
1.03	Accounting Terms and Determinations	15
ARTICLE II	THE LOAN FACILITIES	16
2.01	Loans.	16
2.02	Interest.	16
ARTICLE III	TAXES, PAYMENT PROVISIONS	17
3.01	Taxes.	17
3.02	General Provisions as to Payments.	19
3.03	Funding Losses	20
3.04	Basis for Determining Interest Rate Inadequate or Unfair	20
3.05	Capital Adequacy	21
3.06	Illegality.	21
3.07	Requirements of Law	22
3.08	Substitute Lenders	23
3.09	Sharing of Payments in connection with the Loans, Etc.	23
ARTICLE IV	CONDITIONS PRECEDENT	24
4.01	Loan Documents	24
4.02	Opinions of Borrower’s and each Guarantor’s Counsel	24
4.03	Representations and Warranties	24
4.04	Conditions to Conversion	24
4.05	Officer’s Certificate	24
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE BORROWER	25
5.01	Corporate Existence and Power.	25
5.02	Power and Authority; Enforceable Obligations.	25
5.03	Compliance with Law and Other Instruments	25
5.04	Consents/Approvals	25
5.05	No Immunity	26
5.06	Governmental Regulations.	26
5.07	Direct Obligations; Pari Passu	26
5.08	No Recordation Necessary.	26
5.09	Choice of Law; Submission to Jurisdiction and Waiver of Sovereign Immunity	26
5.10	Margin Regulations	27
5.11	Solvency	27
5.12	Dutch Works Council Act	27
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF THE GUARANTORS	27
6.01	Corporate Existence and Power.	27
6.02	Power and Authority; Enforceable Obligations.	27
6.03	Compliance with Law and Other Instruments	28
6.04	Consents/Approvals	28

-i-

(Continued)
Page

6.05	No Immunity	28
6.06	Governmental Regulations.	28
6.07	Direct Obligations; Pari Passu.	28
6.08	No Recordation Necessary	29
6.09	Choice of Law; Submission to Jurisdiction and Waiver of Sovereign Immunity	29
6.10	Solvency	29
ARTICLE VII	AFFIRMATIVE COVENANTS APPLICABLE TO THE LOANS	29
7.01	Financial Reports and Other Information	29
7.02	Notice of Default and Litigation	30
7.03	Compliance with Laws and Contractual Obligations, Etc.	31
7.04	Payment of Obligations	31
7.05	Maintenance of Insurance	31
7.06	Conduct of Business and Preservation of Corporate Existence	31
7.07	Books and Records	31
7.08	Maintenance of Properties, Etc.	31
7.09	Pari Passu Ranking	32
7.10	Transactions with Affiliates	32
7.11	Maintenance of Governmental Approvals	32
7.12	Inspection of Property	32
ARTICLE VIII	NEGATIVE COVENANTS APPLICABLE TO THE LOANS	33
8.01	Financial Conditions.	33
8.02	Liens	33
8.03	Consolidations and Mergers	35
8.04	Sales of Assets, Etc.	35
8.05	Change in Nature of Business	36
8.06	Margin Regulations	36
ARTICLE IX	OBLIGATIONS OF GUARANTORS	36
9.01	The Guaranty	36
9.02	Nature of Liability	36
9.03	Unconditional Obligations	36
9.04	Independent Obligation	37
9.05	Waiver of Notices	37
9.06	Waiver of Defenses	37
9.07	Bankruptcy and Related Matters.	38
9.08	No Subrogation	39
9.09	Right of Contribution	40
9.10	General Limitation on Guaranty	40
9.11	Covenants of the Guarantors	40
ARTICLE X	EVENTS OF DEFAULT	40
10.01	Events of Default Applicable to the Loans	40
10.02	Remedies.	43

-ii-

(Continued)

Page

10.03	Notice of Default	43
ARTICLE XI	THE ADMINISTRATIVE AGENT	43
11.01	Appointment and Authorization.	43
11.02	Delegation of Duties	43
11.03	Liability of Administrative Agent	44
11.04	Reliance by Administrative Agent.	44
11.05	Notice of Default	44
11.06	Credit Decision	45
11.07	Indemnification.	45
11.08	Administrative Agent in its Individual Capacity	46
11.09	Successor Administrative Agent	46
ARTICLE XII	THE STRUCTURING AGENT	47
12.01	The Structuring Agent	47
12.02	Liability of Structuring Agent	47
12.03	Structuring Agent in its Individual Capacity	47
12.04	Credit Decision	47
ARTICLE XIII	MISCELLANEOUS	48
13.01	Notices.	48
13.02	Amendments and Waivers	48
13.03	No Waiver; Cumulative Remedies	49
13.04	Payment of Expenses, Etc	49
13.05	Indemnification	50
13.06	Successors and Assigns.	50
13.07	Right of Set-off	52
13.08	Confidentiality	53
13.09	Use of English Language	53
13.10	GOVERNING LAW	53
13.11	Submission to Jurisdiction.	53
13.12	Appointment of Agent for Service of Process.	54
13.13	Waiver of Sovereign Immunity	55
13.14	Judgment Currency.	55
13.15	Counterparts	56
13.16	USA PATRIOT Act	56
13.17	Severability	56
13.18	Survival of Agreements and Representations.	56

-iii-

SCHEDULES

Schedule 2.01(a)	--	Loans
Schedule 2.01(b)	--	Lending Offices
Schedule 2.01(c)	--	Notice Details
EXHIBITS
Exhibit A	--	Form of Maturity “A” Note
Exhibit B	--	Notice of Continuation
Exhibit C	--	Form of Assignment and Assumption Agreement
Exhibit D	--	Form of Opinion of Special New York Counsel to the Credit
Parties
Exhibit E	--	Form of Opinion of In-House Counsel to the Credit Parties
Exhibit F	--	Form of Opinion of Dutch Counsel to the Credit Parties

-i-

SENIOR UNSECURED MATURITY LOAN “A” AGREEMENT

SENIOR UNSECURED MATURITY LOAN “A” AGREEMENT, dated as of [●]1, among NEW SUNWARD HOLDING B.V. (the “Borrower”), a private company with limited liability formed under the laws of The Netherlands with its corporate seat in Amsterdam, The Netherlands, CEMEX, S.A.B. de C.V. (the “Parent”), a sociedad anónima bursátil de capital variable organized and existing pursuant to the laws of the United Mexican States, CEMEX MÉXICO, S.A. de C.V. (“CEMEX Mexico” and together with the Parent, the “Guarantors”), a sociedad anonima de capital variable organized and existing pursuant to the laws of the United Mexican States, the several lenders party hereto, HSBC SECURITIES (USA) INC., as sole structuring agent (in such capacity, together with its successors and assigns, if any, in such capacity, the “Structuring Agent”), HSBC SECURITIES (USA) INC., BANCO SANTANDER, S.A. and THE ROYAL BANK OF SCOTLAND PLC as joint lead arrangers and joint bookrunners (the “Joint Lead Arrangers”), and ING Capital LLC, as administrative agent (in such capacity, together with its successors and assigns, if any, in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, the Senior Unsecured Dutch Loan “A” Agreement, dated as of June 2, 2008, by and among the Borrower, each Guarantor, HSBC SECURITIES (USA) INC., as sole structuring agent, HSBC SECURITIES (USA) INC., BANCO SANTANDER, S.A. AND THE ROYAL BANK OF SCOTLAND PLC as joint lead arrangers and joint bookrunners, ING Capital LLC, as administrative agent and each lender party hereto, as such agreement may be amended, modified or supplemented from time to time (the “Dutch Loan “A” Agreement”) permits the Borrower to convert its Dutch Loans outstanding thereunder into Loans outstanding under this Agreement, subject to the satisfaction or waiver of certain conditions to such conversion;

WHEREAS, the Dutch Loan “A” Agreement permits the Borrower to convert each Lender’s Dutch Loan under the Dutch Loan “A” Agreement into a Loan pursuant to this Agreement and exchange its Dutch “A” Note for a Maturity “A” Note in the identical principal amount;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

ARTICLE I
DEFINITIONS

1.01     Certain Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Acquired Subsidiary” means any Subsidiary acquired by the Parent or any other Subsidiary after the date hereof in an Acquisition, and any Subsidiaries of such Acquired Subsidiary on the date of such Acquisition.

“Acquiring Subsidiary” means any Subsidiary of the Parent or any one of its Subsidiaries solely for the purpose of participating as the acquiring party in any Acquisition, and any Subsidiaries of such Acquiring Subsidiary acquired in such Acquisition.
________________________
1         To be executed on Conversion Date.

“Acquisition” means any merger, consolidation, acquisition or lease of assets, acquisition of securities or business combination or acquisition, or any two or more of such transactions, if upon the completion of such transaction or transactions, the Borrower or any Subsidiary thereof has acquired an interest in any Person who is deemed to be a Subsidiary under this Agreement and was not a Subsidiary prior thereto.

“Act” has the meaning specified in Section 13.16.

“Adjusted Consolidated Net Tangible Assets” means, with respect to the Parent, the total assets of the Parent and its Subsidiaries (less applicable depreciation, amortization and other valuation reserves), including any write-ups or restatements required under Applicable GAAP (other than with respect to items referred to in clause (ii) below), after deducting therefrom (i) all current liabilities of such Person and its Subsidiaries (excluding the current portion of long-term debt) and (ii) all goodwill, trade names, trademarks, licenses, concessions, patents, unamortized debt discount and expense and other intangibles, all as determined on a consolidated basis in accordance with Applicable GAAP.

“Administrative Agent” means ING Capital LLC, in its capacity as administrative agent for each of the Lenders, and its successors and assigns in such capacity.

“Administrative Agent’s Payment Office” means the Administrative Agent’s address for payments set forth on the signature pages hereof or such other address as the Administrative Agent may from time to time specify to the other parties hereto pursuant to the terms of this Agreement.

“Affected Lender” has the meaning specified in Section 3.06(a).

“Affiliate” means, in relation to any Person, a Subsidiary of that Person or a Holding Company of that Person or any other Subsidiary of that Holding Company.

“Agreement” means this Senior Unsecured Maturity Loan “A” Agreement, as the same may hereafter be amended, supplemented or otherwise modified from time to time.

“Applicable GAAP” means, with respect to any Person, Mexican FRS or other generally accepted accounting principles required to be applied to such Person in the jurisdiction of its incorporation or organization and used in preparing such Person’s financial statements.

“Applicable Margin” means, at any date, 1%.

“Assignee” has the meaning specified in Section 13.06(b).

“Assignment and Assumption Agreement” means an assignment and assumption agreement in substantially the form of Exhibit C.

“Assignor” has the meaning specified in Section 13.06(b).

“Base Rate” means, for any day, the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 1/2% per annum, in each case as in effect for such day.  Any change in the Prime Rate announced by the Reference Banks shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means any Loan made or maintained at a rate of interest calculated with reference to the Base Rate.

“Borrower” has the meaning specified in the preamble hereto.

“Business Day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City, New York, Amsterdam, The Netherlands, Madrid, Spain or Mexico City, Mexico are authorized or required by law to close.

“Capital Lease” means, as to any Person, any lease that is capitalized on the balance sheet of such Person prepared in accordance with Applicable GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designed) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“CEMEX Mexico” has the meaning specified in the preamble hereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitor” means any Person engaged in the business of producing, distributing, and marketing cement, ready-mix concrete, aggregates, and related building materials.

“Confidential Information” means information that a Credit Party furnishes to the Administrative Agent, the Structuring Agent, the Joint Lead Arrangers or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Administrative Agent, the Structuring Agent, the Joint Lead Arrangers or such Lender from a source other than a Credit Party that is not, to the best of the Administrative Agent’s, the Structuring Agent’s, the Joint Lead Arrangers’ or such Lender’s knowledge, acting in violation of a confidentiality agreement with the Credit Party or any other Person.

“Consolidated Fixed Charges” means, for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period and (b) to the extent not included in (a) above, payments during such period in respect of the financing costs of financial derivatives in the form of equity swaps.

“Consolidated Fixed Charge Coverage Ratio” means, for any period of four consecutive fiscal quarters, the ratio of (a) EBITDA for such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Interest Expense” means, for any period, the total gross interest expense of the Parent and its consolidated Subsidiaries allocable to such period in accordance with Applicable GAAP.

“Consolidated Net Debt” means, at any date, the sum (without duplication) of (a) the aggregate amount of all Debt of the Parent and its Subsidiaries at such date, plus (b) to the extent not included in Debt the aggregate amount of all derivative financing in the form of equity swaps outstanding at such date (save to the extent cash collateralized) minus (c) all Temporary Investments of the Parent and its Subsidiaries at such date.

“Consolidated Net Debt / EBITDA Ratio” means, the ratio of (a) Consolidated Net Debt to (b) EBITDA for any period of four consecutive fiscal quarters immediately preceding, which shall be calculated based on the most recent available consolidated financial statements of the Parent and its Subsidiaries.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any indenture, mortgage, deed of trust, loan agreement or other agreement to which such Person is a party or by which it or any of its property or assets is bound.

“Conversion Date” has the meaning set forth in Article IV.

“Conversion Notice” shall have the meaning given such term in the Dutch Loan “A” Agreement.

“Credit Party” means the Borrower or a Guarantor.

“Credit Parties” means the Borrower and the Guarantors.

“Debt” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under Capital Leases, (v) all Debt of others secured by a Lien on any asset of such Person, up to the value of such asset, as recorded in such Person’s most recent balance sheet, (vi) all obligations of such Person with respect to product invoices incurred in connection with export financing and (vii) all obligations of such Person under repurchase agreements for the stock issued by such Person or another Person.  For the avoidance of doubt, Debt does not include Derivatives.  With respect to the Parent and its Subsidiaries, the aggregate amount of Debt outstanding shall be adjusted by the Value of Debt Currency Derivatives solely for the purposes of calculating the Consolidated Net Debt / EBITDA Ratio.  If the Value of Debt Currency Derivatives is a positive mark-to-market valuation for the Parent and its Subsidiaries, then Debt shall decrease accordingly, and if the Value of Debt Currency Derivatives is a negative mark-to-market valuation for the Parent and its Subsidiaries, then Debt shall increase by the absolute value thereof.

“Debt Currency Derivatives” means derivatives of the Parent and its Subsidiaries related to currency entered into for the purposes of hedging exposures under outstanding Debt of the Parent and its Subsidiaries, including but not limited to cross-currency swaps and currency forwards.

“Default” means any condition, event or circumstance which, with the giving of notice or lapse of time or both, would, unless cured or waived, become an Event of Default.

“Derivatives” means any type of derivative obligations, including but not limited to equity forwards, capital hedges, cross-currency swaps, currency forwards, interest rate swaps and swaptions.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.

“Dollars,” “$” and “U.S.$” each means the lawful currency of the United States.

“Dutch “A” Note” has the meaning set forth in the Dutch Loan “A” Agreement.

“Dutch Financial Supervision Act” means the Dutch Financial Supervision Act (Wet op het financieel toezicht) and the rules and regulations promulgated thereunder.

“Dutch Loan “A” Agreement” has the meaning set forth in the Recitals.

“Dutch Loan Closing Date” means June 2, 2008.

“Dutch Loans” means the Loans as defined in and existing pursuant to the Dutch Loan “A” Agreement.

“EBITDA” means, for any period, the sum for the Parent and its Subsidiaries, determined on a consolidated basis of (a) operating income (utilidad de operación), (b) cash interest income and (c) depreciation and amortization expense, in each case determined in accordance with Applicable GAAP consistently applied for such period.  For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Net Debt / EBITDA Ratio (but not Consolidated Fixed Charge Coverage Ratio), (i) if at any time during such Reference Period the Parent or any of its Subsidiaries shall have made any Material Disposition, the EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period (but when the Material Disposition is by way of lease, income received by the Parent or any of its Subsidiaries under such lease shall be included in EBITDA) and (ii) if at any time during such Reference Period the Parent or any of its Subsidiaries shall have made any Material Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including the incurrence or assumption of any Debt) as if such Material Acquisition had occurred on the first day of such Reference Period.  Additionally, if since the beginning of such Reference Period any Person that subsequently shall have become a Subsidiary or was merged or consolidated with the Parent or any of its Subsidiaries as a result of a Material Acquisition occurring during such Reference Period shall have made any Disposition or Acquisition of property that would have required an adjustment pursuant to clause (i) or (ii) above if made by the Parent or any of its Subsidiaries during such Reference Period, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Disposition or Acquisition had occurred on the first day of such Reference Period.

“Environmental Action” means any audit procedure, action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, technical standard (norma técnica or norma oficial Mexicana), code, order, judgment, decree or judicial agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Event of Default” has the meaning set forth in Section 10.01.

“Excess Payment” has the meaning set forth in Section 3.09(a).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Tax Related Persons or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (i) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrowers are located, (iii) United States backup withholding taxes imposed because of payee underreporting (iv) any withholding tax that is imposed on amounts payable to a Lender at the time such Lender becomes a party hereto, or that is imposed due to such Lender’s failure or inability to comply with Section 3.03(f); provided, however, that Excluded Taxes shall not include (A) any Mexican withholding tax imposed on payments made by any Guarantor to the Administrative Agent, any Lender, or any Tax Related Persons under this Agreement or any other Transaction Documents, or (B) in the case of an assignment, transfer, grant of a participation, or designation of a new Lending Office by any Lender, withholding taxes solely to the extent that such withholding taxes are (1) not in excess of the amounts the Borrower and Guarantors were required to pay or increase with respect to such Lender pursuant to Section 3.01 immediately prior to such an event, or (2) imposed as a result of a change in applicable law or regulation occurring after such event, and (v) Other Taxes.

 “Federal Funds Rate” means for any relevant day, the overnight Federal funds rate as published for such day in the Federal Reserve Statistical Release H.15 (519) or any successor publication, or, if such rate is not published for any day, the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotation for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotation” for such day under the caption “Federal Funds Effective Rate”).  If on any relevant day the appropriate rate for such previous day is not yet published in either H.15 (519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of recognized standing of Federal funds transactions in New York City selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fitch” means Fitch Ratings, Ltd. and any successor thereto.

“Governmental Authority” means any branch of power or government or any state, department or other political subdivision thereof, or any governmental body, agency, authority (including any central bank or taxing or environmental authority), any entity or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory, administrative or investigative functions of or pertaining to government.

“Guarantor” has the meaning specified in the preamble hereto.

“Hazardous Materials” means (a) radioactive materials, asbestos-containing materials, polychlorinated biphenyls, radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any applicable Environmental Law.

“Holding Company” means, in relation to a company or a corporation, any other company or corporation in respect of which it is a Subsidiary.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under Capital Leases, (v) all Debt of others secured by a Lien on any asset of such Person, up to the value of such asset, as recorded in such Person’s most recent balance sheet, (vi) all obligations of such Person with respect to product invoices incurred in connection with export financing and (vii) all obligations of such Person under repurchase agreements for the stock issued by such Person or another Person.

“Indemnified Party” has the meaning specified in Section 13.05.

“Indemnified Taxes” means Taxes other than Excluded Taxes arising from any payment made hereunder or under any other Transaction Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Transaction Document.

“Interest Payment Date” means the last day of each Interest Period for the Loans, the date of repayment of the Loans and the Maturity Date.  If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the next preceding Business Day.

“Interest Period” means the period (i) commencing on (a) the Conversion Date or (b) in the case of the continuation of LIBOR Loans for a further Interest Period, on the last day of the immediately preceding Interest Period and (ii) ending three (3) or six (6) months thereafter (or any other period that is shorter than three (3) months if requested by the Borrower and approved by all of the Lenders) as the Borrower may elect in the Conversion Notice or the applicable Notice of Continuation; provided that the foregoing provisions are subject to the following:

(1)        if any Interest Period would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;

(2)        any Interest Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of the relevant calendar month;

(3)        if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected to continue the Loans for a period ending one (1) month thereafter; and

(4)        any Interest Period in respect of the Loans that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

“Joint Lead Arrangers” has the meaning specified in the preamble hereto.

“Judgment Currency” has the meaning specified in Section 13.14(c).

“Lender” means any person that holds a Loan, each Assignee that becomes a Lender pursuant to Section 13.06(b), and each of their respective successors or assigns.

“Lending Office” means, with respect to any Lender, (a) the office or offices of such Lender specified as its “Lending Office” or “Lending Offices” in Schedule 2.01(b) or (b)

such other office or offices of such Lender as it may designate as its Lending Office by notice to the Borrower and the Administrative Agent.

“LIBOR” means, applicable to any Interest Period, the rate for deposits in Dollars for a period equal to such Interest Period quoted on the second LIBOR Business Day prior to the first day of such Interest Period, as such rate appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on such date as determined by the Administrative Agent and notified to the Lenders and the Borrower on such second prior LIBOR Business Day.  If LIBOR cannot be determined based on the Reuters Page LIBOR01, LIBOR means the arithmetic mean (rounded upwards to the nearest 1/100%) of the rates per annum, as supplied to the Administrative Agent, quoted by the Reference Banks to prime banks in the London interbank market for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) LIBOR Business Days prior to the first day of such Interest Period in an amount approximately equal to the principal amount of the Loans to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

“LIBOR Business Day” means any Business Day on which commercial banks are open in London for the transaction of international business, including dealings in Dollar deposits in the international interbank markets.

“LIBOR Loan” means any Loan made or maintained at a rate of interest calculated with reference to LIBOR.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.  The Parent or any Subsidiary of the Parent shall be deemed to own, subject to a Lien, any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention lease relating to such asset, or any account receivable transferred by it with recourse (including any such transfer subject to a holdback or similar arrangement that effectively imposes the risk of collectability on the transferor).

“Litigation” means any pending or threatened action, suit, investigation, litigation or proceeding, including any Environmental Action, affecting the Parent or any of its Subsidiaries before any court, Governmental Authority or arbitrator that (a) would be reasonably likely to have a Material Adverse Effect or (b) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the transactions contemplated thereby.

“Loan” has the meaning set forth in Section 2.01(a).

“Material Acquisition” means any (a) acquisition of property or series of related acquisitions of property that constitutes assets comprising all or substantially all of an operating unit, division or line of business or (b) acquisition of or other investment in the Capital Stock of any Subsidiary or any Person which becomes a Subsidiary or is merged or consolidated with the Parent or any of its Subsidiaries, in each case, which involves the payment of consideration by the Parent and its Subsidiaries in excess of U.S.$25,000,000 (or the equivalent in other currencies).

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Credit Parties taken as a whole, (b) the validity or enforceability of this Agreement or any of the Maturity “A” Notes or the rights and remedies of the Administrative Agent or any Lender under this Agreement or any of the Maturity “A” Notes or (c) the ability of any Credit Party to perform its Obligations under this Agreement, the Maturity “A” Notes, the Conversion Notice, any certificates, waivers, or any other agreement delivered pursuant to this Agreement.

“Material Debt” means Debt (other than the Loans) of the Parent and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount outstanding exceeding U.S.$50,000,000 (or the equivalent thereof in other currencies).

“Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Parent or any of its Subsidiaries in excess of U.S.$25,000,000 (or the equivalent in other currencies).

“Material Subsidiary” means, at any date, (a) each Subsidiary of the Parent (if any) (i) the assets of which, together with those of its Subsidiaries, on a consolidated basis, without duplication, constitute 5% or more of the consolidated assets of the Parent and its Subsidiaries as of the end of the then most recently ended fiscal quarter for which quarterly financial statements have been prepared or (ii) the operating profit of which, together with that of its Subsidiaries, on a consolidated basis, without duplication, constitutes 5% or more of the consolidated operating profit of the Parent and its Subsidiaries for the then most recently ended fiscal quarter for which quarterly financial statements have been prepared and (b) each Guarantor.

“Maturity “A” Notes” has the meaning set forth in Section 2.01(a).

“Maturity Date” means the earlier of (a) June 30, 2011 or (b) the date on which all outstanding principal, accrued and unpaid interest with respect to the Loans are paid in full.

“Mexican FRS” means, Mexican Financial Reporting Standards (normas de información financiero) as in effect from time to time and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 7.01, except that for purposes of Section 8.01, Mexican FRS means Mexican Financial Reporting Standards as in effect on December 31, 2007 and used in the preparation of the audited consolidated financial statements of the Parent as delivered pursuant to Section 4.01(b) of the Dutch Loan “A” Agreement.  In the event that any change in Mexican FRS as in effect on December 31, 2007, shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Credit Parties and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such change in Mexican FRS with the desired result that the criteria for evaluating the Parent’s financial condition shall be the same after such change as if such change had not been made.  Until such time as such an amendment shall have been executed and delivered by the Credit Parties, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such change in Mexican FRS had not occurred.

“Mexico” means the United Mexican States.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Notice of Continuation” means a notice substantially in the form of Exhibit B attached hereto and made a part hereof.

“Notice of Default” has the meaning specified in Section 11.05.

“Obligations” means, (a) with respect to the Borrower, all of its obligations and liabilities hereunder, including the Loans, to the Lenders, the Structuring Agent, the Joint Lead Arrangers and the Administrative Agent now or in the future existing under or in connection with the Transaction Documents, whether direct or indirect, absolute or contingent, due or to become due, and (b) with respect to each Guarantor, all of its indebtedness including the Loans hereunder, obligations and liabilities to the Lenders, the Structuring Agent, the Joint Lead Arrangers and the Administrative Agent now or in the future existing under or in connection with the Transaction Documents, in each case whether direct or indirect, absolute or contingent, due or to become due.

“Other Taxes” means any present or future stamp or documentary taxes which arise from any payment made hereunder and which are imposed, levied, collected or withheld by any Governmental Authority.

“Parent” has the meaning specified in the preamble hereto.

“Participant” has the meaning specified in Section 13.06(d).

“Permitted Liens” has the meaning specified in Section 8.02.

“Person” means an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture or other business entity or Governmental Authority, whether or not having a separate legal personality.

“Prime Rate” means the average of the rate of interest publicly announced by each of the Reference Banks from time to time as its Prime Rate in New York City, the Prime Rate to change as and when such designated rate changes.  The Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent or any Lender in connection with extensions of credit to debtors of any class, or generally.

“Process Agent” has the meaning specified in Section 13.12(a).

“Professional Market Party” means a professional market party (professionele marktpartij) within the meaning of the Dutch Financial Supervision Act.

“Qualified Receivables Transaction” means a sale, transfer, or securitization of receivables and related assets by the Parent or its Subsidiaries, including a sale at a discount, provided that (i) such receivables have been sold, transferred or otherwise conveyed, directly or indirectly, by the originator thereof in a manner that satisfies the requirements for a sale, transfer or other conveyance under the laws and regulations of the jurisdiction in which such originator is organized; (ii) at the time of the sale, transfer or securitization of receivables is put in place, the receivables are derecognized from the balance sheet of the Parent or its Subsidiary in accordance with the generally accepted accounting principles applicable to such Person in effect as at the date of such sale, transfer or securitization; and (iii) except for customary representations, warranties, covenants and indemnities, such sale, transfer or securitization is carried out on a non-recourse basis or on a basis where recovery is limited to the collection of receivables.

“Rating Agencies” means Moody’s, S&P, and Fitch or if any of such Persons cease to perform credit ratings or other applicable services, such nationally recognized statistical rating organization the Administrative Agent may select.

“Reference Banks” shall mean three banks in the London interbank market, initially Citibank NA, HSBC Bank plc, and ING Bank NV.

“Reference Period” has the meaning set forth under the definition of “EBITDA” in this Section 1.01.

“Regulation T, U, or X” means Regulation T, U, or X, respectively, of the Board of Governors of the Federal Reserve Board as from time to time in effect and any successor to all or a portion thereof.

“Required Lenders” means, at any time, Lenders holding more than 50% of the aggregate principal amount of the outstanding Loans.

“Requirement of Law” means, as to any Person, any law, ordinance, rule, regulation or requirement of any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any Person means the Chief Financial Officer, the Corporate Planning and Finance Director, the Finance Director, the Comptroller of such Person or, in the case of the Borrower, any two directors or managing directors of the Borrower or any attorney-in-fact.

“Reuters Page LIBOR01” means the display designated as “LIBOR01” on Reuters 3000 Xtra (or any successor service) or such other page as may replace Page LIBOR01 on Reuters 3000 Xtra or any successor service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for Dollar deposits.

“Solvent”  means, with respect to any Person on a particular date, that on such date (i) such Person (a) is not “insolvent” within the meaning of Section 101(32) of the United States Bankruptcy Reform Act of 1978, as amended, (b) is otherwise able to pay its debts as such debts become due unless such debts are the subject of a bona fide dispute as to liability or amount, or (c) is not or is not deemed to be, in general default of its obligations pursuant to the Mexican Ley de Concursos Mercantiles, or (ii) no corporate action, legal proceedings or other procedure in relation to suspension of payments (surseance van betaling), bankruptcy (faillissement), or the appointment of a trustee in bankruptcy (curator) or administrator (bewindvoerder), all within the meaning of the Dutch Bankruptcy Act, has been taken in relation to it.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Structuring Agent” has the meaning specified in the preamble hereto.

“Subsidiary” means with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust, estate or other entity of which (or in which) more than 50% of (a) in the case of a corporation, the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time Capital Stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency not in the control of such Person), (b) in the case of a limited liability company, partnership or joint venture, the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) in the case of a trust or estate, the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by (X) such Person, (Y) such Person and one or more of its other Subsidiaries or (Z) one or more of such Person’s other Subsidiaries.

“Substitute Lender” means a commercial bank or other financial institution, acceptable to the Parent, the Lenders and the Administrative Agent, each in its sole discretion, and approved by the Structuring Agent (including such a bank or financial institution that is already a Lender hereunder), which assumes all or a portion of the Loan of a Lender pursuant to the terms of this Agreement.

“Successor” has the meaning specified in Section 8.03(a).

“Tax Related Person” means any Person whose income is realized through, or determined by reference to, the Administrative Agent or a Lender; provided that no Lender shall be deemed a Tax Related Person of the Administrative Agent, and the Administrative Agent shall not be deemed a Tax Related Person of any Lender.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Investments” means, at any date, all amounts that would, in conformity with Applicable GAAP consistently applied, be set forth opposite the caption “cash and cash equivalent” (“efectivo y equivalentes de efectivo”) or “temporary investments” (“inversiones temporales”) on a consolidated balance sheet of the Parent at such date.

“Tender Offer” means any offer made by the Parent or any of its Subsidiaries to acquire at least 50.1% of the issued and outstanding shares of a target company or a controlling interest in such target company.

“Transaction Documents” means a collective reference to this Agreement, the Maturity “A” Notes, any Assignment and Assumption Agreement, the Conversion Notice and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“United States” and “U.S.” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“U.S. Government Securities” means any security issued or guaranteed as to principal or interest by the United States, or by a Person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States, in each case provided such security is rated “AAA” or the equivalent by each of the Rating Agencies.

“Value of Debt Currency Derivatives” means, on any given date, the aggregate mark-to-market value of Debt Currency Derivatives, expressed as a positive number (if, on a mark-to-market basis, such aggregate amount reflects a net amount owed to the Parent and its Subsidiaries) or as a negative number (if, on a mark-to-market basis, such aggregate amount reflects a net amount owed by the Parent and its Subsidiaries).

1.02       Other Definitional Provisions.

(a)         The terms “including” and “include” are not limiting and mean “including but not limited to” and “include but are not limited to.”

(b)         The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)         The meanings given to terms defined herein are equally applicable to both the singular and plural forms of such terms.

(d)         In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.  Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days or LIBOR Business Days are expressly prescribed.

(e)         The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

1.03       Accounting Terms and Determinations.  All accounting and financing terms not specifically defined herein shall be construed in accordance with Mexican FRS.

ARTICLE II
THE LOAN FACILITIES

2.01       Loans.

(a)         Loans.  Subject to the terms and conditions set forth herein, on the Conversion Date, each Lender severally agrees to convert its Dutch Loan under the Dutch Loan “A” Agreement existing on the date hereof to a loan hereunder (each a “Loan” and together the “Loans”).  The principal amount of each Lender’s Loan hereunder shall be equal to the principal amount of its Dutch Loan as of the Conversion Date and shall be set forth on Schedule 2.01(a).  Each Lender’s Loan shall be evidenced by a duly executed note in favor of such Lender in the form of Exhibit A attached hereto (each, a “Maturity “A” Note” and, collectively, the “Maturity “A” Notes”).

(b)         Repayment.  The principal amount of the Loans, together with any accrued and unpaid interest, shall be due and payable in full, and the Borrower hereby agrees to pay such amount in full, on the Maturity Date.

(c)         Prepayment.  The Loans may be repaid in whole or in part without premium or penalty; provided that (i) the Loans may be prepaid only upon five (5) Business Days’ prior written notice to the Administrative Agent, and (ii) partial prepayments shall be in minimum principal amounts of U.S.$10,000,000.  All such prepayments shall be accompanied by the payment of all accrued interest thereon together with, if such prepayment is made on any date other than a scheduled Interest Payment Date, any funding losses as provided in Section 3.03.

(d)         Payments.  Each payment of principal with respect to the Loans shall be paid to the Administrative Agent for the ratable benefit of each Lender.  No payment with respect to the Loans may be reborrowed.

(e)         Continuation.  All Loans shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.01.  The Loans initially shall have the Interest Period specified in the Conversion Notice.  No later than 10:00 a.m. (New York City time) on the third Business Day prior to the end of any Interest Period for the Loans, the Borrower shall deliver to the Administrative Agent a Notice of Continuation (or telephone notice promptly confirmed in writing) of the Interest Period to be effective for the Loans immediately after the then current Interest Period; provided, however, that if the Borrower fails to specify the subsequent Interest Period by the deadline specified above, the Borrower shall be deemed to have requested that such Interest Period be three (3) months.  Each Notice of Continuation shall be irrevocable.  Promptly after receipt of a Notice of Continuation under this Section 2.01(e), the Administrative Agent shall notify each Lender by telecopy or other similar form of transmission of the proposed continuation.

2.02       Interest.

(a)         Loans.  Subject to Section 2.02(c), the Loans shall bear interest at a rate per annum equal to LIBOR plus the Applicable Margin.

(b)         Interest Deferral.  The Borrower may not defer interest payments on the Loans.

(c)         Default Interest.  If any principal of, or interest on, the Loans or any fee or other amount payable by any Credit Party with respect to the Loans is not paid when due, whether at stated maturity, upon acceleration, or otherwise, such overdue amount shall bear interest from the date of such Event of Default, after as well as before judgment, to the day of actual receipt of such sum by the Administrative Agent at a rate per annum equal to 2% plus the rate applicable to the Loans as provided above.

  So long as the Event of Default continues, the default interest rate shall be recalculated on the same basis at intervals of such duration as the Administrative Agent may select, provided that the amount of unpaid interest at the above rate accruing during the preceding period (or such longer period as may be the shortest period permitted by applicable law for the capitalization of interest) shall be added to the amount in respect of which such Person is in default.

(d)         Payment of Interest.  Accrued interest on the Loans shall be payable in arrears on each Interest Payment Date; provided that in the event of any repayment or prepayment of the Loans, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(e)         Computation.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Base Rate or LIBOR rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

ARTICLE III
TAXES, PAYMENT PROVISIONS

3.01       Taxes.

(a)         Any and all payments by any Credit Party to any Lender, the Joint Lead Arrangers or the Administrative Agent under this Agreement and the other Transaction Documents shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes.

(b)         Except as otherwise provided in Section 3.01(c), the Credit Parties jointly and severally agree to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by or assessed against any Lender or the Administrative Agent, as the case may be, and any penalties, interest, additions to tax, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except to the extent that such penalties, interest, additions to tax or expenses are incurred solely as a result of any gross negligence or willful misconduct of such Lender, or Administrative Agent, as the case may be.  Payment under this indemnification shall be made within thirty (30)

days after the date any Lender or the Administrative Agent makes written demand therefor, setting forth in reasonable detail the basis and calculation of such amounts (such written demand shall be presumed correct, absent significant error).

(c)         If any Credit Party shall be required by law or regulation to deduct or withhold any Indemnified Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then:

(i)           the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.01(c)) such Lender or the Administrative Agent receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii)          such Credit Party shall make such deductions and withholdings; and

(iii)         such Credit Party shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.

(d)         Within thirty (30) days after the date of any payment by a Credit Party of Indemnified Taxes, such Credit Party shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to the Administrative Agent.

(e)         If any Credit Party is required to pay additional amounts to the Administrative Agent or any Lender pursuant to Section 3.01(c), then the Administrative Agent or such Lender, as the case may be, shall, upon reasonable request by the Borrower or the Guarantors, use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office, issuing office or office for receipt of payments by the Borrower and Guarantors hereunder, as the case may be, so as to eliminate or reduce the obligation of the Borrower or the Guarantor, as the case may be, to pay any such additional amounts which may thereafter accrue or to indemnify the Administrative Agent or such Lender in the future, if such change in the reasonable judgment of the Administrative Agent or such Lender is not otherwise disadvantageous to such Lender.  No Credit Party shall be required to pay or increase any amounts payable pursuant to Section 3.01 following any assignment or grant of a participation by any Lender, except to the extent (i) not in excess of the amounts the Borrower and Guarantors were required to pay or increase with respect to such Lender immediately prior to such an event, or (ii) increases in such amounts result from a change in applicable law or regulation occurring after such event.

(f)          Each Lender and the Administrative Agent shall, from time to time at the request of the Borrower or the Administrative Agent (as the case may be), promptly furnish to the Borrower and the Administrative Agent (as the case may be), such forms, documents or other information (which shall be accurate and complete) as may be reasonably required to establish any available exemption from, or reduction in the amount of, applicable Taxes; provided, however, that none of any Lender or the Administrative Agent shall be obliged to disclose information regarding its tax affairs or computations to the Borrower in connection with this paragraph (f), it being understood that the identity of any Person shall not be considered for these purposes as information regarding its tax affairs or computations.  Each of the Borrower and the Administrative Agent shall be entitled to rely on the accuracy of any such forms, documents or other information furnished to it by any Person and shall have no obligation to make any additional payment or indemnify any Person for any Taxes, interest or penalties that would not have become payable by such Person had such documentation been accurate.

(g)         If the Administrative Agent or any Lender receives a refund or credit in respect of Indemnified Taxes as to which it has been indemnified by any Credit Party pursuant to Section 3.01(b), it shall notify the Credit Party of the amount of such refund or credit and shall return to the Credit Party such refund or the benefit of such credit; provided, however, that (A) the Administrative Agent or such Lender, as the case may be, shall not be obligated to make any effort to obtain such refund or credit or to provide any Credit Party with any information on or justification for the arrangement of its tax affairs or otherwise disclose to the Credit Party or any other Person any information that it considers to be proprietary or confidential, and (B) the Credit Party, upon the request of the Administrative Agent or such Lender, as the case may be, shall return the amount of such refund or the benefit of such credit to the Administrative Agent or such Lender, as the case may be, if the Administrative Agent or such Lender, as the case may be, is required to repay the amount of such refund or the benefit of such credit to the relevant authorities within six (6) years of the date the Credit Party is paid such amount by the Administrative Agent or such Lender, as the case may be.

(h)         If requested by any Lender that is a resident of the United States for U.S. federal income tax purposes, the Credit Parties will perform an analysis as to whether the Borrower constitutes a passive foreign investment company within the meaning of Section 1297 of the Code and will take into account reasonable comments from such Lender with respect to such analysis.  The Lender will have sole discretion to decide whether to make a “QEF election” (as described in Section 1293 of the Code) with respect to its interest in the Loans.  For the avoidance of doubt, if based on such analysis the Lender decides to make a QEF election, the Credit Parties will provide the information necessary for making such election, as described in this Section 3.01(h).  The Credit Parties will (i) maintain adequate books and records to allow any Lender that would be subject to Section 1291 of the Code with respect to its interest in the Loans to make a proper QEF election and (ii) will further provide annual information statements and any other information to any such Lender if such information is necessary for purposes of making the QEF election or complying with the ongoing requirements associated with such election.

(i)          The agreements in this Section 3.01 shall survive the termination of this Agreement and the payment of the Borrower’s Obligations.

3.02       General Provisions as to Payments.

(a)         All payments to be made by any Credit Party shall be made without set-off, counterclaim or other defense.  Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s Payment Office, and shall be made in Dollars and in immediately available funds, no later than 2:30 p.m. (New York City time) on the dates specified herein.  The

Administrative Agent will promptly distribute to each Lender its applicable share as expressly provided herein of each payment in like funds as received.  Any payment received by the Administrative Agent later than 2:30 p.m. (New York City time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(b)         Except and to the extent otherwise specifically provided herein, whenever any payment to be made hereunder is due on a day which is not a Business Day, the date for payment thereof shall be extended to the immediately following Business Day and, if interest is stated to be payable in respect thereof, interest shall continue to accrue to such immediately following Business Day.

(c)         Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to the Lenders on such due date an amount equal to the amount then due to the Lenders.  If and to the extent that the Borrower shall not have made such payment, each applicable Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with accrued interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate; provided, however, that if any amount remains unpaid by any Lender for more than five (5) Business Days after the Administrative Agent has made a demand for such amount, such Lender shall, commencing on the day next following such fifth Business Day, pay interest to the Administrative Agent at a rate per annum equal to the Federal Funds Rate plus 1%, and, provided further, that if any such amount remains unpaid by any Lender for more than ten (10) Business Days, such Lender shall, commencing on the day next following such tenth Business Day, pay interest to the Administrative Agent at a rate per annum equal to the Federal Funds Rate plus 2.00%.

3.03       Funding Losses.  If the Borrower makes any payment of principal with respect to the Loans on any day other than the Interest Payment Date applicable thereto, or if the Borrower fails to prepay the Loans after notice has been given pursuant to Section 2.01(c), the Borrower shall reimburse each Lender, as applicable, within fifteen (15) days after demand for any resulting loss or expense incurred by it, provided such Lender shall have delivered to the Borrower a certificate setting forth in reasonable detail the computations for the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

3.04       Basis for Determining Interest Rate Inadequate or Unfair.  If on or prior to the first day of any Interest Period for the Loans:

(a)         the Administrative Agent determines that by reason of circumstances affecting the London interbank market, reasonably adequate means do not exist for ascertaining LIBOR applicable to such Interest Period or that deposits in Dollars (in the applicable amounts) are not being offered in the London interbank market for such Interest Period, or

(b)         the Required Lenders advise the Administrative Agent that LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loan for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders.  In the event of any such determination or advice, until the Administrative Agent shall have notified the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Loan of the affected amount or Interest Period, or a conversion to or continuation of a Loan of the affected amount or Interest Period shall be deemed rescinded and such request shall instead be considered a request for a Base Rate Loan.  Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

3.05       Capital Adequacy.  If any Lender has determined, after the date hereof, that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule, or regulation regarding capital adequacy, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of increasing such Lender’s cost of making or maintaining such Lender’s Loan or reducing the rate of return on such Lender’s capital or assets as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, effectiveness, change, or compliance (taking into consideration such Lender’s policies with respect to capital adequacy), then, upon notice from such Lender to the Borrower, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.  Each determination by any such Lender of amounts owing under this Section 3.05 shall, absent manifest error, be conclusive and binding on the parties hereto.  The relevant Lender will, upon request, provide a certificate in reasonable detail as to the amount of such increased cost or reduction in amount received and method of calculation.

  Upon any Lender’s making a claim for compensation under this Section 3.05, (i) such Lender shall use commercially reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office or assign its rights and obligations hereunder to another of its offices, branches or affiliates so as to eliminate or reduce any such additional payment by the Borrower which may thereafter accrue, if such change is not otherwise disadvantageous to such Lender and (ii) the Borrower has the right to replace such Lender in accordance with Section 3.08.

3.06       Illegality.

(a)         Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Conversion Date shall make it unlawful for any Lender to make or maintain any Loan as contemplated by this Agreement, then such Lender shall be an “Affected Lender” and by written notice to the Borrower and to the Administrative Agent:

(i)           such Lender may require that all outstanding Loans, made by it be converted to Base Rate Loans, in which event all such Loans shall be automatically converted to Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below, and

(ii)          if it is also illegal for the Affected Lender to make Base Rate Loans, such Lender may declare all amounts owed to it by the Borrower to the extent of such illegality to be due and payable;

provided, however, the Borrower has the right, with the consent of the Administrative Agent, to find an additional Lender to purchase the Affected Lenders’ rights and obligations; provided, further, that such Lender will first use its commercially reasonable efforts (consistent with legal and regulatory restrictions) to either change the jurisdiction of its lending office, issuing office or office for receipt of payments, or assign its Loans to another Person other than a Competitor, in each case to eliminate such illegality.  The Credit Parties agree to cooperate in good faith with the Affected Lenders to affect such change or assignment.

(b)         For purposes of this Section 3.06, a notice to the Borrower by any Lender shall be effective on the date of receipt by the Borrower.

3.07       Requirements of Law.  If, after the date hereof, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Conversion Date (or, if later, the date on which such Lender becomes a Lender):

(a)         shall impose, modify, or hold applicable any reserve, special deposit, compulsory loan, or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans, or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the LIBOR hereunder; or

(b)         shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender reasonably deems to be material, of making, converting into, continuing, or maintaining Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice delivered to the Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Borrower shall be obligated to promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this Section 3.07, it shall provide notice thereof to the Borrower, promptly upon occurrence of such event, but in any case within three (3) days from the date of such event, through the Administrative Agent, certifying (x) that one of the events described in paragraph (a) and (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive and binding on the parties hereto in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.  If any Lender becomes aware of a proposed change in any Requirement of Law that would entitle it to claim any additional amounts pursuant to this Section 3.07 it shall promptly, upon the Lender becoming aware of such event, provide notice to the Borrower through the Administrative Agent.

3.08       Substitute Lenders.  If any Lender has demanded compensation pursuant to Sections 3.05 or 3.07 or has exercised its rights pursuant to Section 3.06(a)(ii), and such Lender does not waive its right to future additional compensation pursuant to Section 3.05 or 3.07, the Borrower shall have the right (i) to replace such Lender with a Substitute Lender or Substitute Lenders that shall succeed to the rights of such Lender under this Agreement upon execution of an Assignment and Assumption Agreement and payment by the Borrower of the related processing fee of U.S.$3,500 to the Administrative Agent or (ii) to remove such Lender; provided, however, that such Lender shall not be replaced or removed hereunder until such Lender has been repaid in full all amounts owed to it pursuant to this Agreement (including Sections 3.03 and 3.05) and the other Transaction Documents unless any such amount is being contested by the Borrower in good faith.

3.09       Sharing of Payments in connection with the Loans, Etc.

(a)         If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Obligations owing to it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its share of payments on account of the Obligations obtained by all the Lenders (an “Excess Payment”), such Lender shall forthwith (i) notify the Administrative Agent of such fact, and (ii) purchase from the other Lenders such participations in such Obligations owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s share (according to the proportion of (A) the amount of such paying Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of demonstrable error) of participations purchased pursuant to this Section 3.09 and will in each case notify the Lenders following any such purchases.

(b)         If any Lender shall commence any action or proceeding in any court to enforce its rights hereunder after consultation with the other Lenders and, as a result thereof or in connection therewith, it shall receive any Excess Payment, then such Lender shall not be required to share any portion of such excess payment with any Lender which has the legal right to, but does not, join in any such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights in another court.

(c)         The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.09 may exercise all its rights of set-off with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

ARTICLE IV
CONDITIONS PRECEDENT

  The obligations of the Lenders under this Agreement are subject to the satisfaction or waiver of the following conditions precedent (the date on which all such conditions precedent are satisfied or waived being the “Conversion Date”):

4.01       Loan Documents.  The Administrative Agent shall have received, on or before the Conversion Date, counterparts of each of the following documents duly executed and delivered by each party thereto, and in full force and effect and reasonably satisfactory to the Administrative Agent:

(a)         this Agreement;

(b)         Maturity “A” Notes executed by the Borrower for the account of each Lender; and

(c)         the Conversion Notice.

4.02      Opinions of Borrower’s and each Guarantor’s Counsel.  The Administrative Agent shall have received:

(a)         the opinion of special New York counsel to the Credit Parties substantially in the form of Exhibit D hereto;

(b)         the opinion of in-house counsel to the Credit Parties substantially in the form of Exhibit E hereto; and

(c)         the opinion of special Dutch counsel to the Credit Parties substantially in the form of Exhibit F hereto.

4.03       Representations and Warranties.  The representations and warranties of each Credit Party contained in this Agreement and each other Transaction Document shall be true on and as of the Conversion Date, and each Credit Party shall have provided a certificate to such effect to the Administrative Agent.

4.04       Conditions to Conversion.  All of the conditions precedent to Conversion set forth in Section 4.03 of the Dutch Loan “A” Agreement have been satisfied or waived by the Lenders.

4.05       Officer’s Certificate.  The Borrower shall deliver an Officer’s Certificate that all conditions precedent set forth in this Article IV have been fully satisfied or waived.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BORROWER

  The Borrower represents and warrants that:

5.01       Corporate Existence and Power.

(a)          The Borrower is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority (including all governmental licenses, permits and other approvals except for such licenses, permits and approvals the absence of which will not have a Material Adverse Effect) to own its assets and carry on its business as now conducted and as proposed to be conducted.

(b)         All of the outstanding stock of the Borrower has been validly issued and is fully paid and non-assessable.

(c)          The Borrower is in full compliance with the applicable provisions of the Dutch Financial Supervision Act.

5.02       Power and Authority; Enforceable Obligations.

(a)          The execution, delivery and performance by the Borrower of each Transaction Document to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action.

(b)         This Agreement and the other Transaction Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equity principles.

5.03       Compliance with Law and Other Instruments.  The execution, delivery of and performance under this Agreement and each of the other Transaction Documents to which the Borrower is a party and the consummation of the transactions herein or therein contemplated, and compliance with the terms and provisions hereof and thereof, do not and will not (a) conflict with, or result in a breach or violation of, or constitute a default under, or result in the creation or imposition of any Lien upon the assets of the Borrower pursuant to, any Contractual Obligation of the Borrower or (b) result in any violation of the statuten of the Borrower or any provision of any Requirement of Law applicable to the Borrower.

5.04       Consents/Approvals.  No order, permission, consent, approval, license, authorization, registration or validation of, or notice to or filing with, or exemption by, any Governmental Authority or third party is required to authorize, or is required in connection with, the execution, delivery and performance by the Borrower of this Agreement and the other Transaction Documents to which the Borrower is a party or the taking of any action contemplated hereby or by any other Transaction Document.

5.05       No Immunity.  The Borrower and the Parent are subject to civil and commercial law with respect to its obligations under this Agreement and each other Transaction Document to which it is a party and the execution, delivery and performance of this Agreement or any such other Transaction Document by the Borrower and the Parent constitute private and commercial acts rather than public or governmental acts.  Under the laws of Mexico or The Netherlands (as applicable) none of the Credit Parties nor any of their property has any immunity from jurisdiction of any court or any legal process (whether through service or notice, attachment prior to judgment or attachment in aid of execution).

5.06       Governmental Regulations.

(a)         The Borrower is not, and is not controlled by, an “investment company” within the meaning of the United States Investment Company Act of 1940, as amended or

(b)         The Borrower is not subject to regulation under the Public Utility Holding Company Act of 2005, as amended ("PUHCA") that would have the effect of preventing the execution and performance, or the enforceability, of its obligations under each Loan Document to which it is a party.

5.07       Direct Obligations; Pari Passu.  (i) This Agreement constitutes a direct, unconditional unsubordinated and unsecured obligation of the Borrower, and (ii) the Loans, when made, will constitute direct, unconditional unsubordinated and unsecured obligations of the Borrower.

5.08       No Recordation Necessary.

(a)         This Agreement and the Maturity “A” Notes are in proper legal form under the law of Mexico for the enforcement thereof against the Borrower under the laws of Mexico or, as the case may be, The Netherlands.  To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and each other Transaction Document in Mexico or, as the case may be, The Netherlands, it is not necessary that this Agreement or any other Transaction Document be filed or recorded with any Governmental Authority in Mexico or any Governmental Authority in The Netherlands or that any stamp or similar tax be paid on or in respect of this Agreement or any other document to be furnished under this Agreement, unless such stamp or similar taxes have been paid by the Borrower; provided, however, that in the event any legal proceedings are brought in the courts of Mexico, an official Spanish translation of the documents required in such proceedings, including this Agreement, would have to be approved by the court after the defendant is given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents.

(b)         It is not necessary (i) in order for the Administrative Agent or any Lender to enforce any rights or remedies under the Transaction Documents or (ii) solely by reason of the execution, delivery and performance of this Agreement by the Administrative Agent or any Lender, that the Administrative Agent or such Lender be licensed or qualified with any Mexican Governmental Authority or be entitled to carry on business in Mexico.

5.09       Choice of Law; Submission to Jurisdiction and Waiver of Sovereign Immunity.  In any action or proceeding involving the Borrower arising out of or relating to this Agreement in any Mexican or Dutch court or tribunal, any Lender, the Structuring Agent, the Joint Lead Arrangers and the Administrative Agent would be entitled to the recognition and effectiveness of the choice of law, submission to jurisdiction and waiver of sovereign immunity provisions of Sections 13.10, 13.11 and 13.13.

5.10       Margin Regulations.  No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U, except in compliance with Regulation U.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.  No indebtedness being reduced or retired out of the proceeds of the Loan hereunder was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U except in compliance with Regulation U or any “margin security” within the meaning of Regulation T, except in compliance with Regulation T.  Neither the execution and delivery hereof by the Borrower, nor the performance by it of any of the transactions contemplated by this Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation T, U, or X.

5.11       Solvency.  The Borrower is and, after giving effect to the Loans and each of the transactions contemplated by this Agreement and the Transaction Documents, will be, Solvent.

5.12       Dutch Works Council Act.  The Borrower has not established, is not in the process of establishing nor has it received a request to establish a works council in accordance with the provisions of the Dutch Works Council Act (Wet op de ondernemingsraden).

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE GUARANTORS

  Each of the Guarantors separately represents and warrants that:

6.01       Corporate Existence and Power.

(a)         Such Guarantor is a corporation (sociedad anónima de capital variable or sociedad anónima bursatil de capital variable) duly incorporated and validly existing under the laws of Mexico and has all requisite corporate power and authority (including all governmental licenses, permits and other approvals except for such licenses, permits and approvals the absence of which will not have a Material Adverse Effect) to own its assets and carry on its business as now conducted and as proposed to be conducted.

(b)         All of the outstanding stock of such Guarantor has been validly issued and is fully paid and non-assessable.

6.02       Power and Authority; Enforceable Obligations.

(a)         The execution, delivery and performance by such Guarantor of each Transaction Document to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, are within such Guarantor’s corporate powers and have been duly authorized by all necessary corporate action pursuant to the estatutos sociales or bylaws of such Guarantor.

(b)         This Agreement and the other Transaction Documents to which such Guarantor is a party have been duly executed and delivered by such Guarantor and constitute legal, valid and binding obligations of such Guarantor enforceable in accordance with their respective terms, except as enforceability may be limited by applicable concurso mercantil, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equity principals.

6.03       Compliance with Law and Other Instruments.  The execution, delivery and performance of this Agreement and any of the other Transaction Documents to which such Guarantor is a party and the consummation of the transactions herein or therein contemplated, and compliance with the terms and provisions hereof and thereof, do not and will not (a) conflict with, or result in a breach or violation of, or constitute a default under, or result in the creation or imposition of any Lien upon the assets of such Guarantor pursuant to, any Contractual Obligation of such Guarantor or (b) result in any violation of the estatutos sociales or bylaws of such Guarantor or any provision of any Requirement of Law applicable to such Guarantor.

6.04       Consents/Approvals.  No order, permission, consent, approval, license, authorization, registration or validation of, or notice to or filing with, or exemption by, any Governmental Authority or third party is required to authorize, or is required in connection with, the execution, delivery and performance by such Guarantor of this Agreement and the other Transaction Documents to which such Guarantor is a party or the taking of any action contemplated hereby or by any other Transaction Document.

6.05       No Immunity.  Such Guarantor is subject to civil and commercial law with respect to its obligations under this Agreement and each other Transaction Document to which it is a party and the execution, delivery and performance of this Agreement or any such other Transaction Document by such Guarantor constitute private and commercial acts rather than public or governmental acts.  Under the laws of Mexico neither such Guarantor nor any of its property has any immunity from jurisdiction of any court or any legal process (whether through service or notice, attachment prior to judgment or attachment in aid of execution).

6.06       Governmental Regulations.

(a)         Such Guarantor is not, and is not controlled by, an “investment company” within the meaning of the United States Investment Company Act of 1940, as amended; or

(b)         Such Guarantor is not subject to regulation under the Public Utility Holding Company Act of 2005, as amended ("PUHCA") that would have the effect of preventing the execution and performance, or the enforceability, of its obligations under each Loan Document to which it is a party.

6.07       Direct Obligations; Pari Passu.

(a)         This Agreement constitutes a direct, unconditional unsubordinated and unsecured obligation of such Guarantor.

(b)         The obligations of such Guarantor under this Agreement rank and will rank in priority of payment at least pari passu with all other senior unsecured Debt of such Guarantor.

6.08       No Recordation Necessary.  This Agreement is in proper legal form under the law of Mexico for the enforcement thereof against such Guarantor under the law of Mexico.  To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and each other Transaction Document in Mexico, it is not necessary that this Agreement or any other Transaction Document be filed or recorded with any Governmental Authority in Mexico or that any stamp or similar tax be paid on or in respect of this Agreement or any other document to be furnished under this Agreement unless such stamp or similar taxes have been paid by a Credit Party; provided, however, that in the event any legal proceedings are brought in the courts of Mexico, an official Spanish translation of the documents required in such proceedings, including this Agreement, would have to be approved by the court after the defendant is given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents.

6.09       Choice of Law; Submission to Jurisdiction and Waiver of Sovereign Immunity.  In any action or proceeding involving such Guarantor arising out of or relating to this Agreement in any Mexican court or tribunal, the Lenders, the Structuring Agent, the Joint Lead Arrangers and the Administrative Agent would be entitled to the recognition and effectiveness of the choice of law, appointment of process agent, submission to jurisdiction and waiver of sovereign immunity provisions of Sections 13.10, 13.12, 13.11 and 13.13.

6.10       Solvency.  Each Guarantor is and, after giving effect to the Loans and each of the transactions contemplated by this Agreement and the Transaction Documents, each of the Guarantors will be, Solvent.

ARTICLE VII
AFFIRMATIVE COVENANTS APPLICABLE TO THE LOANS

  Each Credit Party covenants and agrees for the benefit of the Lenders that, until all Obligations owed to the Lenders are paid in full, it will, unless waived in writing by the Required Lenders pursuant to the provisions set forth in Section 13.02:

7.01       Financial Reports and Other Information.  The Borrower will deliver to the Administrative Agent (with a copy for each Lender):

(a)         as soon as available and in any event within 120 days after the end of each fiscal year of the Parent, a copy of the annual audit report for such year for the Parent and its Subsidiaries containing consolidated and consolidating balance sheets of the Parent and its Subsidiaries, as of the end of such fiscal year and consolidated statements of income and cash flows of the Parent and its Subsidiaries, for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by KPMG Cardenas Dosal, S.C. or other independent public accountants of recognized standing acceptable to the Required Lenders, together with (i) a certificate of such accounting firm to the Lenders stating that in the course of the regular audit of the business of the Parent and its Subsidiaries, which audit was conducted by such accounting firm in accordance with Applicable GAAP, such accounting firm has obtained no knowledge that a Default or Event of Default has occurred and is continuing, or if, in the opinion of such accounting firm a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and (ii) a certificate of a Responsible Officer of the Parent, stating that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Credit Parties have taken and proposes to take with respect thereto; provided that in the event of any change in the Applicable GAAP used in the preparation of such financial statements, the Parent shall also provide, for informational purposes only, a statement of reconciliation conforming such financial statements to Applicable GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.01(b) of the Dutch Loan “A” Agreement and provided further that all such documents will be prepared in English; and

(b)         as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Parent, consolidated balance sheets of the Parent and its Subsidiaries, as of the end of such quarter and consolidated statements of income and cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by any Responsible Officer of the Parent as having been prepared in accordance with Applicable GAAP and together with a certificate of a Responsible Officer of the Parent, as to compliance with the terms of this Agreement and stating that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto; provided that in the event of any change in the Applicable GAAP used in the preparation of such financial statements, the Parent shall also provide, for informational purposes only, a statement of reconciliation conforming such financial statements to Applicable GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.01(b) of the Dutch Loan “A” Agreement and provided further that all such documents will be prepared in English.

7.02       Notice of Default and Litigation.  The Borrower will furnish to the Administrative Agent (and the Administrative Agent will notify each Lender):

(a)         as soon as practicable and in any event within five (5) days after the occurrence of each Default or Event of Default continuing on the date of such statement, a statement of the Responsible Officer of any Credit Party setting forth details of such Default or Event of Default and the action that the Borrower has taken and proposes to take with respect thereto; and

(b)         promptly after commencement thereof, notice of all Litigation affecting the Credit Parties or any of their Subsidiaries or the receipt of written notice by the Credit Parties or any of their Subsidiaries of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation (including but not limited to Environmental Laws) the violation of which could reasonably be expected to have a Material Adverse Effect.

7.03       Compliance with Laws and Contractual Obligations, Etc..  Each of the Credit Parties will comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable Requirements of Law (including with respect to the licenses, approvals, certificates, permits, franchises, notices, registrations and other governmental authorizations necessary to the ownership of its respective properties or to the conduct of its respective business, antitrust laws or Environmental Laws and laws with respect to social security and pension funds obligations) and all material Contractual Obligations, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

7.04       Payment of Obligations.  Each of the Credit Parties will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments and governmental charges or levies assessed, charged or imposed upon it or upon its property and (b) all lawful claims that, if unpaid, might by law become a Lien upon its property, except where the failure to make such payments or effect such discharges could not reasonably be expected to have a Material Adverse Effect; provided, however, that no Credit Party nor any of its Subsidiaries shall be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

7.05       Maintenance of Insurance.  Each of the Credit Parties will maintain, and cause each of its Subsidiaries to maintain, insurance with reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies of established reputation engaged in similar businesses and owning similar properties in the same general areas in which the Credit Parties or such Subsidiary operates.

7.06       Conduct of Business and Preservation of Corporate Existence.  Each of the Credit Parties will continue to engage in business of the same general type as now conducted by such Credit Party and will preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory), licenses, consents, permits, notices or approvals and franchises deemed material to its business; provided that none of the Credit Parties nor any of their Subsidiaries shall be required to maintain its corporate existence in connection with a merger or consolidation in compliance with Section 8.03; and provided, further, that none of the Credit Parties nor any of their Subsidiaries shall be required to preserve any right or franchise if such Credit Party or any such Subsidiary shall in its good faith judgment, determine that the preservation thereof is no longer in the best interests of such Credit Party or such Subsidiary, as the case may be, and that the loss thereof could not reasonably be expected to have a Material Adverse Effect.

7.07       Books and Records.  Each of the Credit Parties will keep, and cause their Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Credit Parties and each such Subsidiary in accordance with Applicable GAAP consistently applied.

7.08       Maintenance of Properties, Etc..  Each of the Credit Parties will:

(a)         maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, and

(b)         maintain, preserve and protect all intellectual property and all necessary governmental and third party approvals, franchises, licenses and permits, material to the business of the Credit Parties and their Subsidiaries, taken as a whole, provided neither paragraph (a) nor this paragraph (b) shall prevent the Credit Parties or their Subsidiaries from discontinuing the operation and maintenance of any of their properties or allowing to lapse certain approvals, licenses or permits which discontinuance is desirable in the conduct of its business and which discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.09       Pari Passu Ranking.  Each Credit Party will ensure at all times that its respective Obligations with respect to the Loans under the Transaction Documents constitute unconditional general obligations of such Credit Party ranking in priority of payment at least pari passu with all other senior unsecured, unsubordinated Debt of such Credit Party.

7.10       Transactions with Affiliates.  Each of the Credit Parties will conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of its Affiliates on terms that are commercially reasonable and no less favorable to such Credit Party or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

7.11       Maintenance of Governmental Approvals.  The Credit Parties will maintain in full force and effect at all times all approvals of and filings with any Governmental Authority or third party required under applicable law for the conduct of its business (including, without limitation, antitrust laws or Environmental Laws) and the performance of the Credit Parties’ obligations hereunder and under the other Transaction Documents by the Borrower and/or the Guarantors, as applicable, and for the validity or enforceability hereof and thereof, except where failure to maintain any such approvals or filings could not reasonably be expected to have a Material Adverse Effect.

7.12       Inspection of Property.  At any reasonable time during normal business hours and from time to time with at least ten (10) Business Days prior notice, or at any time if a Default or Event of Default shall have occurred and be continuing, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof to examine and make abstracts from the records and books of account of, and visit the properties of any Credit Party, and to discuss the affairs, finances and accounts of such Credit Party with any of its officers or directors and with its independent certified public accountants.  All expenses associated with such inspection shall be borne by the inspecting Lenders; provided that if a Default or an Event of Default shall have occurred and be continuing, any expenses associated with such inspection shall be borne jointly and severally by Credit Parties.

ARTICLE VIII
NEGATIVE COVENANTS APPLICABLE TO THE LOANS

  Each Credit Party covenants and agrees for the benefit of the Lenders that until all Obligations owed to the Lenders are paid in full, it will, unless waived in writing by the Required Lenders pursuant to the provisions set forth in Section 13.02:

8.01       Financial Conditions.

(a)         The Parent shall not permit the Consolidated Net Debt / EBITDA Ratio at any time to exceed 3.5 to 1.

(b)         The Parent shall not permit the Consolidated Fixed Charge Coverage Ratio at the end of each fiscal quarter to be less than 2.5 to 1.

(c)         Concurrently with the delivery by the Borrower of any financial statements pursuant to Section 7.01, any Credit Party shall deliver to the Administrative Agent (with a copy to each Lender) a certificate from a Responsible Officer of the Parent containing all information and calculations necessary for determining compliance with Sections 8.01 (a), as applicable, and (b) above.

(d)         For the purpose of calculating the Consolidated Net Debt / EBITDA Ratio in Section 8.01(a) above only, “Consolidated Net Debt” shall not include any Debt which, notwithstanding falling within the definition of Debt, is not required to be recorded as a liability by the Parent on its consolidated balance sheet in accordance with Mexican FRS.

8.02       Liens.  The Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of the Parent or any Subsidiary, whether now owned or held or hereafter acquired, other than the following Liens (“Permitted Liens”):

(a)         Liens for taxes, assessments and other governmental charges the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which adequate reserves or other appropriate provision, if any, as shall be required by Applicable GAAP shall have been made;

(b)         statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by Applicable GAAP shall have been made;

(c)         Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(d)         any attachment or judgment Lien, unless the judgment it secures shall not, within sixty (60) days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within sixty (60) days after the expiration of any such stay;

(e)         Liens existing on the date of this Agreement and liens existing as of March 31, 2008, that are described in Schedule 7.06(e) to the Dutch Loan “A” Agreement.

(f)          any Lien on property acquired by the Parent after the date hereof that was existing on the date of acquisition of such property; provided that such Lien was not incurred in anticipation of such acquisition, and any Lien created to secure all or any part of the purchase price, or to secure Debt incurred or assumed to pay all or any part of the purchase price, of property acquired by the Parent or any of its Subsidiaries after the date hereof; provided, further, that (A) any such Lien permitted pursuant to this clause (f) shall be confined solely to the item or items of property so acquired (including, in the case of any Acquisition of a corporation through the acquisition of 51% or more of the voting stock of such corporation, the stock and assets of any Acquired Subsidiary or Acquiring Subsidiary) and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to, or is acquired for specific use with, such acquired property; and (B) if applicable, any such Lien shall be created within nine (9) months after, in the case of property, its acquisition, or, in the case of improvements, their completion;

(g)         any Lien renewing, extending or refunding any Lien permitted by clause (f) above; provided that the principal amount of Debt secured by such Lien immediately prior thereto is not increased or the maturity thereof reduced and such Lien is not extended to other property;

(h)         any Liens created on shares of Capital Stock of the Parent or any of its Subsidiaries solely as a result of the deposit or transfer of such shares into a trust or a special purpose vehicle (including any entity with legal personality) of which such shares constitute the sole assets; provided that (A) any shares of Subsidiary stock held in such trust, corporation or entity could be sold by the Parent; and (B) proceeds from the deposit or transfer of such shares into such trust, corporation or entity and from any transfer of or distributions in respect of the Parent’s or any Subsidiary’s interest in such trust, corporation or entity are applied as provided under Section 8.04; and provided, further, that such Liens may not secure Debt of the Parent or any Subsidiary (unless permitted under another clause of this Section 8.02);

(i)          any Liens on securities securing repurchase obligations in respect of such securities;

(j)          any Liens in respect of any Qualified Receivables Transaction;

(k)         in addition to the Liens permitted by the foregoing clauses (a) through (j), Liens securing Debt of the Parent and its Subsidiaries (taken as a whole) not in excess of 5% of the Adjusted Consolidated Net Tangible Assets of the Parent and its Subsidiaries; and

(l)          any Liens on “margin stock” purchased with the proceeds of the Loans within the meaning of Regulation U, if and to the extent the value of all “margin stock” of the Parent and its Subsidiaries exceeds 25% of the value of the total assets of the Parent and its Subsidiaries;

  unless, in each case, the Parent has made or caused to be made effective provision whereby the Obligations hereunder are secured equally and ratably with, or prior to, the Debt secured by such Liens (other than Permitted Liens) for so long as such Debt is so secured.

8.03       Consolidations and Mergers.  None of the Credit Parties shall, in one or more related transactions, (x) consolidate with or merge into any other Person or permit any other Person to merge into it or (y) directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of its properties or assets to any Person, unless, with respect to any transaction described in clause (x) or (y), immediately after giving effect to such transaction:

(a)         the Person formed by any such consolidation or merger, if it is not the Borrower or such Guarantor, or the Person that acquires by transfer, conveyance, sale, lease or other disposition all or substantially all of the properties and assets of the Borrower or such Guarantor (any such Person, a “Successor”) (i) shall be a corporation organized and validly existing under the laws of its place of incorporation, which in the case of a Successor to the Borrower shall be Mexico, the United States, Canada, France, Belgium, Germany, Italy, Luxembourg, The Netherlands, Portugal, Spain, Switzerland or the United Kingdom, or any political subdivision thereof, (ii) in the case of a Successor to the Borrower, shall expressly assume, pursuant to a written agreement in form and substance satisfactory to the Required Lenders, the Obligations with respect to the Loans of the Borrower pursuant to this Agreement and the performance of every covenant on part of the Credit Parties to be performed and observed and (iii) in the case of a Successor to any Guarantor, shall expressly assume, pursuant to a written agreement in form and substance satisfactory to the Required Lenders, the performance of every covenant of this Agreement on part of such Guarantor to be performed and observed;

(b)         in the case of any such transaction involving the Borrower or any Guarantor, the Borrower or such Guarantor, or the Successor of any thereof, as the case may be, shall expressly agree to indemnify each Lender and the Administrative Agent against any tax, levy, assessment or governmental charge payable by withholding or deduction thereafter imposed on such Lender and/or the Administrative Agent solely as a consequence of such transaction with respect to payments under the Transaction Documents;

(c)          immediately after giving effect to such transaction, including for purposes of this clause (c) the substitution of any Successor to the Borrower for the Borrower or the substitution of any Successor to a Guarantor for such Guarantor and treating any Debt or Lien incurred by the Borrower or any Successor to the Borrower, or by a Guarantor of the Borrower or any Successor to such Guarantor, as a result of such transactions as having been incurred at the time of such transaction, no Default or Event of Default shall have occurred and be continuing; and

(d)         the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a written agreement is required in connection with such transaction, such written agreement comply with the relevant provisions of this Article VIII and that all conditions precedent provided for in this Agreement relating to such transaction have been complied with.

8.04       Sales of Assets, Etc..  The Parent will not, and will not permit any of its Material Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including the Capital Stock of any Subsidiary), other than (a) inventory, trade receivables and assets surplus to the needs of the business of the Parent or any Subsidiary sold in the ordinary course of business (b) assets not used, usable or held for use in connection with cement operations and related operations and (c) any “margin stock” within the meaning of Regulation U acquired by the Parent through a Tender Offer, unless the proceeds of the sale of such assets are retained by the Parent or such Subsidiary, as the case may be, and, as promptly as practicable after such sale (but in any event within 180 days of such sale), the proceeds are applied to (i) expenditures for property, plant and equipment usable in the cement industry or related industries; (ii) the repayment of senior Debt of the Parent or any of its Subsidiaries, whether secured or unsecured; or (iii) investments in companies engaged in the cement industry or related industries.

8.05       Change in Nature of Business.  Neither the Parent nor the Borrower shall make, or permit any of its Material Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

8.06           Margin Regulations.  None of the Credit Parties shall use any part of the proceeds of the Loans for any purpose which would result in any violation (whether by any of the Credit Parties, the Administrative Agent or the Lenders) of Regulation T, U or X of the Federal Reserve Board or to extend credit to others for any such purpose.  None of the Credit Parties shall engage in, or maintain as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any margin stock (as defined in such regulations).

ARTICLE IX
OBLIGATIONS OF GUARANTORS

9.01       The Guaranty.  Each of the Guarantors jointly and severally hereby unconditionally and irrevocably guarantee (as a primary obligor and not merely as surety) payment in full as provided herein of all Obligations payable by the Borrower to each Lender, the Administrative Agent, the Structuring Agent and the Joint Lead Arrangers under this Agreement and the other Transaction Documents, as and when such amounts become payable (whether at stated maturity, by acceleration or otherwise).

9.02       Nature of Liability.  The obligations of the Guarantors hereunder are guarantees of payment and shall remain in full force and effect until all Obligations of the Borrower have been validly, finally and irrevocably paid in full, and shall not be affected in any way by the absence of any action to obtain such amounts from the Borrower or by any variation, extension, waiver, compromise or release of any or all Obligations from time to time therefor.  Each Guarantor waives all requirements as to promptness, diligence, presentment, demand for payment, protest and notice of any kind with respect to this Agreement and the other Transaction Documents.

9.03       Unconditional Obligations.  Notwithstanding any contrary principles under the laws of any jurisdiction other than the State of New York, the obligations of each of the Guarantors hereunder shall be unconditional, irrevocable and absolute and, without limiting the generality of the foregoing, shall not be impaired, terminated, released, discharged or otherwise affected by the following:

(a)         the existence of any claim, set-off or other right which either of the Guarantors may have at any time against the Borrower, the Administrative Agent, any Lenders or any other Person, whether in connection with this transaction or with any unrelated transaction;

(b)         any invalidity or unenforceability of this Agreement or any other Transaction Document relating to or against the Borrower or either of the Guarantors for any reason;

(c)         any provision of applicable law or regulation purporting to prohibit the payment by the Borrower of any amount payable by the Borrower under this Agreement or any of the other Transaction Documents or the payment, observance, fulfillment or performance of any other Obligations;

(d)         any change in the name, purposes, business, Capital Stock (including the ownership thereof) or constitution of the Borrower;

(e)         any amendment, waiver or modification of any Transaction Document in accordance with the terms hereof and thereof; or

(f)          any other act or omission to act or delay of any kind by the Borrower, the Administrative Agent, the Lenders or any other Person or any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge of or defense to either of the Guarantors’ obligations hereunder.

9.04       Independent Obligation.  The obligations of each of the Guarantors hereunder are independent of the Borrower’s obligations under the Transaction Documents and of any guaranty or security that may be obtained for the Obligations.  The Administrative Agent and the Lenders may neglect or forbear to enforce payment hereunder, under any Transaction Document or under any guaranty or security, without in any way affecting or impairing the liability of each Guarantor hereunder.  The Administrative Agent or the Lenders shall not be obligated to exhaust recourse or take any other action against the Borrower or under any agreement to purchase or security which the Administrative Agent or the Lenders may hold before being entitled to payment from the Guarantors of the obligations hereunder or proceed against or have resort to any balance of any deposit account or credit on the books of the Administrative Agent or the Lenders in favor of the Borrower or each of the Guarantors.  Without limiting the generality of the foregoing, the Administrative Agent or the Lenders shall have the right to bring suit directly against either of the Guarantors, either prior or subsequent to or concurrently with any lawsuit against, or without bringing suit against, the Borrower and/or the other Guarantor.

9.05       Waiver of Notices.  Each of the Guarantors hereby waives notice of acceptance of this Article IX and notice of any liability to which it may apply, and waives presentment, demand for payment, protest, notice of dishonor or nonpayment of any such liability, suit or the taking of other action by the Administrative Agent or the Lenders against, and any other notice, to the Guarantors.

9.06       Waiver of Defenses.  To the extent permitted by New York law and notwithstanding any contrary principles under the laws of any other jurisdiction, each of the Guarantors hereby waives any and all defenses to which it may be entitled, whether at common law, in equity or by statute which limits the liability of, or exonerates, guarantors or which may conflict with the terms of this Article IX, including failure of consideration, breach of warranty, statute of frauds, merger or consolidation of the Borrower, prior notice to the Borrower, that the Borrower’s assets are used to repay the Loans first, that the liability of the Guarantors be split, statute of limitations, accord and satisfaction and usury.  Without limiting the generality of the foregoing, each of the Guarantors consents that, without notice to such Guarantor and without the necessity for any additional endorsement or consent by such Guarantor, and without impairing or affecting in any way the liability of such Guarantor hereunder, the Administrative Agent and the Lenders may at any time and from time to time, upon or without any terms or conditions and in whole or in part, (a) change the manner, place or terms of payment of, and/or change or extend the time or payment of, renew or alter, any of the Obligations, any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Article IX shall apply to the Obligations as so changed, extended, renewed or altered; (b) exercise or refrain from exercising any right against the Borrower or others (including the Guarantors) or otherwise act or refrain from acting; (c) settle or compromise any of the Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any such liability (whether due or not) of the Borrower to creditors of the Borrower other than the Administrative Agent and the Lenders and the Guarantors; (d) apply any sums by whomsoever paid or howsoever realized, other than payments of the Guarantors of the Obligations, to any liability or liabilities of the Borrower under the Transaction Documents or any instruments or agreements referred to herein or therein, to the Administrative Agent and the Lenders regardless of which of such liability or liabilities of the Borrower under the Transaction Documents or any instruments or agreements referred to herein or therein remain unpaid; (e) consent to or waive any breach of, or any act, omission or default under the Obligations or any of the instruments or agreements referred to in this Agreement and the other Transaction Documents, or otherwise amend, modify or supplement the Obligations or any of such instruments or agreements, including the Transaction Documents; and/or (f) request or accept other support of the Obligations or take and hold any security for the payment of the Obligations or the obligations of the Guarantors under this Article IX, or allow the release, impairment, surrender, exchange, substitution, compromise, settlement, rescission or subordination thereof.

9.07       Bankruptcy and Related Matters.

(a)         So long as any of the Obligations remain outstanding, each Credit Party shall not, without the prior written consent of the Administrative Agent (acting with the consent of the Required Lenders), commence or join with any other Person in commencing any bankruptcy, liquidation, reorganization or insolvency proceedings of, or against, the Borrower.

(b)         If acceleration of the time for payment of any amount payable by the Borrower under this Agreement or the Maturity “A” Notes is stayed upon the insolvency, bankruptcy, reorganization or any similar event of the Borrower or otherwise, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Lenders.

(c)         The obligations of each of the Guarantors under this Article IX shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding or action, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, marshalling of assets, assignment for the benefit of creditors, readjustment, liquidation or arrangement of the Borrower or similar proceedings or actions or by any defense which the Borrower may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding or action.  Without limiting the generality of the foregoing, the Guarantors’ liability shall extend to all amounts and obligations that constitute the Obligations and would be owed by the Borrower but for the fact that they are unenforceable or not allowable due to the existence of any such proceeding or action.

(d)         Each of the Guarantors acknowledges and agrees that any interest on any portion of the Obligations which accrues after the commencement of any proceeding or action referred to above in Section 9.07(c) (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding or action, such interest as would have accrued on such portion of the Obligations if said proceedings or actions had not been commenced) shall be included in the Obligations, it being the intention of the Guarantors, the Administrative Agent, and the Lenders that the Obligations which are to be purchased by the Guarantors pursuant to this Article IX shall be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Obligations.  The Guarantors will take no action to prevent any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person from paying the Administrative Agent, or allowing the claim of the Administrative Agent, for the benefit of the Administrative Agent, and the Lenders, in respect of any such interest accruing after the date of which such proceeding is commenced, except to the extent any such interest shall already have been paid by the Guarantors.

(e)         Notwithstanding anything to the contrary contained herein, if all or any portion of the Obligations are paid by or on behalf of the Borrower, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered, directly or indirectly, from the Administrative Agent and/or the Lenders as a preference, preferential transfer, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Obligations for all purposes under this Article IX, to the extent permitted by applicable law.

9.08       No Subrogation.  Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or application of funds of any of the Guarantors by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Obligations shall have been indefeasibly paid in full in cash.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been indefeasibly paid in full in cash, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

9.09       Right of Contribution.  Subject to Section 9.08, each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment.  The provisions of this Section 9.09 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Structuring Agent, the Joint Lead Arrangers and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the Structuring Agent, the Joint Lead Arrangers and the Lenders for the full amount guaranteed by such Guarantor hereunder.

9.10       General Limitation on Guaranty.  In any action or proceeding involving any applicable corporate law, or any applicable bankruptcy, insolvency, reorganization, concurso mercantil or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Article IX would otherwise, taking into account the provisions of Section 9.09, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 9.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

9.11       Covenants of the Guarantors.  Each Guarantor hereby covenants and agrees that, so long as any Obligations with respect to the Loans under this Agreement and any other Transaction Document remain unpaid, it shall comply with the covenants contained or incorporated by reference in this Agreement applicable to the Loans to the extent applicable to it.

ARTICLE X
EVENTS OF DEFAULT

10.01     Events of Default Applicable to the Loans.  The following specified events shall constitute “Events of Default” for the purposes of this Agreement:

(a)         Payment Defaults.  The Borrower shall (i) fail to pay any principal of the Loans when due in accordance with the terms hereof or (ii) fail to pay any interest on the Loans, any fee or any other amount payable under this Agreement or any Maturity “A” Note within three (3) Business Days after the same becomes due and payable; or

(b)         Representation and Warranties.  Any representation or warranty made by any Credit Party in any Transaction Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any other Transaction Document, as applicable, shall prove to have been incorrect in any material respect on or as of the date made if such failure shall remain unremedied for thirty (30) days after the earlier of the date on which (i) a Responsible Officer of such Credit Party becomes aware of such incorrectness or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent; or

(c)         Specific Defaults.  A Credit Party shall fail to perform or observe any term, covenant or agreement contained in Section 7.01, 7.02(a), 7.06 (with respect to the Borrower’s and each Guarantor’s existence only) or 7.09 or Article VIII; or

(d)         Other Defaults.  A Credit Party shall fail to perform or observe any term, covenant or agreement applicable to the Loans contained in this Agreement or the Maturity “A” Notes, any certificates, waivers, or any other agreements delivered pursuant to this Agreement related to the Loans (other than as provided in paragraphs (a) and (c) above) and such failure shall continue unremedied for a period of thirty (30) days after the earlier of the date on which (i) the Responsible Officer of the Borrower becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent at the request of any Lender; or

(e)         Defaults under Other Agreements.  The occurrence of a default or event of default under any indenture, agreement or instrument relating to any Material Debt of the Parent or any of its Subsidiaries, and (unless any principal amount of such Material Debt is otherwise due and payable) such default or event of default results in the acceleration of the maturity of any principal amount of such Material Debt prior to the date on which it would otherwise become due and payable; or

(f)          Voluntary Bankruptcy.  Any Credit Party or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization, concurso mercantil or other relief with respect to itself or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing or the equivalent thereof under applicable law; or

(g)         Involuntary Bankruptcy.  An involuntary case or other proceeding shall be commenced against any Credit Party or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency, concurso mercantil or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) consecutive days; or an order for relief shall be entered against the Parent or any Material Subsidiaries under any bankruptcy, insolvency, suspensión de pagos or other similar law as now or hereafter in effect; or

(h)         Monetary Judgment.  A final judgment or judgments or order or orders not subject to further appeal for the payment of money in an aggregate amount in excess of U.S.$50,000,000 shall be rendered against the Parent and/or any of its Subsidiaries that are neither discharged nor bonded in full within thirty (30) days thereafter; or

(i)          Pari Passu.  The Obligations of the Credit Parties under this Agreement shall fail to rank at least pari passu with all other senior unsecured Indebtedness of the Borrower or such Guarantor, as the case may be; or

(j)          Validity of Agreement.  The Borrower shall contest the validity or enforceability of any Transaction Document with respect to the Loan or shall deny generally the liability of the Borrower under any Transaction Documents with respect to the Loan or either Guarantor shall contest the validity of or the enforceability of their guarantee hereunder or any obligation of either Guarantor under Article IX hereof shall not be (or is claimed by either Guarantor not to be) in full force and effect; or

(k)         Governmental Authority.  Any governmental or other consent, license, approval, permit or authorization which is now or may in the future be necessary or appropriate under any applicable Requirement of Law for the execution, delivery, or performance by the Borrower or either Guarantor of any Transaction Document to which it is a party or to make such Transaction Document legal, valid, enforceable and admissible in evidence shall not be obtained or shall be withdrawn, revoked or modified or shall cease to be in full force and effect or shall be modified in any manner that would have an adverse effect on the rights or remedies of the Administrative Agent or the Lenders; or

(l)          Expropriation, Etc.  Any Governmental Authority shall condemn, nationalize, seize or otherwise expropriate all or any substantial portion of the property of, or Capital Stock issued or owned by, the Borrower or either Guarantor or take any action that would prevent the Borrower or either Guarantor from performing its obligations with respect to the Loan under this Agreement or the Maturity “A” Notes, the Conversion Notice, any certificates, waivers, or any other agreements delivered pursuant to this Agreement; or

(m)        Moratorium; Availability of Foreign Exchange.  A moratorium shall be agreed or declared in respect of any Debt of the Borrower or either Guarantor or any restriction or requirement not in effect on the date hereof shall be imposed, whether by legislative enactment, decree, regulation, order or otherwise, which limits the availability or the transfer of foreign exchange by the Borrower or either Guarantor for the purpose of performing any material obligation under this Agreement or the Maturity “A” Notes, any certificates, waivers, or any other agreements delivered pursuant to this Agreement to which it is a party; or

(n)         Change of Ownership or Control.  The beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities Exchange Commission under the Securities Exchange Act of 1934, as amended) of 20% or more in voting power of the outstanding voting stock of the Borrower or either Guarantor is acquired by any Person after the Dutch Loan Closing Date; provided that the acquisition of beneficial ownership of Capital Stock of the Borrower or either Guarantor by Lorenzo H. Zambrano or any member of his immediate family shall not constitute an Event of Default.

10.02     Remedies.

(a)         If an Event of Default under Sections 10.01(f) and (g) occurs with respect to any Credit Party, the outstanding principal amount of the Loans together with any accrued but unpaid interest thereon, in each case without notice or any other act by the Lenders, shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(b)         If any Event of Default has occurred and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders declare by written notice to the Borrower, the principal amount of the outstanding Loans to be forthwith due and payable, whereupon such principal amount, together with accrued interest thereon, including any fees due under this Agreement, shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

10.03     Notice of Default.  To the extent permitted by law, the Administrative Agent shall give notice to the Borrower of any event occurring under Section 10.01(a), (b), (c) or (d) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

ARTICLE XI
THE ADMINISTRATIVE AGENT

11.01     Appointment and Authorization.

(a)         Each Lender hereby irrevocably designates and appoints ING Capital LLC as the Administrative Agent of such Lender under this Agreement, and each Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement or any other Transaction Document, together with such other powers as are reasonably incidental thereto.

(b)         Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent.

11.02     Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

11.03     Liability of Administrative Agent.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by it or any such Person under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby (except for its or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by a Credit Party or any officer thereof contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Transaction Document, or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or for any failure of a Credit Party or any other party to any Transaction Document to perform its obligations hereunder or thereunder.  Except as otherwise expressly stated herein, the Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of a Credit Party.

11.04     Reliance by Administrative Agent.

(a)         The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or teletype message, statement, order or other document or telephone conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Required Lenders and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of failing to take, taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Required Lenders (or when expressly required hereby, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)         For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction on or before the Conversion Date.

11.05     Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (except for the Administrative Agent with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders) unless it shall have received written notice from a Lender or the Borrower referring to this Agreement and describing such Default or Event of Default and stating that such notice is a “Notice of Default”.

The Administrative Agent shall promptly notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders or the Lenders; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

11.06     Credit Decision.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Affiliates, officers, directors, employees, agents or attorneys-in-fact has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Credit Party, or any of its Affiliates, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender acknowledges to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, the Guarantors and their Affiliates and all applicable Lender regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Credit Party.  Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party which may come into the possession of the Administrative Agent or any of its Affiliates, officers, directors, employees, agents or attorneys-in-fact.

11.07     Indemnification.

(a)         Whether or not the transactions contemplated hereby are consummated, the Lenders agree to indemnify upon demand the Administrative Agent and its Affiliates, directors, officers, advisors, agents and employees (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably based on such Lender’s share of the aggregate amount of Loans outstanding hereunder, from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Obligations or the Maturity Date) be imposed on, incurred by or asserted against the Administrative Agent (or any of its Affiliates, directors, officers, agents and employees) in any way relating to or arising out of this Agreement or any other Transaction Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent it results from the gross negligence or willful misconduct of the Administrative Agent or its Affiliates, directors, officers, agents or employees.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share (based on its share of the aggregate amount of Loans outstanding hereunder) of any reasonable and documented costs or out-of-pocket expenses (including legal fees) incurred by the Administrative Agent in connection with the preparation, execution, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.

11.08     Administrative Agent in its Individual Capacity.  ING CAPITAL LLC may make loans to, issue letters of credit for the account of, accept deposits from and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower, the Guarantors or any of their Affiliates as though ING CAPITAL LLC were not the Administrative Agent hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, ING CAPITAL LLC or its Affiliates may receive information regarding the Borrower, the Guarantors and their Affiliates (including information that may be subject to confidentiality obligations in favor of any Credit Party) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to the Obligations, ING CAPITAL LLC shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include ING CAPITAL LLC in its individual capacity.

11.09     Successor Administrative Agent.  The Administrative Agent may, and at the request of the Required Lenders shall, resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which appointment shall be subject to the approval of the Borrower, such approval not to be unreasonably withheld (unless a Default or Event of Default shall have occurred and be continuing, in which case such approval shall not be required).  If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the retiring Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act on the part of such retiring Administrative Agent.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI and Sections 13.04 and 13.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  If no successor agent has accepted the appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and either the Borrower or the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor agent, which shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least U.S.$400,000,000.

ARTICLE XII
THE STRUCTURING AGENT

12.01     The Structuring Agent.  The Borrower hereby confirms the designation of HSBC SECURITIES (USA) INC., as the Structuring Agent for the Loans.  The Structuring Agent assumes no responsibility or obligation hereunder for servicing, enforcement or collection of the Obligations, or any duties as agent for the Lenders.  The title “Structuring Agent” implies no fiduciary responsibility on the part of the Structuring Agent to the Administrative Agent, or the Lenders, and the use of such title does not impose on the Structuring Agent any duties or obligations under this Agreement except as may be expressly set forth herein.

12.02     Liability of Structuring Agent.  Neither the Structuring Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by them or any such Person under or in connection with this Agreement or any other Transaction Document (except for such Structuring Agent’s own gross negligence or willful misconduct), or (b) responsible in any manner to any Lender for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Structuring Agent under or in connection with, this Agreement or any other Transaction Document or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document or for any failure of the Borrower or any other party to any other Transaction Document to perform its obligations hereunder or thereunder.  Except as otherwise expressly stated herein, the Structuring Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Borrower.

12.03     Structuring Agent in its Individual Capacity.  The Structuring Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any of its Affiliates as though it were not the Structuring Agent hereunder.

12.04     Credit Decision.  Each Lender expressly acknowledges that neither the Structuring Agent nor any of its respective Affiliates, officers, directors, employees, agents or attorneys-in-fact have made any representation or warranty to it, and that no act by the Structuring Agent hereafter taken, including any review of the affairs of a Credit Party, shall be deemed to constitute any representation or warranty by the Structuring Agent to any Lender.  Each Lender acknowledges to the Structuring Agent that it has, independently and without reliance upon the Structuring Agent, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of a Credit Party and its Affiliates and made its own decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Structuring Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Credit Party.  The Structuring Agent shall not have any duty or responsibility to provide any Lender with any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Structuring Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

ARTICLE XIII
MISCELLANEOUS

13.01     Notices.

(a)         Except as otherwise expressly provided herein, all notices, requests, demands or other communications to or upon any party hereunder with respect to the Loans shall be in writing (including facsimile transmission) and shall be sent by an overnight courier service, transmitted by facsimile or delivered by hand to such party:  (i) in the case of a Credit Party, the Structuring Agent, the Joint Lead Arrangers or the Administrative Agent, at its address or facsimile number set forth on Schedule 2.01(c) or at such other address or facsimile number as such party may designate by notice to the other parties hereto and (ii) in the case of any Lender, at its address or facsimile number set forth in Schedule 2.01(b) or at such other address or facsimile number as such Lender may designate by notice to the Borrower, the Structuring Agent, the Joint Lead Arrangers and the Administrative Agent.

(b)         Unless otherwise expressly provided for herein, each notice, request, demand or other communication with respect to the Loans shall be effective (1) if sent by overnight courier service or delivered by hand, upon delivery, (2) if given by facsimile, when transmitted to the facsimile number specified pursuant to paragraph (a) above and confirmation of receipt of a legible copy thereof is received, or (3) if given by any other means, when delivered at the address specified pursuant to paragraph (a) above; provided, however, that notices to the Administrative Agent under Article II, III, IV or XI shall not be effective until received.

13.02     Amendments and Waivers.  No amendment, waiver or modification of any provision of this Agreement, and no consent to any departure by any Credit Party from the terms of this Agreement shall be effective, in each case without the written consent of the Credit Parties, and acknowledged by the Administrative Agent (which shall be a purely ministerial action) and signed or consented to by the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(a)         (i)  except as specifically provided herein, increase or decrease the Loan of any Lender; or

(ii)          extend the maturity of any of the Obligations, extend the time of payment of interest thereon, or extend the Maturity Date; or

(iii)         forgive any Obligation, reduce the principal amount of the Obligations, reduce the rate of interest thereon or change the provisions of Section 3.02;

in each case without the consent of the Borrower and each Lender directly affected thereby;

(b)         (i)          amend, modify or waive any provision of this Section 13.02; or

(ii)          change the percentage specified in the definition of Required Lenders or the number of Lenders which shall be required for the Lenders or any of them to take any action under this Agreement; or

(iii)         amend, modify or waive any provision of Section 11.06;

(iv)         amend, modify or waive any provision of ARTICLE IV; or

in each case without the consent of the Borrower and all the Lenders;

(c)         amend, modify or waive any provision of ARTICLE XI without the written consent of the Administrative Agent; and

(d)         amend, modify or waive any provision of ARTICLE XII without the consent of the Structuring Agent.

13.03     No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

13.04     Payment of Expenses, Etc.  The Borrower agrees to pay on demand:

(a)         all reasonable and documented out-of-pocket costs and expenses (including reasonable legal fees and disbursements of special Mexican counsel, special Dutch counsel and New York counsel to the Administrative Agent and the allocated cost of in-house counsel to the Administrative Agent), syndication (including printing, distribution and bank meetings), travel, telephone and duplication expenses and other reasonable and documented costs and out-of- pocket expenses in connection with the arrangement, documentation, negotiation and closing of the Transaction Documents;

(b)         all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent in connection with any amendment to, waiver of, or consent to any Transaction Document or the transactions contemplated hereby, including the reasonable fees and reasonable and documented out-of-pocket expenses of special Mexican, special Dutch counsel and New York counsel to the Administrative Agent; and

(c)         all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent or any Lender in connection with the enforcement of and/or preservation of any rights under this Agreement or any other Transaction Document (whether through negotiations, legal proceedings or otherwise), including the reasonable fees and reasonable and documented out-of-pocket expenses of special Mexican, special Dutch counsel and New York counsel to the Administrative Agent and such Lender.

13.05     Indemnification.  The Borrower agrees to indemnify and hold harmless the Structuring Agent, the Joint Lead Arrangers, the Administrative Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and expenses of counsel, the allocated cost of in-house counsel and settlement costs), but excluding taxes that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Transaction Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans or (ii) or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  Each Credit Party also agrees not to assert any claim against the Structuring Agent, the Joint Lead Arrangers, the Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Transaction Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Transaction Documents.  Neither the Structuring Agent, the Joint Lead Arrangers, the Administrative Agent, nor any Lender shall be deemed to have any fiduciary relationship with any Credit Party.

13.06     Successors and Assigns.

(a)         The provisions of this Agreement shall be binding upon the Borrower, the Guarantors, their successors and assigns and shall inure to the benefit of the Structuring Agent, the Joint Lead Arrangers, the Administrative Agent and the Lenders and their respective successors and assigns, except that the Credit Parties may not assign or otherwise transfer any of their rights or obligations under this Agreement without the prior written consent of all Lenders other than pursuant to the terms of this Agreement.

(b)         Any Lender (such Lender, an “Assignor”) may at any time, in its sole discretion, and any Lender, if demanded by the Borrower pursuant to Section 3.08 upon at least five (5) Business Days’ notice to such Lender and Administrative Agent, (i) assign or pledge as security all or part of such Lender’s rights under this Agreement but not its obligations, to any Federal Reserve Board or entity that is a lender to such Lender without the prior consent (written or otherwise) of the Borrower, the Administrative Agent, the Parent or any other third party, or (ii) assign all or part of such Lender’s rights or obligations under this Agreement and any Maturity “A” Notes to any of its Affiliates or related funds or any other Lender or any Affiliate of a Lender , in each case without the prior consent (written or otherwise) of the Borrower, the Administrative Agent, the Parent or any other third party, and/or (iii) assign all or part of such Lender’s rights or obligations under this Agreement and any Maturity “A” Notes to one or more banks or other financial institutions or any other person that is not a Competitor with the prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, of the Borrower, the Parent and the Administrative Agent (each such person, an “Assignee”); provided however that, in the case of an assignment of only part of such rights and obligations under clause (iii), such assignment shall be in integral multiples of U.S.$5,000,000; provided further that in the case of an assignment of only part of such rights and obligations under clause (iii), the Borrower shall be deemed to have consented to an assignment if it fails to respond to a written request for consent within ten (10) Business Days of such request; provided, further, that if the value of the rights and obligations assigned under clause (i) or clause (ii) is less than euro 50,000 (or its equivalent in another currency or currencies) the assignee or transferee otherwise qualifies as a Professional Market Party. Upon the occurrence and continuation of an Event of Default, each Lender shall have the right, in its sole discretion, to assign all or part of its rights or obligations under this Agreement and any Maturity “A” Notes to any Person that is not a Competitor, without the prior consent (written or otherwise) of the Borrower, the Administrative Agent, the Parent or any other third party; provided however that if the value of the rights and obligations assigned is less than euro 50,000 (or its equivalent in another currency or currencies) the assignee or transferee otherwise qualifies as a Professional Market Party. Upon execution and delivery of an Assignment and Assumption Agreement pursuant to which the Assignee shall assume the Assignor’s rights and obligations under this Agreement and any Maturity “A” Notes and payment by the Assignee to the Assignor of an amount equal to the purchase price agreed between such Assignor and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a commitment as set forth in such instrument of assumption (in addition to any commitment previously held by it), and the Assignor shall be released from its obligations hereunder to a corresponding extent (except to the extent the same arose prior to the assignment); and, in the case of an Assignment and Assumption Agreement covering all of the transferor Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01 (to the extent any claim thereunder relates to an event arising or such Lender’s status or activity as Lender prior to such assignment), and no further consent or action by any party shall be required.  Upon the consummation of any assignment pursuant to this paragraph (b), the Assignor, the Administrative Agent and the Borrower shall make appropriate arrangements so that a new Maturity “A” Note is issued to the Assignee at the expense of the Assignee.  In connection with any such assignment (other than a transfer by a Lender to one of its Affiliates), the Assignor (or in the case of Section 3.07, the Borrower) shall pay to the

Administrative Agent an administrative fee for processing such assignment in the amount of U.S.$3,500.

(c)         Nothing herein shall prohibit any Lender from pledging or assigning any Maturity “A” Note to any Federal Reserve Bank of the United States in accordance with applicable law and without compliance with the foregoing provisions of this Section 13.06; provided, however, that such pledge or assignment shall not release such Lender from its obligations hereunder.

(d)         Any Lender may, without any consent of the Borrower, the Administrative Agent or any other third party at any time grant to any Person that is not a Competitor (each a “Participant”) participating interests in its Loans; provided however that if the value of the rights and obligations assigned is less than euro 50,000 (or its equivalent in another currency or currencies) the assignee or transferee otherwise qualifies as a Professional Market Party.  In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder, including the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement extending the maturity of any Obligation in respect of which the participation was granted, or reducing the rate or extending the time for payment of interest thereon or reducing the principal thereof, or reducing the amount or basis of calculation of any fees to accrue in respect of the participation, without the consent of the Participant.  The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Sections 3.03 and 3.06 with respect to its participating interest as if it were a Lender named herein; provided, however, that the Borrower shall not be required to pay any greater amounts pursuant to such Sections than it would have been required to pay but for the sale to such Participant of such Participant’s participation interest.  An assignment or other transfer which is not permitted by paragraph (b) or (c) above shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this paragraph (d).

(e)         Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.06, disclose to the Assignee or Participant or proposed Assignee or Participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the Assignee or Participant or proposed Assignee or Participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender.

13.07     Right of Set-off.  In addition to any rights and remedies of the Lenders provided by law, each such Lender shall have the right, without prior notice to the Credit Parties, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, upon any amount becoming due and payable by the Credit Parties hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, or any branch or agency thereof to or for the credit or the account of the Credit Parties.  Each Lender agrees promptly to notify such Credit Party, as the case may be, and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.08     Confidentiality.  Neither the Administrative Agent nor any Lender shall disclose any Confidential Information to any other Person without the prior written consent of the Credit Parties, other than (a) to the Administrative Agent’s, or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 13.06(e), to actual or prospective Assignees and Participants, and then only on a confidential basis, (b) as required by any law, rule or regulation (including as may be required in connection with an audit by the Administrative Agent’s, or such Lender’s independent auditors, and as may be required by any self-regulating organizations) or as may be required by or necessary in connection with any judicial process and (c) as requested by any state, federal or foreign authority or examiner regulating banks or banking.  Notwithstanding the foregoing or anything contained in any Transaction Document to the contrary, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement, provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to understanding the tax treatment and tax structure of such transactions (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

13.09     Use of English Language.  All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement shall be in the English language.  Except in the case of the laws of, or official communications of, Mexico or The Netherlands (as applicable), the English language version of any such document shall control the meaning of the matters set forth therein.

13.10     GOVERNING LAW.  THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

13.11     Submission to Jurisdiction.

(a)         Each of the parties hereto hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court located in the Borough of Manhattan in New York City and any appellate court thereof for purposes of any suit, legal action or proceeding arising out of or relating to this Agreement, any other Transaction Document or the transactions contemplated hereby, and each of the parties hereto hereby irrevocably agrees that all claims in respect of such suit, action or proceeding may be heard and determined in such federal or New York State court.

Each of the parties hereto also submits to the jurisdiction of the competent courts of its corporate domicile in respect of actions initiated against it as a defendant.

(b)         Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the jurisdiction of any court other than those identified in paragraph (a) above and any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such federal or New York State court and irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding.

(c)         Each of the parties hereto irrevocably waives the right to object, with respect to such claim, suit, action or proceeding brought in any such court, that such court does not have jurisdiction over it.

(d)         Each of the parties hereto agrees, to the fullest extent it may effectively do so under applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in paragraph (a) above brought in any such court shall be conclusive and binding upon such party and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law.

(e)         EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY ARRANGER, THE ADMINISTRATIVE AGENT, OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

13.12     Appointment of Agent for Service of Process.

(a)         The Credit Parties hereby irrevocably appoint CT Corporation System, with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its agent (the “Process Agent”) to receive on behalf of itself and its property, service of copies of the summons and complaint and any other process which may be served in any such action or proceeding brought in any New York State or federal court sitting in New York City and designates such domicile as the conventional domicile to receive notices hereunder and under the Transaction Documents.  Such service may be made by delivering a copy of such process to any Credit Party in care of the Process Agent at its address specified above, and the Credit Parties hereby authorize and direct the Process Agent to accept such service on their behalf.  The appointment of the Process Agent shall be irrevocable until the appointment of a successor Process Agent.  If the Process Agent fails to accept such appointment on or prior to the Conversion Date, the Credit Parties agree to promptly appoint an alternate Process Agent reasonably acceptable to the Administrative Agent with an office in New York City.  The Credit Parties further agree to promptly and irrevocably appoint a successor Process Agent in New York City prior to the termination for any reason of the appointment of the initial Process Agent.

(b)         Nothing in Section 13.11 or in this Section 13.12 shall affect the right of any party hereto to serve process in any manner permitted by law or limit any right that any party hereto may have to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

13.13     Waiver of Sovereign Immunity.  To the extent that a Credit Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or its property, the Credit Party hereby irrevocably waives such immunity in respect of its obligations hereunder to the extent permitted by applicable law.  Without limiting the generality of the foregoing, the Credit Parties agree that the waivers set forth in this Section 13.13 shall have force and effect to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Foreign Sovereign Immunities Act.

13.14     Judgment Currency.

(a)         All payments made under this Agreement and the other Transaction Documents shall be made in Dollars.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower in Dollars into another currency, the parties hereto agree to the fullest extent that they may legally and effectively do so that the rate of exchange used shall be that at which in accordance with normal banking procedures (based on quotations from four major dealers in the relevant market) the Administrative Agent or each Lender, as the case may be, could purchase Dollars with such currency at or about 10:00 a.m. (New York City time) on the Business Day preceding that on which final judgment is given.

(b)         The Obligations in respect of any sum due to any Lender or the Administrative Agent hereunder or under any other Transaction Document shall, to the extent permitted by applicable law notwithstanding any judgment expressed in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent may in accordance with normal banking procedures purchase Dollars with such other currency.  If the amount of Dollars so purchased is less than the sum originally due to such Lender or the Administrative Agent, the Credit Parties agree, to the fullest extent it may legally do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent against such resulting loss.

(c)         Each Credit Party shall, to the fullest extent permitted by law, indemnify the Administrative Agent and each Lender against any loss incurred by the Administrative Agent or such Lender, as the case may be, as a result of any judgment or order being given or made for any amount due under this Agreement or any Maturity “A” Note and being expressed and paid in a currency (the “Judgment Currency”) other than Dollars, and as a result of any variation between (i) the rate of exchange at which the Dollar amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the spot rate of exchange in New York City at which the Administrative Agent or such Lender, as the case may be, on the date of payment of such judgment or order is able to purchase Dollars with the amount of the Judgment Currency actually received by the Administrative Agent or such Lender.  If the amount of

Dollars so purchased exceeds the amount originally to be paid to such Lender, such Lender agrees to pay to or for the account of the Borrower (with respect to payments made by the Borrower) and the Guarantors (with respect to payments made by the Guarantors) such excess; provided that such Lender shall not have any obligation to pay any such excess as long as a default by a Credit Party , in its obligations hereunder has occurred and is continuing, in which case such excess may be applied by such Lender to such obligations.  The foregoing indemnity shall constitute a separate and independent obligation of each Credit Party and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.  The term “spot rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, United States dollars.

13.15     Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement and any communications, notices and exchanges of information pursuant to this Agreement, including signatures, may be delivered by facsimile and shall be treated in all manner and respects as an original document.

13.16     USA PATRIOT Act.  The Lenders, to the extent that they are subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), hereby notify the Credit Parties that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

13.17     Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction, and the remaining portion of such provision and all other remaining provisions hereof will be construed to render them enforceable to the fullest extent permitted by law.

13.18     Survival of Agreements and Representations.

(a)         All representations and warranties made herein or in any other Transaction Document shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(b)         The covenants and agreements contained in Sections 3.01, 3.03, 3.05, 3.06, 13.04, 13.05, 13.08, 13.09, 13.11, 13.12 and 13.14, and the obligations of the Lenders under Section 11.07 shall survive the payment of all Obligations and, in the case of any Lender that may assign any interest in its commitment or obligations hereunder, with respect to matters occurring before such assignment, shall survive the making of such assignment to the extent any claim arising thereunder relates to any period prior to such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder.

EXHIBIT B

FORM OF NOTICE OF CONTINUATION

ING Capital LLC,
as Administrative Agent
[                              ]
[                              ]
[                              ]

Ladies and Gentlemen:

The undersigned, New Sunward Holding, B.V. (the “Borrower”), refers to the Senior Unsecured Maturity Loan “A” Agreement, dated as of June [●], 2008, among the Borrower, CEMEX, S.A.B. de C.V., as Guarantor, CEMEX México, S.A. de C.V., as Guarantor, the Lenders party thereto, ING Capital LLC, as Administrative Agent, HSBC Securities (USA) Inc., as Sole Structuring Agent, and HSBC Securities (USA) Inc., Banco Santander, S.A. and The Royal Bank of Scotland PLC, as Joint Lead Arrangers and Joint Lead Bookrunners (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), and hereby gives you notice, irrevocably, pursuant to Section 2.01(e) of the Loan Agreement, that the undersigned hereby requests to continue the borrowing of the Loans referred to below.  In regard to that request, the undersigned sets forth below the information relating to such continuation (the “Proposed Continuation”) as required by Section 2.01(e) of the Loan Agreement:

(i)            The Proposed Continuation relates to the borrowing of the Loans originally made on [●],200[●] (the “Outstanding Borrowing”) in the principal amount of [●] and currently maintained as a borrowing of Loans with an Interest Period ending on [_______ ___, ____].

(ii)            The Business Day of the Proposed Continuation is [●].2

(iii)           The Outstanding Borrowing shall be continued as a borrowing of Loans with an Interest Period of [________].

_________________________
[2]
Shall be a Business Day at least three Business Days after the date hereof; provided, that such notice shall be deemed to have been given on a certain day only if given before 10:00 a.m. (New York City time) on such day.

Very truly yours,

NEW SUNWARD HOLDING, B.V.

By:
Name:
Title:

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”), dated ___________________, is entered into by and between ______________________ (the “Assignor”) and _____________________ (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Senior Unsecured Maturity Loan “A” Agreement, dated as of [●], among New Sunward Holding B.V., as Borrower (the “Borrower”), the other Credit Parties party thereto, as Guarantors, the Lenders party thereto, ING Capital LLC, as Administrative Agent, HSBC Securities (USA) Inc., as Sole Structuring Agent, HSBC Securities (USA) Inc., Banco Santander, S.A., and The Royal Bank of Scotland PLC, as Joint Lead Arrangers and Joint Bookrunners (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date set forth below, and established in accordance with Section 13.06 of the Loan Agreement (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the Loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:
2. Assignee:
3. Borrower:	New Sunward Holding B.V.

4. Administrative Agent:	ING Capital LLC

Aggregate Amount of Assignor’s Outstanding Loan	Amount of Loan Assigned	Proportionate Share Assigned
$	$	%

Effective Date: _______________________

[SIGNATURE PAGE FOLLOWS]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME]

By:
Name:
Title:

ASSIGNEE

[NAME]

By:
Name:
Title:

Address for Notices:

Accepted:

ING Capital LLC,
as Administrative Agent

By:
Name:
Title:

NEW SUNWARD HOLDING, B.V.,
the Borrower

By:
Name:
Title:

CEMEX, S.A.B. de C.V.,
the Parent

By:
Name:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

ARTICLE 1
Representations and Warranties.

1.01                    Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Transaction Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Transaction Documents, (iii) the financial condition of the Borrower, the other Credit Parties, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of the Loan Agreement or any other Transaction Document or (iv) the performance or observance by the Borrowers, the other Credit Parties, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Loan Agreement or any other Transaction Document and (c) notwithstanding being released from all obligations under the Loan Agreement, will make arrangements such that a replacement Dutch "A" Note is issued to the Assignee at the expense of the Assignee.

1.02                    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender and perform the obligations of a Lender under the Loan Agreement, (ii) it satisfies the requirements, if any, specified in the Loan Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Transaction Documents, and (ii) it will perform all of the obligations of the Transaction Documents, which by their terms are required to be performed by it as a Lender; and (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Transaction Documents as are delegated to or otherwise conferred upon the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

2.           Payments.  From and after the Effective Date, the Borrower shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) for the account of [the Assignor for amounts which have accrued prior to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date] [the Assignee].

3.           Effect of Assignment.  Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment,  shall have the rights and obligations of a Lender thereunder and under the other Transaction Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Transaction Documents.

4.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed and enforced in all respects in accordance with the laws of the State of New York.

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”), dated ___________________, is entered into by and between ______________________ (the “Assignor”) and _____________________ (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Senior Unsecured Dutch Loan “A” Agreement, dated as of June 2, 2008, among New Sunward Holding B.V., as Borrower (the “Borrower”), the other Credit Parties party thereto, as Guarantors, the Lenders party thereto, ING Capital LLC, as Administrative Agent, HSBC Securities (USA) Inc., as Sole Structuring Agent, HSBC Securities (USA) Inc., Banco Santander, S.A., and The Royal Bank of Scotland PLC, as Joint Lead Arrangers and Joint Bookrunners (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date set forth below, and established in accordance with Section 12.06 of the Loan Agreement (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the Loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:
2. Assignee:
3. Borrower:	New Sunward Holding B.V.

4. Administrative Agent:	ING Capital LLC

Aggregate Amount of Assignor’s Outstanding Loan	Amount of Loan Assigned	Proportionate Share Assigned
$	$	%

Effective Date: _______________________

[SIGNATURE PAGE FOLLOWS]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME]

By:
Name:
Title:

ASSIGNEE

[NAME]

By:
Name:
Title:

Address for Notices:

Accepted:

ING Capital LLC,
as Administrative Agent

By:
Name:
Title:

NEW SUNWARD HOLDING, B.V.,3
the Borrower

________________________
[3]	Note: Signatures from the Parent and the Borrower are required only in certain express circumstance pursuant to section 12.06 of the Loan Agreement.

By:
Name:
Title:

CEMEX, S.A.B. de C.V.,
the Parent

By:
Name:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

ARTICLE I
Representations and Warranties.

1.01                      Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Transaction Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Transaction Documents, (iii) the financial condition of the Borrower, the other Credit Parties, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of the Loan Agreement or any other Transaction Document or (iv) the performance or observance by the Borrowers, the other Credit Parties, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Loan Agreement or any other Transaction Document and (c) notwithstanding being released from all obligations under the Loan Agreement, will make arrangements such that a replacement Dutch "A" Note is issued to the Assignee at the expense of the Assignee.

1.02                      Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender and perform the obligations of a Lender under the Loan Agreement, (ii) it satisfies the requirements, if any, specified in the Loan Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Transaction Documents, and (ii) it will perform all of the obligations of the Transaction Documents, which by their terms are required to be performed by it as a

Lender; and (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Transaction Documents as are delegated to or otherwise conferred upon the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

2.           Payments.  From and after the Effective Date, the Borrower shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) for the account of [the Assignor for amounts which have accrued prior to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date] [the Assignee].

3.           Effect of Assignment.  Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment,  shall have the rights and obligations of a Lender thereunder and under the other Transaction Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Transaction Documents.

4.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed and enforced in all respects in accordance with the laws of the State of New York.

EXHIBIT E

FORM OF OPINION OF NEW YORK COUNSEL TO THE BORROWER
AND THE GUARANTORS

June ___, 2008

To the Administrative Agent and the
Banks listed on Schedule I hereto

Re:  New Sunward Holding B.V. Senior Unsecured Dutch Loan "A" Agreement

Ladies and Gentlemen:

We have acted as special New York counsel to New Sunward Holding B.V., a private company with limited liability formed under the laws of The Netherlands, with its corporate seat in Amsterdam, The Netherlands (the "Borrower"), CEMEX, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized and existing pursuant to the laws of the United Mexican States (the "Parent"), and CEMEX México, S.A. de C.V., a sociedad anónima de capital variable organized and existing pursuant to the laws of the United Mexican States ("CEMEX México" and, together with the Parent, each, a "Guarantor," and collectively, the "Guarantors"), in connection with the preparation, execution and delivery of the Senior Unsecured Dutch Loan "A" Agreement, dated as of the date hereof (the "Loan Agreement"), by and among the Borrower, each Guarantor, HSBC Securities (USA) Inc., as sole structuring agent, HSBC Securities (USA) Inc., Banco Santander, S.A., and The Royal Bank of Scotland Plc, each as joint lead arranger and joint bookrunner, ING Capital LLC, as administrative agent, and the several lenders party thereto and certain other agreements, instruments and documents related to the Loan Agreement.  This opinion is being delivered pursuant to Section 4.01(c)(ii) of the Loan Agreement.  For purposes of this opinion, the Borrower and the Guarantors are also referred to individually as a "Credit Party" and collectively as the "Credit Parties."

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

(a)   the Loan Agreement;

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(b)   the form of Dutch "A" Note attached as Exhibit B to the Loan Agreement (the "Dutch "A" Notes");

(c)   the certificates of Rodrigo Treviño, Chief Financial Officer of the Parent and principal financial officer of CEMEX México and the Borrower, attached as Exhibit A hereto, and Lic. Ramiro G. Villarreal, General Counsel to each Credit Party, attached as Exhibit B hereto; and

(d)   such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  As to any facts relevant to this opinion which we did not independently establish or verify, we have relied upon statements and representations of the Credit Parties and their officers and other representatives and of public officials, including the facts and conclusions set forth therein.

We do not express any opinion as to the laws of any jurisdiction other than (i) the Applicable Laws of the State of New York, (ii) the Applicable Laws of the United States of America (including, without limitation, Regulations T, U and X of the Federal Reserve Board), and (iii) solely, for purposes of our opinion in paragraph 7 herein, the Investment Company Act of 1940, as amended.  Insofar as the opinions expressed herein relate to matters governed by laws other than those set forth in the preceding sentence, we do not express any opinion as to the effect of such laws or as to the effect thereof on the opinions herein stated.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings herein as ascribed thereto in the Loan Agreement.  The Loan Agreement and the form of Dutch "A" Note attached as Exhibit B to the Loan Agreement shall hereinafter be referred to collectively as the "Transaction Agreements."  "Applicable Laws" shall mean those laws, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Agreements (other than the United States federal securities laws, state securities or blue sky laws, antifraud laws and the rules and regulations of the Financial Industry Regulatory Authority), without our having made any special investigation as to the applicability of any specific law, rule or regulation, and which are not the subject of a specific opinion herein referring expressly to a particular law or laws.  "Governmental Approval" means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority pursuant to the Applicable Laws of the State of New York.  "Applicable Orders" means those orders or decrees of governmental authorities identified in the certificate attached as Exhibit B hereto.  "Applicable Contracts" mean those agreements or instruments listed on Schedule II hereto.  "Uniform Commercial Code" means the Uniform Commercial Code as in effect on the date hereof in the State of New York (without regard to laws referenced in Section 9-201 thereof).

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June _____, 2008 Page 3

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.   The Loan Agreement constitutes the valid and binding obligation of each Credit Party enforceable against such Credit Party in accordance with its terms under the Applicable Laws of the State of New York.

2.   The Dutch "A" Notes will constitute the valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms under the laws of the State of New York.

3.   The execution and delivery by each Credit Party of each Transaction Agreement to which it is a party and the performance by the Credit Parties of their respective obligations thereunder, each in accordance with its terms, do not (i) constitute a violation of, or a default under, any Applicable Contracts or (ii) cause the creation of any security interest upon any property of the Credit Parties pursuant to the Applicable Contracts.  We do not express any opinion, however, as to whether the execution, delivery or performance by the Credit Parties of the Transaction Agreements will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the respective Credit Parties.  We call to your attention that certain of the Applicable Contracts are governed by laws other than those as to which we express our opinion.  We do not express any opinion as to the effect of such other laws on the opinions herein stated.

4.   Neither the execution, delivery or performance by each Credit Party of the Transaction Agreements to which such Credit Party is a party nor the compliance by such Credit Party with the terms and provisions thereof will contravene any provision of any Applicable Law of the State of New York or any Applicable Law of the United States of America.

5.   No Governmental Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize, or is required in connection with, the execution or delivery of any Transaction Agreement by each Credit Party party thereto or the enforceability of any Transaction Agreement against any Credit Party party thereto.

6.   Neither the execution, delivery nor performance by each Credit Party of its respective obligations under the Transaction Agreements to which it is a party nor compliance by such Credit Party with the terms thereof will contravene any Applicable Order to which such Credit Party is subject.

7.   Each Credit Party is not, and solely after giving effect to the loans made pursuant to the Transaction Agreements will not be, an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

Our opinions are subject to the following assumptions and qualifications:

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(a)   The Dutch "A" Notes will be executed in the form attached as Exhibit B to the Loan Agreement;

(b)   enforcement may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, or other laws, regulations and administrative orders affecting the rights of creditors of the Credit Parties and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(c)   we have assumed that each Transaction Agreement constitutes the valid and binding obligation of each party to such Transaction Agreement (other than the Credit Parties to the extent expressly set forth herein) enforceable against such other party in accordance with its terms;

(d)   we do not express any opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party (other than the Credit Parties to the extent expressly set forth herein) to the Transaction Agreements with any state, federal or other laws or regulations applicable to it or (ii) the legal or regulatory status or the nature of the business of any party (other than the Credit Parties to the extent expressly set forth herein);

(e)   our opinion is subject to possible judicial action giving effect to governmental actions or foreign laws affecting creditors' rights;

(f)   we do not express any opinion as to the enforceability of any rights to contribution or indemnification provided for in the Transaction Agreements which are violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation);

(g)   we do not express any opinion with respect to any provision of the Loan Agreement to the extent it authorizes or permits any purchaser of a participation interest or any branch or agency of any Lender to set-off or apply any deposit, property or indebtedness or the effect thereof on the opinions contained herein;

(h)   we do not express any opinion on the enforceability of any provision in the Transaction Agreements purporting to prohibit, restrict or condition the assignment of rights under such Transaction Agreements to the extent such restriction on assignability is ineffective pursuant to the Uniform Commercial Code;

(i)   in the case of the guaranty contained in Article X of the Loan Agreement (the "Guaranty"), certain of the provisions, including waivers, with respect to the Guaranty are or may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the guaranty, taken as a whole;

(j)   we do not express any opinion as to the enforceability of Section 8.03(b) of the Loan Agreement to the extent that the same provides that the obligations of the Guarantors are absolute and unconditional irrespective of the invalidity or enforceability of such Loan

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Agreement against the Guarantor, but the existence of such provisions does not affect the validity of the guaranty;

(k)   with respect to the enforceability of all obligations under the Transaction Agreements, we note that a U.S. federal court would award a judgment only in U.S. dollars and that a judgment of a court in the State of New York rendered in a currency other than the U.S. dollar would be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of such judgment; further, we do not express any opinion as to the enforceability of the provisions of the Transaction Agreements providing for indemnity by any party thereto against any loss in obtaining the currency due to such party under the Transaction Agreements from a court judgment in a currency other than the U.S. dollar;

(l)   we do not express any opinion as to the enforceability of any section of the Transaction Agreements to the extent it purports to waive any objection a person may have that a suit, action or proceeding has been brought in an inconvenient forum or a forum lacking subject matter jurisdiction;

(m)   we have assumed that all conditions precedent contained in Section 4.01 of the Loan Agreement, which conditions require the delivery of documents, evidence or other items satisfactory in form, scope and/or substance to the Administrative Agent or the satisfaction of which is otherwise in the discretion or control of the Administrative Agent have been, or contemporaneously with the delivery hereof will be, fully satisfied or waived;

(n)   to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions of the Transaction Agreements, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2001) and N.Y. CPLR 327(b) (McKinney 2001) and is subject to the qualifications that such enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought;

(o)   in rendering the opinions expressed above we have also assumed, without independent investigation or verification of any kind, that the choice of New York law to govern the Transaction Agreements, which are stated therein to be governed thereby, is legal and valid under the laws of other applicable jurisdictions and that insofar as any obligation under any Transaction Agreement is to be performed in any jurisdiction outside the United States of America its performance will not be illegal or ineffective by virtue of the law of that jurisdiction;

(p)   we call to your attention that federal courts of the United States of America located in New York could decline to hear a case on grounds of forum non-conveniens or any other doctrine limiting the availability of such courts in New York as a forum for the resolution of disputes not having a sufficient nexus to New York, irrespective of any agreement between the parties;

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(q)   we do not express any opinions as to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to the Transaction Agreements; and

(r)   in rendering the opinions expressed above, we note that the various obligations of the Credit Parties in respect of the Transaction Agreements implicate the laws of Mexico and The Netherlands and, accordingly, such obligations may be affected by such laws, as to which we do not express any opinion.

In rendering the foregoing opinions, we have assumed, with your consent, that:

(a)  the Borrower is validly existing and in good standing as a private company with limited liability under the laws of The Netherlands; the Parent is validly existing and in good standing as a sociedad anónima bursátil de capital variable under the laws of the United Mexican States; and CEMEX México is validly existing and in good standing as a sociedad anónima de capital variable under the laws of the United Mexican States;

(b)   each Credit Party has the power and authority to execute, deliver and perform all obligations under each Transaction Agreement to which it is a party, and the execution and delivery of each Transaction Agreement to which it is a party and the consummation by such Credit Party of the transactions contemplated thereby have been duly authorized by all requisite action on the part of such Credit Party; each Transaction Agreement has been duly executed and delivered by each Credit Party party thereto;

(c)   the execution, delivery and performance by each Credit Party of any such Credit Party's obligations under the Transaction Agreements to which such Credit Party is a party do not and will not conflict with, contravene, violate or constitute a default under (i) the organizational documents of such Credit Party, (ii) any lease, indenture, instrument or other agreement to which such Credit Party or such Credit Party's property is subject (other than the Applicable Contracts as to which we express our opinion in paragraph 3 herein), (iii) any rule, law or regulation to which such Credit Party is subject (other than Applicable Laws of the State of New York and Applicable Laws of the United States of America as to which we express our opinion in paragraph 4 herein) or (iv) any judicial or administrative order or decree of any governmental authority (other than Applicable Orders as to which we express our opinion in paragraph 6 herein); and

(d)   no authorization, consent or other approval of, notice to or filing with any court, governmental authority or regulatory body (other than Governmental Approvals as to which we express our opinion in paragraph 5 herein) is required to authorize or is required in connection with the execution and delivery by or enforceability against each Credit Party of any Transaction Agreement to which such Credit Party is a party or the transactions contemplated thereby.

We understand that you are separately receiving opinions, with respect to certain of the foregoing assumptions from Lic. Ramiro G. Villarreal, General Counsel of each Credit Party, and Warendorf, special Dutch counsel to the Borrower, and we are advised that such

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opinions contain qualifications.  Our opinions herein stated are based on the assumptions specified above and we do not express any opinion as to the effect on the opinions herein stated of the qualifications contained in such other opinions.

This opinion is being furnished only to you in connection with the Transaction Agreements and is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person or entity for any purpose without our prior written consent; provided that (i) Lic. Ramiro G. Villarreal and Warendorf may rely upon this opinion as to matters of the laws of the State of New York and of the United States of America and in rendering their opinions in connection with the Loan Agreement and (ii) any Person who becomes a Lender under Section 12.06(b) of the Loan Agreement after the date hereof may rely on this opinion as if it were originally addressed to such Lender and delivered on the date hereof. We do not assume any obligation to revise or supplement this opinion letter should any factual matters change or other transactions occur or should any laws or regulations be changed by legislative or regulatory action, judicial decision or otherwise.

Very truly yours,

7

Schedule I to the
Opinion of Special Counsel

HSBC Securities (USA) Inc., as Sole Structuring Agent

HSBC Securities (USA) Inc., as Joint Lead Arranger and Joint Bookrunner

Banco Santander, S.A., as Joint Lead Arranger and Joint Bookrunner

The Royal Bank of Scotland Plc, as Joint Lead Arranger and Joint Bookrunner

ING Capital LLC, as Administrative Agent

Each of the following, as Lender:

Banco Santander, S.A.
Caja de Madrid-Miami Agency
HSBC Mexico, S.A., Institución de Banca Multiple, Grupo Financiero HSBC, acting through its Grand Cayman branch
ING Bank N.V., acting through its Curacao branch
The Royal Bank of Scotland PLC

Sched. I-1

Schedule II to the
Opinion of Special Counsel

Applicable Contracts

(1)
Indenture, dated as of October 1, 1999, among CEMEX, S.A.B. de C.V. (formerly, CEMEX, S.A. de C.V., "CEMEX"), as issuer, CEMEX México, S.A. de C.V. (formerly, Serto Construcciones, S.A. de C.V. and successor guarantor to TOLMEX, S.A. de C.V., Cemento Portland Nacional, S.A. de C.V., and Cementos Mexicanos, S.A. de C.V., ("CEMEX México") and Empresas Tolteca de México, S.A. de C.V. ("Empresas Tolteca"), as guarantors, and U.S. Bank Trust National Association, as trustee, relating to U.S.$200,000,000 original aggregate principal amount of 9.625% Notes due 2009 of CEMEX, as amended by the First Supplemental Indenture, dated as of April 17, 2002, the Second Supplemental Indenture, dated as of October 4, 2004, and the Third Supplemental Indenture, dated as of October 20, 2006.

(2)
Credit Agreement, dated as of May 31, 2005, by and among CEMEX, as borrower, CEMEX México and Empresas Tolteca, as guarantors, the several lenders party thereto, Barclays Bank PLC, New York Branch, as administrative agent, Barclays Capital, The Investment Banking Division of Barclays Bank PLC, as joint lead arranger and joint bookrunner, and Citigroup Global Markets Inc., as documentation agent, joint lead arranger and joint bookrunner, for an aggregate principal amount of U.S.$1,200,000,000, as amended by Amendment No. 1 thereto, dated as of June 19, 2006, the Amendment and Waiver Agreement, dated as of November 30, 2006, the Third Amendment to Credit Agreement, dated as of May 9, 2007, and the Limited Waiver Agreement, dated as of November 30, 2007.

(3)
Amended and Restated Credit Agreement, dated as of June 6, 2005, by and among CEMEX, as borrower, CEMEX México and Empresas Tolteca, as guarantors, Barclays Bank PLC, New York Branch, as issuing bank and documentation agent, ING Bank N.V., as issuing bank, the several lenders party thereto, and Barclays Capital, The Investment Banking Division of Barclays Bank PLC, as joint bookrunner, Citigroup Global Markets Inc., as joint bookrunner and syndication agent, and ING Capital LLC, as joint bookrunner and administrative agent, for an aggregate principal amount of U.S.$700,000,000, as amended by Amendment No. 1 thereto, dated as of June 21, 2006, the Amendment and Waiver Agreement, dated as of December 1, 2006, the Third Amendment to Credit Agreement, dated as of May 9, 2007, and the Waiver Agreement, dated as of November 30, 2007.

(4)
US$700,000,000 Facilities Agreement*, dated June 27, 2005, for New Sunward Holding B.V. ("NSH") as borrower, CEMEX, CEMEX Mexico and Empresas Tolteca as guarantors and Citibank, N.A. as agent, as amended by Amendment Agreement, dated June 22, 2006, Deed of Waiver and Second Amendment, dated November 30, 2006 and Waiver Agreement, dated November 30, 2007.

Sched. II-1

June _____, 2008 Page 2

(5)
Note Indenture, dated as of December 18, 2006, among New Sunward Holding Financial Ventures B.V. and CEMEX, CEMEX Mexico and NSH with respect to the issuance of U.S. $900,000,000 Callable Perpetual Dual-Currency Notes.

(6)
Note Indenture, dated as of December 18, 2006, among New Sunward Holding Financial Ventures B.V. and CEMEX, CEMEX Mexico and NSH with respect to the issuance of U.S. $350,000,000 Callable Perpetual Dual-Currency Notes.

(7)
Note Indenture, dated as of February 12, 2007, among New Sunward Holding Financial Ventures B.V. and CEMEX, CEMEX Mexico and NSH with respect to the issuance of U.S. $750,000,000 Callable Perpetual Dual-Currency Notes.

(8)
Note Indenture, dated as of May 9, 2007, among New Sunward Holding Financial Ventures B.V. and CEMEX, CEMEX Mexico and NSH with respect to the issuance of €730,000,000 Callable Perpetual Dual-Currency Notes.

*The Facilities Agreement referred to in Item 4 is governed by English law.

Sched. II-2

Exhibit A to the
Opinion of Special Counsel

[ATTACHED SEPARATELY]

A-1

Exhibit B to the
Opinion of Special Counsel

[ATTACHED SEPARATELY]

B-1

EXHIBIT F

FORM OF OPINION OF NEW YORK COUNSEL TO THE BORROWER
AND THE GUARANTORS

June ___, 2008

To the Administrative Agent and the
Banks listed on Schedule I hereto

Re:  New Sunward Holding B.V. Senior Unsecured Dutch Loan "A" Agreement

Ladies and Gentlemen:

We have acted as special New York counsel to New Sunward Holding B.V., a private company with limited liability formed under the laws of The Netherlands, with its corporate seat in Amsterdam, The Netherlands (the "Borrower"), CEMEX, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized and existing pursuant to the laws of the United Mexican States (the "Parent"), and CEMEX México, S.A. de C.V., a sociedad anónima de capital variable organized and existing pursuant to the laws of the United Mexican States ("CEMEX México" and, together with the Parent, each, a "Guarantor," and collectively, the "Guarantors"), in connection with the preparation, execution and delivery of the Senior Unsecured Dutch Loan "A" Agreement, dated as of the date hereof (the "Loan Agreement"), by and among the Borrower, each Guarantor, HSBC Securities (USA) Inc., as sole structuring agent, HSBC Securities (USA) Inc., Banco Santander, S.A., and The Royal Bank of Scotland Plc, each as joint lead arranger and joint bookrunner, ING Capital LLC, as administrative agent, and the several lenders party thereto and certain other agreements, instruments and documents related to the Loan Agreement.  This opinion is being delivered pursuant to Section 4.01(c)(ii) of the Loan Agreement.  For purposes of this opinion, the Borrower and the Guarantors are also referred to individually as a "Credit Party" and collectively as the "Credit Parties."

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

(e)   the Loan Agreement;

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(f)   the form of Dutch "A" Note attached as Exhibit B to the Loan Agreement (the "Dutch "A" Notes");

(g)   the certificates of Rodrigo Treviño, Chief Financial Officer of the Parent and principal financial officer of CEMEX México and the Borrower, attached as Exhibit A hereto, and Lic. Ramiro G. Villarreal, General Counsel to each Credit Party, attached as Exhibit B hereto; and

(h)   such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  As to any facts relevant to this opinion which we did not independently establish or verify, we have relied upon statements and representations of the Credit Parties and their officers and other representatives and of public officials, including the facts and conclusions set forth therein.

We do not express any opinion as to the laws of any jurisdiction other than (i) the Applicable Laws of the State of New York, (ii) the Applicable Laws of the United States of America (including, without limitation, Regulations T, U and X of the Federal Reserve Board), and (iii) solely, for purposes of our opinion in paragraph 7 herein, the Investment Company Act of 1940, as amended.  Insofar as the opinions expressed herein relate to matters governed by laws other than those set forth in the preceding sentence, we do not express any opinion as to the effect of such laws or as to the effect thereof on the opinions herein stated.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings herein as ascribed thereto in the Loan Agreement.  The Loan Agreement and the form of Dutch "A" Note attached as Exhibit B to the Loan Agreement shall hereinafter be referred to collectively as the "Transaction Agreements."  "Applicable Laws" shall mean those laws, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Agreements (other than the United States federal securities laws, state securities or blue sky laws, antifraud laws and the rules and regulations of the Financial Industry Regulatory Authority), without our having made any special investigation as to the applicability of any specific law, rule or regulation, and which are not the subject of a specific opinion herein referring expressly to a particular law or laws.  "Governmental Approval" means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority pursuant to the Applicable Laws of the State of New York.  "Applicable Orders" means those orders or decrees of governmental authorities identified in the certificate attached as Exhibit B hereto.  "Applicable Contracts" mean those agreements or instruments listed on Schedule II hereto.  "Uniform Commercial Code" means the Uniform Commercial Code as in effect on the date hereof in the State of New York (without regard to laws referenced in Section 9-201 thereof).

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Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

8.   The Loan Agreement constitutes the valid and binding obligation of each Credit Party enforceable against such Credit Party in accordance with its terms under the Applicable Laws of the State of New York.

9.   The Dutch "A" Notes will constitute the valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms under the laws of the State of New York.

10.   The execution and delivery by each Credit Party of each Transaction Agreement to which it is a party and the performance by the Credit Parties of their respective obligations thereunder, each in accordance with its terms, do not (i) constitute a violation of, or a default under, any Applicable Contracts or (ii) cause the creation of any security interest upon any property of the Credit Parties pursuant to the Applicable Contracts.  We do not express any opinion, however, as to whether the execution, delivery or performance by the Credit Parties of the Transaction Agreements will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the respective Credit Parties.  We call to your attention that certain of the Applicable Contracts are governed by laws other than those as to which we express our opinion.  We do not express any opinion as to the effect of such other laws on the opinions herein stated.

11.   Neither the execution, delivery or performance by each Credit Party of the Transaction Agreements to which such Credit Party is a party nor the compliance by such Credit Party with the terms and provisions thereof will contravene any provision of any Applicable Law of the State of New York or any Applicable Law of the United States of America.

12.   No Governmental Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize, or is required in connection with, the execution or delivery of any Transaction Agreement by each Credit Party party thereto or the enforceability of any Transaction Agreement against any Credit Party party thereto.

13.   Neither the execution, delivery nor performance by each Credit Party of its respective obligations under the Transaction Agreements to which it is a party nor compliance by such Credit Party with the terms thereof will contravene any Applicable Order to which such Credit Party is subject.

14.   Each Credit Party is not, and solely after giving effect to the loans made pursuant to the Transaction Agreements will not be, an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

Our opinions are subject to the following assumptions and qualifications:

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(a)   The Dutch "A" Notes will be executed in the form attached as Exhibit B to the Loan Agreement;

(b)   enforcement may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, or other laws, regulations and administrative orders affecting the rights of creditors of the Credit Parties and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(c)   we have assumed that each Transaction Agreement constitutes the valid and binding obligation of each party to such Transaction Agreement (other than the Credit Parties to the extent expressly set forth herein) enforceable against such other party in accordance with its terms;

(d)   we do not express any opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party (other than the Credit Parties to the extent expressly set forth herein) to the Transaction Agreements with any state, federal or other laws or regulations applicable to it or (ii) the legal or regulatory status or the nature of the business of any party (other than the Credit Parties to the extent expressly set forth herein);

(e)   our opinion is subject to possible judicial action giving effect to governmental actions or foreign laws affecting creditors' rights;

(f)   we do not express any opinion as to the enforceability of any rights to contribution or indemnification provided for in the Transaction Agreements which are violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation);

(g)   we do not express any opinion with respect to any provision of the Loan Agreement to the extent it authorizes or permits any purchaser of a participation interest or any branch or agency of any Lender to set-off or apply any deposit, property or indebtedness or the effect thereof on the opinions contained herein;

(h)   we do not express any opinion on the enforceability of any provision in the Transaction Agreements purporting to prohibit, restrict or condition the assignment of rights under such Transaction Agreements to the extent such restriction on assignability is ineffective pursuant to the Uniform Commercial Code;

(i)   in the case of the guaranty contained in Article X of the Loan Agreement (the "Guaranty"), certain of the provisions, including waivers, with respect to the Guaranty are or may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the guaranty, taken as a whole;

(j)   we do not express any opinion as to the enforceability of Section 8.03(b) of the Loan Agreement to the extent that the same provides that the obligations of the Guarantors are absolute and unconditional irrespective of the invalidity or enforceability of such Loan

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Agreement against the Guarantor, but the existence of such provisions does not affect the validity of the guaranty;

(k)   with respect to the enforceability of all obligations under the Transaction Agreements, we note that a U.S. federal court would award a judgment only in U.S. dollars and that a judgment of a court in the State of New York rendered in a currency other than the U.S. dollar would be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of such judgment; further, we do not express any opinion as to the enforceability of the provisions of the Transaction Agreements providing for indemnity by any party thereto against any loss in obtaining the currency due to such party under the Transaction Agreements from a court judgment in a currency other than the U.S. dollar;

(l)   we do not express any opinion as to the enforceability of any section of the Transaction Agreements to the extent it purports to waive any objection a person may have that a suit, action or proceeding has been brought in an inconvenient forum or a forum lacking subject matter jurisdiction;

(m)   we have assumed that all conditions precedent contained in Section 4.01 of the Loan Agreement, which conditions require the delivery of documents, evidence or other items satisfactory in form, scope and/or substance to the Administrative Agent or the satisfaction of which is otherwise in the discretion or control of the Administrative Agent have been, or contemporaneously with the delivery hereof will be, fully satisfied or waived;

(n)   to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions of the Transaction Agreements, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2001) and N.Y. CPLR 327(b) (McKinney 2001) and is subject to the qualifications that such enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought;

(o)   in rendering the opinions expressed above we have also assumed, without independent investigation or verification of any kind, that the choice of New York law to govern the Transaction Agreements, which are stated therein to be governed thereby, is legal and valid under the laws of other applicable jurisdictions and that insofar as any obligation under any Transaction Agreement is to be performed in any jurisdiction outside the United States of America its performance will not be illegal or ineffective by virtue of the law of that jurisdiction;

(p)   we call to your attention that federal courts of the United States of America located in New York could decline to hear a case on grounds of forum non-conveniens or any other doctrine limiting the availability of such courts in New York as a forum for the resolution of disputes not having a sufficient nexus to New York, irrespective of any agreement between the parties;

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(q)   we do not express any opinions as to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to the Transaction Agreements; and

(r)   in rendering the opinions expressed above, we note that the various obligations of the Credit Parties in respect of the Transaction Agreements implicate the laws of Mexico and The Netherlands and, accordingly, such obligations may be affected by such laws, as to which we do not express any opinion.

In rendering the foregoing opinions, we have assumed, with your consent, that:

(a)  the Borrower is validly existing and in good standing as a private company with limited liability under the laws of The Netherlands; the Parent is validly existing and in good standing as a sociedad anónima bursátil de capital variable under the laws of the United Mexican States; and CEMEX México is validly existing and in good standing as a sociedad anónima de capital variable under the laws of the United Mexican States;

(b)   each Credit Party has the power and authority to execute, deliver and perform all obligations under each Transaction Agreement to which it is a party, and the execution and delivery of each Transaction Agreement to which it is a party and the consummation by such Credit Party of the transactions contemplated thereby have been duly authorized by all requisite action on the part of such Credit Party; each Transaction Agreement has been duly executed and delivered by each Credit Party party thereto;

(c)   the execution, delivery and performance by each Credit Party of any such Credit Party's obligations under the Transaction Agreements to which such Credit Party is a party do not and will not conflict with, contravene, violate or constitute a default under (i) the organizational documents of such Credit Party, (ii) any lease, indenture, instrument or other agreement to which such Credit Party or such Credit Party's property is subject (other than the Applicable Contracts as to which we express our opinion in paragraph 3 herein), (iii) any rule, law or regulation to which such Credit Party is subject (other than Applicable Laws of the State of New York and Applicable Laws of the United States of America as to which we express our opinion in paragraph 4 herein) or (iv) any judicial or administrative order or decree of any governmental authority (other than Applicable Orders as to which we express our opinion in paragraph 6 herein); and

(d)   no authorization, consent or other approval of, notice to or filing with any court, governmental authority or regulatory body (other than Governmental Approvals as to which we express our opinion in paragraph 5 herein) is required to authorize or is required in connection with the execution and delivery by or enforceability against each Credit Party of any Transaction Agreement to which such Credit Party is a party or the transactions contemplated thereby.

We understand that you are separately receiving opinions, with respect to certain of the foregoing assumptions from Lic. Ramiro G. Villarreal, General Counsel of each Credit Party, and Warendorf, special Dutch counsel to the Borrower, and we are advised that such

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opinions contain qualifications.  Our opinions herein stated are based on the assumptions specified above and we do not express any opinion as to the effect on the opinions herein stated of the qualifications contained in such other opinions.

This opinion is being furnished only to you in connection with the Transaction Agreements and is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person or entity for any purpose without our prior written consent; provided that (i) Lic. Ramiro G. Villarreal and Warendorf may rely upon this opinion as to matters of the laws of the State of New York and of the United States of America and in rendering their opinions in connection with the Loan Agreement and (ii) any Person who becomes a Lender under Section 12.06(b) of the Loan Agreement after the date hereof may rely on this opinion as if it were originally addressed to such Lender and delivered on the date hereof. We do not assume any obligation to revise or supplement this opinion letter should any factual matters change or other transactions occur or should any laws or regulations be changed by legislative or regulatory action, judicial decision or otherwise.
Very truly yours,

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Schedule I to the
Opinion of Special Counsel

HSBC Securities (USA) Inc., as Sole Structuring Agent

HSBC Securities (USA) Inc., as Joint Lead Arranger and Joint Bookrunner

Banco Santander, S.A., as Joint Lead Arranger and Joint Bookrunner

The Royal Bank of Scotland Plc, as Joint Lead Arranger and Joint Bookrunner

ING Capital LLC, as Administrative Agent

Each of the following, as Lender:

Banco Santander, S.A.
Caja de Madrid-Miami Agency
HSBC Mexico, S.A., Institución de Banca Multiple, Grupo Financiero HSBC, acting through its Grand Cayman branch
ING Bank N.V., acting through its Curacao branch
The Royal Bank of Scotland PLC

Sched. I-1

Schedule II to the
Opinion of Special Counsel

Applicable Contracts

(9)
Indenture, dated as of October 1, 1999, among CEMEX, S.A.B. de C.V. (formerly, CEMEX, S.A. de C.V., "CEMEX"), as issuer, CEMEX México, S.A. de C.V. (formerly, Serto Construcciones, S.A. de C.V. and successor guarantor to TOLMEX, S.A. de C.V., Cemento Portland Nacional, S.A. de C.V., and Cementos Mexicanos, S.A. de C.V., ("CEMEX México") and Empresas Tolteca de México, S.A. de C.V. ("Empresas Tolteca"), as guarantors, and U.S. Bank Trust National Association, as trustee, relating to U.S.$200,000,000 original aggregate principal amount of 9.625% Notes due 2009 of CEMEX, as amended by the First Supplemental Indenture, dated as of April 17, 2002, the Second Supplemental Indenture, dated as of October 4, 2004, and the Third Supplemental Indenture, dated as of October 20, 2006.

(10)
Credit Agreement, dated as of May 31, 2005, by and among CEMEX, as borrower, CEMEX México and Empresas Tolteca, as guarantors, the several lenders party thereto, Barclays Bank PLC, New York Branch, as administrative agent, Barclays Capital, The Investment Banking Division of Barclays Bank PLC, as joint lead arranger and joint bookrunner, and Citigroup Global Markets Inc., as documentation agent, joint lead arranger and joint bookrunner, for an aggregate principal amount of U.S.$1,200,000,000, as amended by Amendment No. 1 thereto, dated as of June 19, 2006, the Amendment and Waiver Agreement, dated as of November 30, 2006, the Third Amendment to Credit Agreement, dated as of May 9, 2007, and the Limited Waiver Agreement, dated as of November 30, 2007.

(11)
Amended and Restated Credit Agreement, dated as of June 6, 2005, by and among CEMEX, as borrower, CEMEX México and Empresas Tolteca, as guarantors, Barclays Bank PLC, New York Branch, as issuing bank and documentation agent, ING Bank N.V., as issuing bank, the several lenders party thereto, and Barclays Capital, The Investment Banking Division of Barclays Bank PLC, as joint bookrunner, Citigroup Global Markets Inc., as joint bookrunner and syndication agent, and ING Capital LLC, as joint bookrunner and administrative agent, for an aggregate principal amount of U.S.$700,000,000, as amended by Amendment No. 1 thereto, dated as of June 21, 2006, the Amendment and Waiver Agreement, dated as of December 1, 2006, the Third Amendment to Credit Agreement, dated as of May 9, 2007, and the Waiver Agreement, dated as of November 30, 2007.

(12)
US$700,000,000 Facilities Agreement*, dated June 27, 2005, for New Sunward Holding B.V. ("NSH") as borrower, CEMEX, CEMEX Mexico and Empresas Tolteca as guarantors and Citibank, N.A. as agent, as amended by Amendment Agreement, dated June 22, 2006, Deed of Waiver and Second Amendment, dated November 30, 2006 and Waiver Agreement, dated November 30, 2007.

Sched. II-1

(13)
Note Indenture, dated as of December 18, 2006, among New Sunward Holding Financial Ventures B.V. and CEMEX, CEMEX Mexico and NSH with respect to the issuance of U.S. $900,000,000 Callable Perpetual Dual-Currency Notes.

(14)
Note Indenture, dated as of December 18, 2006, among New Sunward Holding Financial Ventures B.V. and CEMEX, CEMEX Mexico and NSH with respect to the issuance of U.S. $350,000,000 Callable Perpetual Dual-Currency Notes.

(15)
Note Indenture, dated as of February 12, 2007, among New Sunward Holding Financial Ventures B.V. and CEMEX, CEMEX Mexico and NSH with respect to the issuance of U.S. $750,000,000 Callable Perpetual Dual-Currency Notes.

(16)
Note Indenture, dated as of May 9, 2007, among New Sunward Holding Financial Ventures B.V. and CEMEX, CEMEX Mexico and NSH with respect to the issuance of €730,000,000 Callable Perpetual Dual-Currency Notes.

*The Facilities Agreement referred to in Item 4 is governed by English law.

Sched. II-2

Exhibit A to the
Opinion of Special Counsel

[ATTACHED SEPARATELY]

A-1

Exhibit B to the
Opinion of Special Counsel

[ATTACHED SEPARATELY]

B-1

EXHIBIT G

FORM OF OPINION OF DUTCH COUNSEL TO THE BORROWER
AND THE GUARANTORS

To ING Capital LLC, as Administrative Agent and
the Lenders listed on Schedule 1 hereto

Date	____ June 2008
Our ref.	08A C 101684
Subject	New Sunward Holding B.V. Senior Unsecured Dutch Loan "A" Agreement

Dear Sirs,

(1)           We have acted as special Dutch counsel to New Sunward Holding B.V. (the "Company") in connection with a Senior Unsecured Dutch Loan "A" Agreement, dated as of the date hereof (the "Dutch Loan "A" Agreement"), by and among the Company, as Borrower, CEMEX S.A.B. de C.V. and CEMEX México, S.A. de C.V., as Guarantors, HSBC Securities (USA) Inc., as Sole Structuring Agent, HSBC Securities (USA) Inc., Banco Santander, S.A., and The Royal Bank of Scotland PLC, as Joint Lead Arrangers and Joint Bookrunners, ING Capital LLC, as Administrative Agent, and the several lenders party thereto and certain other agreements, instruments and documents related to the Dutch Loan "A" Agreement.  For purposes of this opinion, we have examined and relied on the documents listed in Schedule 2 and Schedule 3, which shall form part of this opinion. The documents listed in Schedule 2 are referred to as the "Documents" and the documents listed in Schedule 3 as the "Certificates."

Unless otherwise defined in this opinion or unless the context otherwise requires, words and expressions defined in the Dutch Loan "A" Agreement shall have the same meanings when used in this opinion. We understand that you require this opinion from us pursuant to Section 4.01(c)(iii) to the Dutch Loan "A" Agreement.

In connection with such examination and in giving this opinion, we have assumed:

(b)
the genuineness of the signatures to the Documents and the Certificates, the authenticity and completeness of the Documents and the Certificates submitted to us as originals, the conformity to the original documents of the Documents and the Certificates submitted to us as copies and the authenticity and completeness of these original documents;

(c)
the legal capacity (handelingsbekwaamheid) of the natural persons acting on behalf of the parties, the due incorporation and valid existence of, the power and authority of, and the due authorisation and execution of the Documents and the power of attorney referred to in Schedule 3 paragraph c) by each of the parties thereto (other than the Company) under any applicable law (other than Dutch law);

(d)	the validity, binding effect and enforceability of the Documents and the power of attorney referred to in Schedule 3 under the law of the State of New York;

(e)
the accuracy, completeness, validity and binding effect of the Certificates (with the exception of the Articles) and the matters certified or evidenced thereby at the date hereof and any other relevant date;

(f)
for the duration of the Dutch Loan "A" Agreement the Company, under the  Dutch Loan "A" Agreement, borrows exclusively (i) from Lenders that qualify as professional market parties (professionele markpartijen) within the meaning of the Financial Markets Supervision Act 2007 (Wet op het financieel toezicht 2007) (in reliance upon a letter dated 15 December 2006 issued by the Dutch Central Bank (De Nederlandsche Bank N.V.) and this requirement can be considered satisfied if the amount borrowed by the Company from each existing or future Lender individually is not less than EUR 50,000 or its equivalent in any other currency).

This opinion is given only with respect to Dutch law as generally interpreted and applied by the Dutch courts at the date of this opinion. As to matters of fact we have relied on the Certificates and the representations and warranties contained in or made pursuant to the Documents and the Certificates. We do not express an opinion on the completeness or accuracy of the representations or warranties made by the parties to the Documents, matters of fact, matters of foreign law, international law, including, without limitation, the law of the European Union, and tax, anti-trust and competition law, except to the extent that those representations and warranties and matters of fact and law are explicitly covered by the opinions below. No opinion is given on commercial, accounting or non-legal matters or on the ability of the parties to meet their financial or other obligations under the Documents.

Based on and subject to the foregoing, and subject to the qualifications set out below and matters of fact, documents or events not disclosed to us, we express the following opinions:

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1.
The Company is duly incorporated and is validly existing under Dutch law as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) and possesses the capacity to sue and to be sued in its own name.

1.
The Extract does not reveal that the Company has been dissolved (ontbonden) or has been declared bankrupt (failliet verklaard) or that it has been granted a (provisional) suspension of payment ((voorlopige) surséance van betaling verleend) or any order for the administration of the assets of the Company has been made (onder bewind gesteld), which has also been confirmed to us by telephone on the time and date hereof by the Court registry of the Civil Law Section (sector civiel recht) of the Amsterdam District Court.

2.	The Company has the corporate power and capacity to execute the Documents, to perform its obligations thereunder and to consummate the transactions contemplated therein.

3.
The Company has taken all necessary corporate action to authorise the execution of the Documents, the performance of its obligations thereunder and the consummation of the transactions contemplated therein.

4.
Each of the Documents, has been duly executed under applicable law on behalf of the Company by Rodrigo Trevino Muguerza and/or Humberto Lozano Vargas and/or Hector Vela Dib and/or Francisco Javier Garcia Ruiz de Morales individually and severally as attorney pursuant to the power of attorney referred to in Schedule 3 paragraph c) and constitutes valid and legally binding obligations of the Company enforceable in accordance with its terms and would be so treated in the Dutch courts. Each of those Documents is in proper form for its enforcement in the Dutch courts.

5.
It is not necessary in order to ensure the validity, enforceability or admissibility in evidence of the Documents against the Company in the Dutch courts that those Documents or any other document in connection therewith be filed, registered of recorded with governmental, judicial or public bodies or authorities in The Netherlands or that any other action be taken in The Netherlands.

6.
The execution by the Company of the Documents, the performance of its obligations thereunder and the consummation of the transactions contemplated therein do not conflict with or result in a violation of (i) any provision of the Articles of the Company; (ii) any existing provision of, or rule or regulation under, the law of The Netherlands, applicable to companies generally; or (iii) any judgment or order of any court or arbitrator or governmental or regulatory authority in The Netherlands.

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7.
No authorisations, consents, approvals, licences or exemptions from governmental, judicial or public bodies or authorities in The Netherlands are required for the execution of the Documents by the parties thereto, the performance of their respective obligations thereunder and the consummation of the transactions contemplated therein.

8.
The obligations of the Company under the Documents will rank at least pari passu with all the other present or future unsecured and unsubordinated obligations of the Company, except for those obligations that have been accorded preferential rights by law and those obligations that are subject to rights of set-off or counterclaim.

9.
The choice of the law of the State of New York to govern the Documents is a valid choice of law and the irrevocable submission thereunder by the Company to the non-exclusive jurisdiction of any state or federal court sitting in New York and the waiver of any objection to the venue of a proceeding in any such court, are valid and legally binding on the Company. This choice of law and this submission would be upheld by the Dutch courts.

10.
In proceedings taken in The Netherlands, neither the Company nor any of its assets is immune from legal action or proceeding (including, without limitation, suit, attachment prior to judgment, execution or other legal process).

11.
A final judgment rendered by a state or federal court sitting in New York would not automatically be enforceable in The Netherlands. However, a final judgment obtained in any such court (the "NY Judgment") that is not rendered by default and which is not subject to appeal or other means of contestation and is enforceable in New York with respect to the payment obligations of the Company under the Documents would generally be upheld and regarded by a Dutch court of competent jurisdiction as conclusive evidence when asked to render a judgment in accordance with the NY Judgment, without substantive re-examination or re-litigation of the subject matter thereof,  provided, however that the NY Judgment has been rendered by a court of competent jurisdiction, in accordance with the principles of due process, its content and enforcement do not conflict with Dutch public policy and has not been rendered in proceedings of a penal or revenue or other public nature.

12.
It is not necessary for the execution, performance or enforcement in The Netherlands of the Documents, that the Lenders be licensed, registered, qualified or otherwise entitled to carry on business in The Netherlands and no Lender is and will be deemed to be resident, domiciled or carrying on business in The Netherlands merely by reason of the execution, performance or enforcement of the Documents, the holding of the Club "A" Notes or the making or receipt of any payment under the Documents, including the Club "A" Notes.

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13.
There are no exchange control restrictions in The Netherlands, that would restrict the ability of a Lender to exercise its rights against the Company under the Documents or to remit the proceeds of enforcement thereof out of The Netherlands.

14.	A judgment rendered by a Dutch court against the Company with respect to its payment obligations under a Document would, if requested, be expressed in the currency in which this money is payable.

15.
No stamp (zegelrechten), registration duties or similar taxes or charges are payable under the laws of The Netherlands in connection with the execution, performance or enforcement of the Dutch Loan "A" Agreement or any of the other Documents, other than court fees in respect of proceedings in the Dutch courts.

16.
Payments of principal or interest by the Company under the Documents will not be subject to Dutch withholding tax, provided that any such payments do not qualify as and will not be construed as income from shares (opbrengst van aandelen) of the Company, income from profit rights (opbrengst van winstbewijzen) of the Company and income from loans to the Company entered into under such conditions that they in fact function as equity (opbrengst van leningen onder zodanige voorwaarden aangegaan dat deze feitelijk functioneren als eigen vermogen) of the Company, and we have no reason to believe at this time, and do not believe, that any such payments will be considered income from such shares, profit rights and loans.

17.
There are no actions, suits or proceedings pending against the Company before any court in The Netherlands and no steps have been, or are being, taken to compulsorily wind-up the Company and no resolution to voluntarily wind-up the Company has been adopted by its respective members.

18.
The appointment by the Company of CT Corporation Systems as its agent for the purpose described in Section 12.12 of the Dutch Loan "A" Agreement or any other similar provision in any of the Documents is valid, binding and effective. Service of process effected in the manner set forth in Section 12.12 of the Dutch Loan "A" Agreement or any other similar provision in any of the Documents, assuming its validity under the laws of the State of New York, will be effective, insofar as Dutch law is concerned, to confer valid personal jurisdiction over the Company.

The opinions expressed above are subject to the following qualifications:

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19.
Our opinions expressed herein are subject to and limited by applicable bankruptcy, suspension of payment, insolvency, reorganisation and other laws relating to or affecting the rights of creditors or secured creditors generally.

20.	Delivery of documents is not a concept of Dutch law.

21.	The enforcement in The Netherlands of the Documents is subject to the Dutch rules of civil procedure as applied by the Dutch courts.

22.	The availability in the Dutch courts of the remedies of injunction and specific performance is at the discretion of the courts.

23.	The Dutch courts may stay or refer proceedings if concurrent proceedings are being brought elsewhere.

24.
The Dutch courts may render judgments for a monetary amount in foreign currencies, but these foreign monetary amounts may be converted into Euros for enforcement purposes. Foreign currency amounts claimed in a Dutch (provisional) suspension of payment or bankruptcy proceeding will be converted into Euros at the rate prevailing at commencement of that proceeding.

25.
The choice of the law of the State of New York to govern the Documents would be upheld by the Dutch courts, although under the rules of Dutch private international law (and those of the Convention on the Law Applicable to Contractual Relations of 19 June 1980 (the "Rome Convention")), (i) effect may be given to the mandatory rules of the law of another country with which the situation has a close connection, if and insofar as, under the law of that other country, those mandatory rules must be applied regardless of the law applicable to the contract (Article 7 of the Rome Convention) or (ii) the application of a term or condition of the Documents or a rule of foreign law applicable thereto under the Rome Convention may be refused if that application is manifestly incompatible with Dutch public policy (Article 16 of the Rome Convention). With the express reservation that we are not qualified to assess the exact meaning and consequences of the respective terms and conditions of the Documents under the law of the State of New York, on the face of those Documents, we are not aware of any condition therein that is likely to give rise to situations (i)where the mandatory rules of Dutch law will be applied by the Dutch courts irrespective of the law otherwise applicable to those Documents or (ii) that appear to be prima facie manifestly incompatible with Dutch public policy.

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26.
The obligations of the Company under the Documents may be contested by it or by its receiver in bankruptcy on the basis of Section 2:7 of The Netherlands Civil Code, if both (a) the execution and performance of the Documents cannot serve the attainment of the objects as expressed in the articles of association of the Company (having regard to all relevant circumstances such as, whether the execution and performance of the Documents is in the Company's corporate interest (vennootschappelijk belang) and whether or not the subsistence of the Company could be jeopardised by the performance of its obligations under the Documents), and (b) the counterparties to the Documents knew or should reasonably have known (without any enquiry) of this fact. However, unless and until the Company has successfully invoked the nullity of the Documents on this basis, the Documents remain valid, binding and enforceable (unless they would be void on other grounds).

(i)           As regards (a):

In determining whether the entering into of the transactions contemplated by the Documents is in furtherance of the objects and purposes of a Netherlands company, it is important to consider (x) the text of the objects clause in the articles of association of such Netherlands company, (y) whether such transactions (including the granting of such guarantee or security) are in The Netherlands company's corporate interest (vennootschappelijk belang) and to its benefit, and (z) whether or not the subsistence of such Netherlands company is jeopardised by such transactions.

(ii)           The mere fact that a certain transaction (rechtshandeling) is explicitly mentioned in a Netherlands company's objects clause is not sufficient to determine with certainty whether or not the Documents will or will not be ultra vires. This is because, following a majority of the authoritative legal writers, the Supreme Court of The Netherlands has rendered judgments that a transaction should in any event be in the corporate interest of a Netherlands company in order to be intra vires. As it cannot reasonably be expected of counterparties to make an assessment of corporate interest in each transaction they enter into with a Dutch company, the test proposed in authoritative literature is that it should have been obvious to the counterparty that a certain transaction was contrary to a company's corporate interest in order for that transaction to be voided on the grounds of ultra vires. In case the Documents would ever be challenged by the Company on such grounds, the Lenders should be able to demonstrate that they had no indication that the Documents were not in the Company's corporate interest.

(iii)           For purposes of this opinion we have assumed that the Company's execution and performance of the Documents are in its corporate interest.

7

(iv)           As regards (b):

Because the criteria for determining whether requirement (a) is met are mostly factual, absolute certainty cannot be provided. Consequently, it is often advisable to achieve protection against ultra vires by obtaining and relying on confirmations as to (a) from a Dutch company. This type of comfort would typically consist of a statement or representation from the company's highest executive body, i.e. in this case the managing directors (bestuur). The purpose of such a statement or representation is to ensure that the second requirement for a successful ultra vires challenge is not met. In the event that a Netherlands company invokes (the defence of) ultra vires before a Netherlands court, and the counterparty to the relevant transaction can demonstrate that it relied on statements as to the scope of the company's objects clause or its corporate benefit made by that company's managing director(s) (such as those contained in the Board Resolutions) prior to entering into the relevant agreements, this will give rise to the presumption that such counterparty could reasonably have assumed that the transaction was within the company's objects. This presumption will avoid the defence being invoked successfully, provided that it cannot be established that the beneficiary had actual knowledge that could rebut such presumption.

(v)           In the present case the managing directors of the Company have all signed the Board Resolutions, which contain certain confirmations. Since according to such statements and representations the execution and performance of the Documents is and will be in its corporate interest and to its benefit (which statements we assume to be correct without any investigation on our part), and do not breach its articles of association and assuming that the Lenders will be entering into the Documents in bona fide reliance on the statements made in the Board Resolutions (i.e. had no indication whatsoever that the transactions contemplated thereby were not in the Company's corporate benefit), having given consideration to recent case law and literature, it may reasonably be expected that the execution of the Documents cannot be challenged successfully on the basis of Section 2:7 of The Netherlands Civil Code by the Company or its receiver in bankruptcy.

27.
Our opinions expressed herein are further subject to the effect of general principles of equity, including (without limitation) the concepts or materiality, reasonableness and fairness (redelijkheid en billijkheid as known under Netherlands law), imprévision, misrepresentation, good faith and fair dealing and subject to the concepts of error (dwaling) and fraud (bedrog).

28.
A power of attorney granted by a Dutch company will automatically, i.e. by operation of law, terminate upon the bankruptcy of the company or become ineffective, when this company has been granted a (provisional) suspension of payment. To the extent that the appointment of a process agent by the Company constitutes the granting of a power of attorney to that process agent, the service of process on that agent, after the Company has been declared bankrupt or it has been granted a (provisional) suspension of payments, would not be valid and effective, other than to the extent authorised by the public receiver (curator) or administrator (bewindvoerder), as the case may be.

8

been declared bankrupt or it has been granted a (provisional) suspension of payments, would not be valid and effective, other than to the extent authorised by the public receiver (curator) or administrator (bewindvoerder), as the case may be.

29.
We have assumed that the Extract fully and accurately reflects the corporate status and position of the Company. It is noted, however, that the Extract may not completely and accurately reflect this status and position insofar as there may be a delay between the taking of a corporate action (such as the issuance of shares, the appointment or removal of a director, a winding-up (ontbinding) or (provisional) suspension of payment resolution or the making of a court order, like a winding-up, (provisional) suspension of payment or bankruptcy order) and the filing of the necessary documentation at the Commercial Register and a further delay between that filing and an entry appearing on the file of the relevant party at the Commercial Register.

30.
In issuing this opinion we do not assume any obligation to notify or to inform you (or any other person entitled to rely on this opinion) of any development subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time.

31.
As to the opinions 7(iii) and 18 we have relied solely upon a management certificate from the Company; we have assumed that the statements made therein are accurate and correct in all respects and we have not investigated any of the matters addressed therein.

This opinion, which is strictly limited to the matters expressly stated herein is given subject to the conditions, including the limitation of liability, set out at the bottom of the front page of this opinion letter and on the basis that this opinion is governed by and to be construed in accordance with Dutch law and that any action, arising out of it, is to be determined by a competent court in Amsterdam which shall have exclusive jurisdiction in relation thereto.

This opinion is given solely for the benefit of the Administrative Agent, the Lenders identified on Schedule 1 hereto and their respective legal advisors in this particular matter and the context specified herein. It may not, without our prior written consent, be transmitted or otherwise disclosed to, or relied upon by, others, referred to in other matters or context whatsoever, or be quoted or made public in any way.

Yours faithfully,

9

SCHEDULE 1

HSBC Securities (USA) Inc., as Sole Structuring Agent

HSBC Securities (USA) Inc., Joint Lead Arranger and Joint Bookrunner

Banco Santander, S.A., Joint Lead Arranger and Joint Bookrunner

The Royal Bank of Scotland PLC, Joint Lead Arranger and Joint Bookrunner

ING Capital LLC, as Administrative Agent

Each of the following, as Lender:

(vi)           HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, acting through its Grand Cayman branch

(vii)          Banco Santander, S.A.

(viii)         The Royal Bank of Scotland, PLC

(ix)           ING Bank N.V., acting through its Curacao branch

(x)           Caja de Madrid - Miami Agency

             (xi)           Each Assignee that becomes a Lender pursuant to Section 12.06(b) of the Dutch Loan "A" Agreement and each of their respective successors or assigns.

(xii)           SCHEDULE 2

Documents

(a)	an execution copy of the Dutch Loan "A" Agreement; and

(b)	copies of the Club "A" Notes.

EXHIBIT H

SCHEDULE 3

Certificates

(a)
a copy of the Articles of Association (statuten) of the Company, dated 15 October 2003 which are the currently effective Articles of Association of the Company according to the extract referred to in clause b) below (the "Articles");

(b)
an official extract (uittreksel) dated the date hereof from the Commercial Register (Handelsregister) of the Chamber of Commerce in Amsterdam, relating to the registration of the Company under number 34133556 (the "Extract");

(c)
a copy of the resolutions of the Board of Managing Directors (Bestuur) of the Company incorporating the power of attorney, granted by the Company to Rodrigo Trevino Muguerza and/or Humberto Lozano Vargas and/or Hector Vela Dib and/or Francisco Javier Garcia Ruiz de Morales individually and severally , dated 2 June 2008 (the "Board Resolutions");

(d)	a copy of the manager's certificate of the Company dated 2 June 2008, certifying the matters set forth therein;

(e)	a copy of an officers' certificate of the Company dated 2 June 2008 certifying the matters set forth therein;

(f)	a copy of a managers certificate from the Company dated 2 June 2008 certifying the matters referred to in opinions 7(iii) and 18 hereof.

*****

EXHIBIT H

[FORM OF]
CONVERSION NOTICE

[ ],
as Administrative Agent for the Dutch “A” Loan
[ ],
[ ],
Attention: [ ],

[ ],
as Administrative Agent for the Maturity “A” Loan
[ ],
[ ],
Attention: [ ],

Reference is made to the Senior Unsecured Dutch Loan “A” Agreement, dated June [ ] 2008 by and among New Sunward Holding B.V. (the “Borrower”), CEMEX S.A.B. de C.V. as Guarantor, CEMEX México, S.A. de C.V. as Guarantor, HSBC Securities (USA) Inc., as sole structuring agent, each of HSBC Securities (USA) Inc., Banco Santander, S.A., and The Royal Bank of Scotland Plc, each as joint lead arranger and joint bookrunner, [                      ], as administrative agent, and the several lenders party thereto (the “Dutch “A” Loan Agreement”). Terms used but not defined herein shall have the meaning provided in the Dutch “A” Loan Agreement.  The undersigned hereby gives this Conversion Notice pursuant to, and in accordance with, Sections 2.01(i) and (j) of the Dutch “A” Loan Agreement, of its request to convert the Loans into Maturity Loans, on the following terms:

(A)	Principal amount of ______________________________________
Conversion

(B)	Requested Conversion Date __________________________
(which is a Business Day)

(C)	Initial Interest Period and the last date thereof _________________________

(D)	Interest Accrued and Unpaid _________________________

(E)	Deferred Amounts Accrued and Unpaid _________________________

The Borrower hereby represents and warrants that (i) each of the conditions set forth in Section 4.03 has been [or will be upon Conversion] satisfied or waived and (ii) the form of the Maturity Loan "A" Agreement attached as Exhibit A hereto satisfies the requirements of Section 4.03(f).  The Borrower hereby acknowledges that this Conversion Notice is irrevocable.

IN WITNESS WHEREOF, the undersigned has hereto set his name on this ______ day of ___________, 20  .

NEW SUNWARD HOLDING B.V.,
as Borrower

By:
Name:
Title: